 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1999

                                                REGISTRATION NO. 333-70115
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           AMERICAN EXPRESS COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

            NEW YORK                           6141                        13-4922250
  (STATE OR OTHER JURISDICTION
               OF                  (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            WORLD FINANCIAL CENTER
                               200 VESEY STREET
                           NEW YORK, NEW YORK 10285
                                (212) 640-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICER)

                                ---------------
                            LOUISE M. PARENT, ESQ.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           AMERICAN EXPRESS COMPANY
                            WORLD FINANCIAL CENTER
                               200 VESEY STREET
                           NEW YORK, NEW YORK 10285
                                (212) 640-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

             BRUCE N. HAWTHORNE, ESQ.                           RICHARD A. BOEHMER, ESQ.
                 KING & SPALDING                                 O'MELVENY & MYERS LLP
               191 PEACHTREE STREET                              400 SOUTH HOPE STREET
           ATLANTA, GEORGIA 30303-1763                     LOS ANGELES, CALIFORNIA 90071-2898
                  (404) 572-4600                                     (213) 430-6643

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         [LOGO OF ROCKFORD INDUSTRIES]


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

  The Board of Directors of Rockford Industries, Inc. has agreed to merge our company with a subsidiary of American Express Company. Before we can complete this merger, the agreement must be approved by Rockford's shareholders. We are sending you this Proxy Statement-Prospectus to ask you to vote in favor of the merger.

  Upon completion of the merger, Rockford shareholders will receive for each share of Rockford common stock they own just before the merger such fraction of a share of American Express Common Shares that could be purchased for $11.88 based on the average closing price of American Express stock for a specified period of time prior to the merger and American Express will own all the outstanding common stock of Rockford.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

  The date, time and place of the shareholder meeting is:

                               February 12, 1999
                             10:00 a.m. Local Time
                       1851 East First Street, Suite 600
                          Santa Ana, California 92705

  This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about Rockford and American Express from documents that have been filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

  AFTER CAREFUL CONSIDERATION, A SPECIAL COMMITTEE OF YOUR BOARD OF DIRECTORS AND YOUR BOARD OF DIRECTORS AS A WHOLE HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ROCKFORD AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN AND AGREEMENT OF MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PLAN AND AGREEMENT OF MERGER AT THE SPECIAL SHAREHOLDER MEETING.

                                          /s/ Gerry Ricco

                                          Gerry Ricco
                                          President and Chief Executive Officer


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement-Prospectus is dated January 7, 1999 and was first mailed to shareholders on or about January 11, 1999.

  WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR ROCKFORD OR AMERICAN EXPRESS THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN OUR DOCUMENTS OR THE DOCUMENTS OF AMERICAN EXPRESS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

  IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT-PROSPECTUS DOES NOT EXTEND TO YOU.

  THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

  INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS ABOUT ROCKFORD HAS BEEN SUPPLIED BY ROCKFORD, AND INFORMATION ABOUT AMERICAN EXPRESS HAS BEEN SUPPLIED BY AMERICAN EXPRESS.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

  Rockford and American Express make forward-looking statements in this document, and in the public documents to which we refer you. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include statements set forth under "The Merger--Reasons for the Merger; Recommendations of the Rockford Board of Directors" and "The Merger-- Fairness Opinion of Financial Advisor." Also, when we use any of the words "believes," "expects," "anticipates," "intends," "optimistic," "aim," "will" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of American Express after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include, in addition to those discussed elsewhere in this document, those discussed in the documents to which we referred you.

                           ROCKFORD INDUSTRIES, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1999

                               ----------------

  Rockford Industries, Inc. will hold a special meeting of shareholders at its executive offices, 1851 East First Street, Suite 600, in Santa Ana, California, at 10:00 a.m. local time on February 12, 1999, to vote on:

  . The Plan and Agreement of Merger, dated as of November 9, 1998, by and among Rockford Industries, Inc., American Express Company and RXP Acquisition Corporation (the subsidiary of American Express with which Rockford will actually merge), and the transactions contemplated by that agreement. These transactions include the merger of Rockford and a subsidiary of American Express.

  . Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

  Record holders of Rockford common stock at the close of business on January 4, 1999, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The principal terms of the Plan and Agreement of Merger require approval by the holders of a majority of the outstanding shares of Rockford Common Stock and 66 2/3% of the Rockford Series A Preferred Stock, voting as separate classes.


                                     /s/  Brian A. Seigel
                                          Executive Vice President and
                                           Secretary

January 7, 1999

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                    YOU PLAN TO ATTEND THE SPECIAL MEETING.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
                       THE PLAN AND AGREEMENT OF MERGER.

  To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.


                                                 TABLE OF CONTENTS    ---------


                                                           SUMMARY    ---------


                                          ROCKFORD SPECIAL MEETING    ---------


                                    INFORMATION ABOUT ROCKFORD AND    ---------
                                INFORMATION ABOUT AMERICAN EXPRESS


                                                        THE MERGER    ---------


                                              THE MERGER AGREEMENT    ---------


                                 THE SHAREHOLDERS OPTION AGREEMENT    ---------


           COMPARISON OF THE RIGHTS OF HOLDERS OF AMERICAN EXPRESS    ---------
                           COMMON SHARES AND ROCKFORD COMMON STOCK


                               WHERE YOU CAN FIND MORE INFORMATION    ---------


                                                        APPENDICES    ---------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Merger .............................................................   4
  What You Will Receive ..................................................   4
  Treatment of Outstanding Options .......................................   4
  The Special Meeting ....................................................   4
  Opinion of Financial Advisor ...........................................   5
  Our Reasons for the Merger; Recommendations to Shareholders ............   5
  Interests of Persons Involved in the Merger That are Different from
   Yours .................................................................   6
  Shareholders Option Agreement ..........................................   7
  Conditions to Completion of Merger .....................................   7
  Termination Fees .......................................................   8
  Termination of Merger Agreement ........................................   8
  Exchange of Certificates ...............................................   8
  Material Federal Income Tax Consequences ...............................   9
  Accounting Treatment ...................................................   9
  Dissenter's Rights......................................................   9
  Regulatory Approvals ...................................................   9
  Comparison of Rights of Rockford Shareholders and American Express
   Shareholders ..........................................................   9
  Market Price Data.......................................................  10
  Comparative Historical and Pro Forma Per Share Data.....................  11
  American Express Selected Consolidated Financial Data...................  12
  Rockford Selected Consolidated Financial Data...........................  14
ROCKFORD SPECIAL MEETING..................................................  16
  General.................................................................  16
  Matters to be Considered................................................  16
  Proxies.................................................................  16
  Solicitation of Proxies.................................................  16
  Record Date and Voting Rights...........................................  17
  Recommendation of the Rockford Board....................................  18
INFORMATION ABOUT ROCKFORD................................................  18
  General.................................................................  18
  Management and Additional Information...................................  19
  Security Ownership of Certain Beneficial Owners and Management..........  19
INFORMATION ABOUT AMERICAN EXPRESS........................................  20
  General.................................................................  20
  Management and Additional Information...................................  21
THE MERGER................................................................  22
  Form of the Merger......................................................  22
  Merger Consideration....................................................  22
  Effective Time..........................................................  22
  Procedures for Exchange of Rockford Common Stock Certificates...........  23
  Background of the Merger................................................  23
  Reasons for the Merger; Recommendation of the Rockford Board of
   Directors..............................................................  26
  Fairness Opinion of Financial Advisor...................................  27
  Interests of Certain Persons in the Merger; Conflicts of Interest.......  31
  Material Federal Income Tax Consequences................................  32
  Accounting Treatment....................................................  33

                                                                           PAGE
                                                                           ----
  Resale of American Express Common Shares................................  33
  Governmental and Regulatory Approval....................................  33
  Dissenters' Rights of Appraisal.........................................  34
THE MERGER AGREEMENT......................................................  37
  General.................................................................  37
  Conversion of Shares....................................................  37
  Stock Options and Warrants..............................................  37
  Certain Representations and Warranties..................................  38
  Certain Covenants and Agreements........................................  39
  Conditions Precedent to the Merger......................................  41
  Termination; Fees and Expenses..........................................  42
  Amendment and Waiver....................................................  43
THE SHAREHOLDERS OPTION AGREEMENT.........................................  44
  Option to Purchase the Shares of Rockford Common Stock Owned by the
   Identified Shareholders; Proxy and Agreement to Vote...................  44
  Certain Covenants of the Identified Shareholders........................  45
  Irrevocable Proxy and Release; Agreement to Vote Shares.................  45
  Termination.............................................................  45
COMPARISON OF THE RIGHTS OF HOLDERS OF AMERICAN EXPRESS COMMON SHARES AND
 HOLDERS OF ROCKFORD COMMON STOCK.........................................  46
  Dividends...............................................................  46
  Special Meetings of Shareholders; Quorum; Shareholder Action by Written
   Consent................................................................  46
  Certain Voting Rights...................................................  47
  Size and Classification of the Board of Directors.......................  48
  Election of Directors...................................................  48
  Removal of Directors; Filling Vacancies on the Board of Directors.......  49
  Amendment of Charter and Bylaws.........................................  49
  Dissenters'/Appraisal Rights............................................  50
  Certain Business Combinations and Reorganizations.......................  50
  Limitation on Directors' Liability......................................  51
  Indemnification of Officers and Directors; Insurance....................  52
WHERE YOU CAN FIND MORE INFORMATION.......................................  54
  Rockford Included Documents.............................................  54
  Rockford and American Express Incorporated Documents....................  54
DESCRIPTION OF AMERICAN EXPRESS' CAPITAL STOCK............................  56
LEGAL OPINION.............................................................  56
EXPERTS...................................................................  56
SHAREHOLDER PROPOSALS.....................................................  57
OTHER MATTERS.............................................................  57

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: We believe that the acquisition of Rockford by American Express will provide benefits to Rockford's shareholders, employees and customers. Our shareholders will receive shares in what we believe is a premier financial services company. We expect that our employees and sales associates will have the opportunity to grow with a recognized brand name and our customers will be offered a broader range of products and services to meet their needs.

Q: WHAT WILL ROCKFORD SHAREHOLDERS RECEIVE FOR THEIR ROCKFORD SHARES?

A: For each share of Rockford common stock owned just before the merger, a Rockford shareholder who has not exercised his/her dissenter's rights will be entitled to receive such fraction of a share of American Express Common Shares that could be purchased for $11.88 based on the average closing price per share for a specific period prior to the closing. Accordingly, the number of American Express Common Shares that you will receive will change based upon increases or decreases in the market price of American Express Common Shares between now and the date that the merger is completed. Fluctuations in the market price of Rockford common stock will not effect the number of American Express Common Shares that you will receive. Furthermore, you should expect to receive cash instead of fractional shares.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the February 12, 1999 Rockford special shareholder meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the Rockford special shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the Rockford special meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Rockford shareholders will receive written instructions for exchanging their stock certificate(s) representing shares of Rockford common stock for stock certificate(s) representing American Express Common Shares.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A: The exchange of shares of Rockford common stock for American Express Common
   Shares in connection with the merger is intended to be tax-free to Rockford shareholders for federal income tax purposes. You will, however, recognize gain or loss with respect to any cash received for any fractional share of American Express Common Shares. Your tax basis in the American Express Common Shares that you will receive in connection with the merger will equal your current tax basis in your Rockford common stock, decreased by the amount allocable to any fractional share of American Express Common Shares. The merger will not have any effect on American Express shareholders for federal income tax purposes.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the first quarter of 1999. We are working toward completing the merger as quickly as possible.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both Rockford and American Express file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of the New York Stock Exchange Inc. and the National Association of Securities Dealers, Inc. For a more detailed description of the information available, please see page 54.

                                    SUMMARY

  This Summary highlights selected information from this Proxy Statement-Prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. For more information about the two companies, see "Where You Can Find More Information" (Page 54). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary.

THE COMPANIES

ROCKFORD INDUSTRIES, INC. (PAGE 18)
1851 East First Street, Suite 600
Santa Ana, California 92705
(714) 547-7166

  Rockford is a specialty finance company that originates or acquires, sells and services equipment leases. The underlying leases financed by Rockford relate to a wide range of equipment, including medical, dental and diagnostic equipment, computers and peripherals, computer software, telecommunications, office and other equipment. The equipment generally has a purchase price of less than $250,000. Such leases are commonly referred to as "small ticket leases." Rockford initially funds the origination of its leases through its line of credit facilities or from working capital and, upon achieving a sufficient portfolio size, sells those leases principally through its securitization programs and non-recourse sales. Rockford focuses on maximizing the spread between the yield on its leases and its cost of funds by obtaining favorable terms on its line of credit facilities and securitizations.

AMERICAN EXPRESS COMPANY (PAGE 20)
World Financial Center
200 Vesey Street
New York, New York 10285
(212) 640-2000

  Through its subsidiaries, American Express is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world. Travel related services are offered principally through American Express Travel Related Services Company, Inc. and its subsidiaries and include a variety of products and services, including the American Express(R) Card, the Optima(R) Card and other consumer and corporate lending products, the American Express(R) Travelers Cheque and other stored value products, business expense management products and services, tax preparation and bookkeeping services, corporate and consumer travel products and services, magazine publishing, and management and merchant transaction processing, point of sale and back office products and services. U.S. consumer lending operations are conducted by American Express Centurion Bank, whose deposits are insured by the Federal Deposit Insurance Corporation. American Express Financial Corporation and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. Products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, personal auto and homeowner's insurance and retail securities brokerage services. American Express Bank Ltd., together with its subsidiaries, offers products that meet the financial service needs of four client groups: corporations, financial institutions, affluent individuals and retail customers. Primary business lines are corporate banking and finance, correspondent banking, private banking, personal financial services and global trading. American Express Bank Ltd. does not do business in the United States except as an incident to its activities outside the United States.

RXP ACQUISITION CORPORATION
World Financial Center
200 Vesey Street
New York, New York 10285
(212) 640-2000

  RXP Acquisition Corporation is a corporation formed by American Express on October 28, 1998 solely for use in the merger.

THE MERGER (PAGE 22)

  The Plan and Agreement of Merger is attached as Appendix A to this Proxy Statement-Prospectus. We encourage you to read the Plan and Agreement of Merger as it is the legal document that governs the merger.

  If holders of the required percentages of Rockford common stock and Rockford Series A Preferred Stock, voting as separate classes, approve and adopt the Plan and Agreement of Merger and all other conditions to the merger are satisfied or waived, where permissible, RXP Acquisition Corporation will be merged with and into Rockford. Rockford will be the surviving corporation and will become a wholly owned subsidiary of American Express. American Express and Rockford anticipate that the merger will occur as promptly as practicable after the Rockford special shareholder meeting.

WHAT YOU WILL RECEIVE (PAGE 22)

  If the Plan and Agreement of Merger is approved and adopted and the merger occurs, you will receive, for each share of Rockford common stock you own immediately prior to the merger, $11.88 worth of American Express Common Shares. You will also be entitled to receive cash instead of fractional shares of American Express Common Shares. The number of American Express Common Shares you will be entitled to receive will be determined by dividing $11.88 by the average of the closing price per share of American Express Common Shares on the New York Stock Exchange during the 10 consecutive trading days ending on the trading day which is three full trading days prior to the date on which the merger occurs. The closing price of American Express Common Shares at the time of completion of the merger may be higher or lower than the "average of the closing price per share" and, as a result the number of American Express Common Shares you will be entitled to receive when the Merger is actually consummated may be lower or higher than the number of American Express Common Shares that could be purchased for $11.88 on such date.

TREATMENT OF OUTSTANDING OPTIONS (PAGE 37)

  When we complete the merger, each outstanding option to purchase Rockford common stock will be exercisable for American Express Common Shares pursuant to the vesting schedule applicable to the option prior to the merger except that
(i) the exercise date of options held by certain officers will accelerate, and
(ii) the number of shares subject to each option and the option exercise price will be adjusted to reflect the applicable terms of the merger. Such options will continue to be subject to the same terms and conditions as set forth in the Rockford Stock Option Plans and other applicable agreements in effect immediately prior to the merger.

THE SPECIAL MEETING (PAGE 16)

  At the special shareholder meeting, the holders of Rockford common stock and Series A Preferred Stock, voting as separate classes, will be asked to approve and adopt the principal terms of the Plan and Agreement of Merger. You may vote at the special shareholder meeting if you were the record owner of Rockford common stock or Series A Preferred Stock at the close of business on January 4, 1999. You will have one vote for each share of common stock and one vote for each share of Series A Preferred Stock you own. At that date, there were 4,108,875 shares of common stock and 70,000 shares of Series A Preferred Stock outstanding. The vote of a majority of the outstanding shares of common stock and 66 2/3% of the outstanding shares of Series A Preferred Stock entitled to vote is required to approve and adopt the Plan and Agreement of Merger. On the record date, directors and executive officers of Rockford owned and had the right to vote 2,204,000 shares of Rockford common stock (approximately 54% of the shares of Rockford common stock then outstanding). We expect that they will vote all of their shares in favor of the matters to be voted on at the Rockford special meeting. Furthermore, Gerry Ricco--Rockford's President, Chief Executive Officer and a member of the Board of Directors, Larry Hartmann-- Rockford's Executive Vice President--Sales and a member of the Board of Directors and Brian Seigel--Rockford's Executive Vice President--Marketing, Secretary and a member of the Board of Directors have entered into an agreement with American Express, pursuant to which each has granted to American Express an option to purchase all shares of Rockford common stock owned of record by him upon the occurrence of certain events, granted to American Express an irrevocable proxy with respect to the shares of Rockford common stock owned of record by him and, in the event American Express does not exercise its rights with respect to the irrevocable proxy or option, each of Messrs. Ricco, Hartmann and Seigel has agreed to vote the shares of Rockford common stock owned by him in favor of the merger and as otherwise directed by American Express. The agreement with American Express covers 2,204,000 shares of Rockford common stock (or approximately 54% of the shares outstanding as of the record date) owned by Messrs. Ricco, Hartmann and Seigel in the aggregate. Also, the holder of 100% of Rockford's Series A Preferred Stock has entered into an agreement with Rockford and American Express which provides that it will vote its shares in favor of the merger.

OPINION OF FINANCIAL ADVISOR (PAGE 27)

  In deciding to approve the merger, your Board of Directors considered the opinion of its financial advisor, Piper Jaffray Inc., that, as of the date of the opinion, the consideration proposed to be received by the common shareholders of Rockford in the merger was fair, from a financial point of view, to the common shareholders of Rockford. We have attached as Appendix B the written opinion of Piper Jaffray dated November 9, 1998. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Piper Jaffray in providing its opinion.

OUR REASONS FOR THE MERGER; RECOMMENDATIONS TO SHAREHOLDERS (PAGE 26)

  A Special Committee of the Rockford Board and the Rockford Board as a whole unanimously approved and adopted the Plan and Agreement of Merger and the merger, believe that the merger is in the best interests of Rockford and its shareholders and unanimously recommend that you vote to approve and adopt the principal terms of the Plan and Agreement of Merger at the Rockford special shareholders meeting.

  In reaching its decision, the Special Committee and the Rockford Board considered a number of factors, including the following:

    (1) the fact that the Plan and Agreement of Merger resulted from a process that the Rockford Board believes was conducted in such a manner as to result in the most attractive alternative available to the shareholders of Rockford (see "The Merger-- Background of the Merger");

    (2) the information presented by Piper Jaffray at the November 6, 1998 meeting of the Rockford Board and the opinion of Piper Jaffray;

    (3) the Rockford Board's belief that the analyses of Piper Jaffray supported the Rockford Board's conclusion that the merger consideration is fair from a financial point of view to, and is in the best interests of, Rockford shareholders;

    (4) the terms and structure of the merger and the terms and conditions of the Plan and Agreement of Merger;

    (5) information concerning the business, assets, capital structure, financial performance and condition and prospects of Rockford and American Express;

    (6) current and historical market prices and trading information with respect to each company's common stock;

    (7) the fact that the American Express Common Shares to be exchanged for Rockford common stock represent ownership interests in a significantly larger company with a significantly broader, more active trading market;

    (8) the fact that, under the Plan and Agreement of Merger, the merger is expected to be treated as a tax-free reorganization under the Internal Revenue Code;

    (9) the history of Rockford's contacts with other prospective acquirors;

    (10) the Board's belief in the financial strength of American Express and the strength of American Express' management;

    (11) the fact that, under the Plan and Agreement of Merger, the Rockford Board is permitted, under certain circumstances and subject to certain notices and other requirements specified in the Plan and Agreement of Merger, to provide information to or enter into discussions or negotiations with any person or entity that makes an unsolicited, materially superior acquisition proposal, as defined in the Plan and Agreement of Merger (see "The Merger Agreement--Certain Covenants--No Solicitation");

    (12) the strength of American Express' Common Shares and its historical price stability when compared with broad market indices, in contrast to the greater volatility and risk to holders of Rockford's common stock; and

    (13) the anticipated benefits, such as access to a broader range of products and services, to Rockford's employees and customers of the association of Rockford's business with American Express.

INTERESTS OF PERSONS INVOLVED IN THE MERGER
THAT ARE DIFFERENT FROM YOURS (PAGE 31)

  In considering the recommendation of the Rockford Board regarding the merger, you should be aware of the interests which certain executive officers and directors of Rockford have in the merger that are different from your and their interests as shareholders.

  Gerry Ricco--Rockford's President, Chief Executive Officer and a member of the Board of Directors and Larry Hartmann--Rockford's Executive Vice President--Sales and a member of the Board of Directors have entered into amendments to their existing employment agreements with Rockford. These amendments will be effective only if the merger occurs and provide for salary and bonus arrangements that will apply after the merger. In addition, each of Messrs. Ricco and Hartmann will receive a bonus of $60,000 within 30 days after the merger is completed and a bonus of $63,000 if they are employed by Rockford 90 days after the merger is completed.

  Brian Seigel--Rockford's Executive Vice President--Marketing, Secretary and a member of the Board of Directors has entered into an agreement with Rockford that provides that, upon consummation of the merger, Mr. Seigel's employment agreement with Rockford will be terminated and Mr. Seigel will receive a payment of $541,429, less applicable taxes, as payment in full and complete settlement of any claims Mr. Seigel may have under his employment agreement or any other claims he may have against Rockford.

  We have agreed to pay certain employees bonuses if they remain employed by us until the merger is completed. The total amount of that bonus pool is $237,000, excluding the bonuses payable to Messrs. Ricco and Hartmann described above. Bonuses totaling $130,000 of the bonus pool have been allocated to executive officers of Rockford.

  Under the terms of existing option agreements, if the merger is completed, stock options to purchase an aggregate of 228,425 shares of Rockford common stock will become exercisable, including stock options to purchase 189,000 shares of Rockford common stock held by executive officers of Rockford.

  American Express has agreed to continue in effect the indemnification provisions, or indemnification provisions substantially similar to those, currently in effect for Rockford's directors and officers and to maintain directors' and officers' liability insurance covering Rockford's directors and officers for a period of six years.

  Messrs. Ricco, Hartmann and Seigel have also entered into a Shareholders Option Agreement with American Express that is described under the caption "The Shareholders Option Agreement." In addition, American Express has agreed to indemnify Messrs. Ricco, Hartmann and Seigel in certain events following an exercise by American Express of the option granted pursuant to the Shareholders Option Agreement.

SHAREHOLDERS OPTION AGREEMENT (PAGE 44)

  As an inducement to American Express to enter into the Plan and Agreement of Merger, Gerry Ricco, Larry Hartmann and Brian Seigel entered into a Shareholders Option Agreement with American Express pursuant to which Messrs. Ricco, Hartmann and Seigel have (1) granted to American Express an option to purchase the shares of Rockford common stock owned by them of record upon the occurrence of certain events, (2) granted to American Express an irrevocable proxy with respect to all of the shares of Rockford common stock owned by them of record, and (3) agreed, in the event American Express does not exercise its rights with respect to the option or irrevocable proxy, to vote their shares of Rockford common stock in favor of the merger and otherwise as directed by American Express.

  The Shareholders Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Shareholders Option Agreement may have the effect of discouraging persons who might now or at any time prior to the Effective Time be interested in acquiring all of or a significant interest in Rockford from considering or proposing such an acquisition even if such persons were prepared to offer to pay consideration to the Rockford Shareholders which had a higher value than the American Express Common Shares to be received in the Merger.

  If American Express elects to purchase the stock of Messrs. Ricco, Hartmann and Seigel and subsequently sells the stock to a third party within one year after such purchase, American Express has agreed to pay Messrs. Ricco, Hartmann and Seigel one-half of the excess of the sale price over $13.38.

  As of the record date, Messrs. Ricco, Hartmann and Seigel owned and had the right to vote a total of 2,204,000 shares of Rockford common stock, approximately 54% of the total shares outstanding on the record date.

CONDITIONS TO COMPLETION OF MERGER (PAGE 41)

  The completion of the merger depends on the satisfaction of a number of conditions, including, without limitation, the following:

    1. Rockford shareholders must approve the principal terms of the merger agreement;

    2. we must receive all required regulatory consents and approvals and any waiting periods required by law must have passed;

    3. there must be no governmental order blocking completion of the merger, no proceedings by a government body trying to block the merger and no significant litigation with respect to the merger;

    4. the New York Stock Exchange must approve for listing the shares that American Express will issue in the merger;

    5. Rockford must have at least $21 million in cash or cash equivalents including cash and cash equivalents designated as restricted cash on its balance sheet;

    6. Rockford must have retained all cash proceeds obtained in connection with the exercise of common stock options;

    7. from the date of the merger agreement to the time the merger occurs, Rockford must not have suffered any Material Adverse Change (as defined in the Plan and Agreement of Merger);

    8. the representations and warranties made by Rockford at the signing of the Plan and Agreement of Merger must be true and correct in all material respects and, in certain cases, in all respects at the closing date;

    9. we must receive a legal opinion confirming the tax-free nature of the merger; and

    10. confirmation of certain other legal and factual matters.

  Unless prohibited by law, either American Express or Rockford could elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

TERMINATION FEES (PAGE 42)

  Rockford has agreed to pay American Express a $2 million fee if:

    1. the Rockford Board causes Rockford to enter into an agreement for an acquisition proposal with a third party;

    2. Rockford terminates the Plan and Agreement of Merger because the Rockford Board has withdrawn or materially modified in a manner adverse to American Express the Rockford Board's recommendation of the merger or has approved or recommended another acquisition proposal;

    3. the Plan and Agreement of Merger is terminated by American Express due to the withdrawal or modification by the Rockford Board of its recommendation of the merger or due to the approval or recommendation of an acquisition proposal of a third party by the Rockford Board; or

    4. either Rockford or American Express terminates the Plan and Agreement of Merger due to the failure to receive the required vote from the Rockford shareholders if, at the time of the shareholders' vote, an acquisition proposal of a third party had been announced.

  In addition, if Rockford enters into an agreement or consummates an Acquisition Proposal with another person within one year of having made the above payment, Rockford has agreed to pay American Express an additional fee equal to 25% of the difference between the aggregate value of the third party transaction to the Rockford shareholders and the aggregate value of the merger to the Rockford shareholders.

TERMINATION OF MERGER AGREEMENT (PAGE 42)

  The two companies can agree at any time to terminate the Plan and Agreement of Merger before completing the merger, even if the Rockford shareholders have already voted to approve it.

  Either company can also terminate the merger agreement, among other reasons:

    1. if we do not complete the merger by June 30, 1999, unless extended according to the terms of the Plan and Agreement of Merger;

    2. if any government body issues an injunction or order enjoining the performance by the other party of its obligations under the Plan and Agreement of Merger that is not withdrawn by June 30, 1999 (subject to any applicable extension according to the terms of the Plan and Agreement of Merger);

    3. if the Rockford shareholders do not approve the Plan and Agreement of Merger;

    4. if the Rockford Board of Directors withdraws or modifies its approval of the merger or approves or recommends another acquisition proposal;

    5. if the other company violates, in a material way, any of its representations, warranties or obligations under the Plan and Agreement of Merger; or

    6. if events occur which render impossible the satisfaction of one or more of the conditions to closing by the other party.

  In addition, American Express can terminate the Plan and Agreement of Merger if holders of 5% or more of the outstanding shares of Rockford common stock have exercised their dissenters rights.

EXCHANGE OF CERTIFICATES (PAGE 23)

  When the merger occurs, American Express will deposit with an unrelated third party, for the benefit of holders of shares of Rockford common stock, certificates representing the American Express Common Shares which holders of shares of Rockford common stock are entitled to receive as a result of consummation of the merger. As soon as practicable after the merger, American Express will instruct the third party to mail to holders of Rockford common stock so entitled (a) a letter of transmittal and (b) instructions specifying how to exchange shares of Rockford common stock for American Express Common Shares. Upon properly returning their shares of Rockford common stock, the signed letter of transmittal and other reasonably required documents, former holders of Rockford common stock will be entitled to receive American Express Common Shares and cash instead of fractional shares. SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES WITH THEIR PROXY CARD.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 32)

  The merger is intended to be tax-free to Rockford shareholders, except with respect to cash received instead of fractional shares of American Express Common Shares. The merger is conditioned upon the receipt of a legal opinion to that effect.

  Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to understand fully the tax consequences of the merger to you.

ACCOUNTING TREATMENT (PAGE 33)

  The merger will be accounted for by American Express under the "purchase" method of accounting. Once the merger occurs, the assets and liabilities and results of operations of Rockford will be consolidated into the assets and liabilities and results of operations of American Express.

DISSENTER'S RIGHTS (PAGE 34)

  California law permits holders of Rockford common stock and preferred stock to dissent from the merger and to have the fair value of their stock appraised and paid to them in cash. To do this, the holders of theses shares must follow certain procedures, including filing notices with us and, if they are entitled to vote, voting against the merger. If you hold shares of Rockford common stock and you dissent from the merger and follow the required formalities, your shares will not become shares of American Express Common Shares. Instead, your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE 33)

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Rockford and American Express from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended.

COMPARISON OF RIGHTS OF ROCKFORD SHAREHOLDERS AND AMERICAN EXPRESS SHAREHOLDERS (PAGE 46)

  The rights of Rockford shareholders are governed by California law and Rockford's Restated Articles of Incorporation and Amended and Restated Bylaws whereas the rights of American Express' shareholders are governed by New York law and American Express' Restated Certificate of Incorporation and Bylaws. Upon the completion of the merger, Rockford shareholders will become shareholders of American Express, and therefore their rights will be governed by New York law and by American Express' Restated Certificate of Incorporation and Bylaws. As a result of these different governing laws and organizational documents, Rockford shareholders will have different rights as holders of American Express Common Shares than they currently have as holders of Rockford common stock or Rockford Series A Preferred Stock.

                               MARKET PRICE DATA

  Shares of Rockford common stock are traded on the Nasdaq National Market under the symbol "ROCF." American Express Common Shares are traded on the New York Stock Exchange under the symbol "AXP." The table below sets forth, for the fiscal quarters indicated, the high and low closing prices of shares of Rockford common stock and American Express Common Shares as reported by the Nasdaq National Market and the New York Stock Exchange, respectively.

                                                                     AMERICAN
                                                      ROCKFORD       EXPRESS
                                                    ------------- --------------
                                                     HIGH   LOW    HIGH    LOW
                                                    ------ ------ ------- ------
   1996
   First Quarter................................... $16.25 $ 8.75 $ 49.50 $38.75
   Second Quarter..................................  19.88  16.00   50.63  43.38
   Third Quarter...................................  19.50  13.63   46.25  40.88
   Fourth Quarter..................................  22.38  10.50   59.63  45.75
   1997
   First Quarter...................................  12.50   7.00   69.75  54.50
   Second Quarter..................................   9.63   6.13   78.63  58.13
   Third Quarter...................................  11.75   7.75   84.38  75.50
   Fourth Quarter..................................  11.50   7.50   89.56  74.75
   1998
   First Quarter...................................   9.25   6.94   97.38  79.06
   Second Quarter..................................  10.75   7.13  113.75  92.38
   Third Quarter...................................  12.63   7.50  117.88  69.50
   Fourth Quarter..................................  11.81   5.00  108.94  69.50

  On November 9, 1998, the last full trading day prior to the public announcement of the proposed merger, the reported closing price of Rockford common stock on the Nasdaq National Market was $10 7/8 per share, and the reported closing price of American Express Common Shares on the New York Stock Exchange was $94 7/8 per share.

  On January 6, 1999, the most recent practicable date prior to the printing of this Proxy Statement-Prospectus, the reported closing price of Rockford common stock on the Nasdaq National Market was $11 1/8 per share, and the reported closing price of American Express Common Shares on the New York Stock Exchange was $103 5/8 per share.

  Because the market price of American Express Common Shares is subject to fluctuation, the market value of the shares of American Express Common Shares that holders of Rockford common stock will be entitled to receive in the merger may increase or decrease following consummation of the merger. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR AMERICAN EXPRESS COMMON SHARES.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

  The table below sets forth historical earnings per share, cash dividends paid per share and book value per share data of American Express and Rockford for the nine months ended September 30, 1998 and the year ended December 31, 1997, and unaudited pro forma combined per share data of American Express and unaudited pro forma equivalent per share data of Rockford for the nine months ended September 30, 1998 and for the year ended December 31, 1997. The data should be read in conjunction with the historical financial statements and notes thereto incorporated by reference in this Proxy Statement-Prospectus and the selected historical financial data elsewhere in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

                              AMERICAN EXPRESS               ROCKFORD
                         -------------------------- --------------------------
                          NINE MONTHS                NINE MONTHS
                             ENDED      YEAR ENDED      ENDED      YEAR ENDED
                         SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, DECEMBER 31,
                             1998          1997         1998          1997
                         ------------- ------------ ------------- ------------
HISTORICAL:
Earnings per share
 (diluted)..............    $ 3.47        $ 4.15        $ .38        $ .48
Cash dividends paid per
 share..................    $  .675       $  .90          --           --
Book value per share....    $19.28(1)     $19.29(1)     $5.33        $4.95

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
PRO FORMA COMBINED:
Earnings per share...................................    $ 3.46        $ 4.15
Cash dividends paid per share........................    $  .675       $  .90
Book value per share.................................    $19.38        $19.38
ROCKFORD PRO FORMA EQUIVALENTS(2):
Earnings per share ..................................    $  .04        $  .06
Cash dividends per share.............................    $    0        $    0
Book value per share.................................    $  .62        $  .57

--------
(1) Excludes the effect of SFAS No. 115.

(2) We have assumed Rockford shareholders will receive .1159 shares of American Express Common Shares for each share of Rockford common stock. This assumed conversion rate is based on the average closing price per share of American Express Common Shares on the New York Stock Exchange during the
    10 consecutive trading days ending November 30, 1998.

             AMERICAN EXPRESS SELECTED CONSOLIDATED FINANCIAL DATA

  We base the selected consolidated financial data in the following table on the historical financial information that American Express has presented in its prior filings with the Securities and Exchange Commission. You should read the selected consolidated financial data which follows in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompanying notes of American Express in the documents which are incorporated by reference in this Proxy Statement-Prospectus. The condensed consolidated financial statements of American Express as of September 30, 1998 and 1997 and for the periods then ended are unaudited; however, in American Express' opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "Where You Can Find More Information."

                          NINE MONTHS ENDED
                            SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------  -----------------------------------------------
                            1998      1997      1997      1996      1995     1994      1993
                          --------  --------  --------  --------  --------  -------   -------
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net revenues............  $ 14,069  $ 13,086  $ 17,760  $ 16,380  $ 15,921  $14,342   $13,301
Percent increase
 (decrease).............         8%        8%        8%        3%       11%       8%       (7)%
Expenses................    11,857    11,026    15,010    13,716    13,738   12,451    10,975
Income from continuing
 operations before
 accounting changes:
  As reported...........     1,611     1,498     1,991     1,901     1,564    1,380     1,605
  Adjusted*.............     1,611     1,498     1,991     1,739     1,564    1,380     1,172
Net income..............     1,611     1,498     1,991     1,901     1,564    1,413     1,478
Return on average
 shareholder's
 equity**...............      23.9%     23.3%     23.5%     22.8%     22.0%    20.3%     20.9%
BALANCE SHEET:
Cash and cash
 equivalents............  $  6,594  $  4,614  $  4,179  $  2,677  $  3,200  $ 3,433   $ 3,312
Accounts receivable and
 accrued interest, net..    20,841    20,503    21,774    20,491    19,914   17,147    16,142
Investments.............    40,365    39,182    39,648    38,339    42,561   40,108    39,308
Loans, net..............    19,966    19,294    20,109    18,518    16,091   14,722    14,796
Total assets............   120,914   117,642   120,003   108,512   107,405   97,006    94,132
Customer's deposits.....    10,032     9,724     9,444     9,555     9,889   10,013    11,131
Travelers Cheques
 outstanding............     6,160     6,134     5,634     5,838     5,697    5,271     4,800
Insurance and annuity
 reserves...............    25,499    26,210    26,165    25,674    25,157   24,849    23,406
Short-term debt.........    21,047    18,511    20,570    18,402    17,654   14,810    12,489
Long-term debt..........     7,324     8,080     7,873     6,552     7,570    7,162     8,561
Shareholders' equity....     9,403     9,118     9,574     8,528     8,220    6,433     8,734
COMMON SHARE STATISTICS:
Earnings per share from
 continuing operations:
  Basic.................  $   3.53  $   3.22  $   4.29  $   4.02  $   3.19  $  2.74   $  3.25
  Basic adjusted*.......  $   3.53  $   3.22  $   4.29  $   3.67  $   3.19  $  2.74   $  2.35
  Diluted...............  $   3.47  $   3.12  $   4.15  $   3.89  $   3.10  $  2.69   $  3.18
  Diluted adjusted*.....  $   3.47  $   3.12  $   4.15  $   3.56  $   3.10  $  2.69   $  2.32
Percent increase
 (decrease):
  Basic.................        10%       17%        7%       26%       16%     (16%)     246%
  Basic adjusted*.......        10%       17%       17%       15%       16%      17%       68%
  Diluted...............        11%       17%        7%       25%       15%     (15%)     238%
  Diluted adjusted*.....        11%       17%       17%       15%       15%      16%       66%

                                NINE MONTHS
                                   ENDED
                               SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                               -------------- ----------------------------------
                                1998    1997   1997   1996   1995   1994   1993
                               ------- ------ ------ ------ ------ ------ ------
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Earnings per share:
  Basic......................  $  3.53 $ 3.22 $ 4.29 $ 4.02 $ 3.19 $ 2.81 $ 2.99
  Diluted....................  $  3.47 $ 3.12 $ 4.15 $ 3.89 $ 3.10 $ 2.75 $ 2.93
Cash dividends declared per
 share:
  Actual.....................  $  .675 $ .675 $  .90 $  .90 $  .90 $ .925 $ 1.00
  Pro forma..................  $  .675 $ .675 $  .90 $  .90 $  .90 $  .90 $  .90
Book value per share:
  Actual.....................  $ 20.79 $19.57 $20.53 $18.04 $16.60 $12.57 $16.81
  Pro forma**................  $ 19.28 $18.41 $19.29 $17.22 $14.79 $13.35 $11.81
Market price per share:
  High.......................  $118.63 $85.25 $91.50 $60.38 $45.13 $32.00 $32.32
  Low........................  $ 68.00 $53.63 $53.63 $38.63 $29.00 $23.17 $19.75
  Close......................  $ 77.63 $81.88 $89.25 $56.50 $41.38 $29.50 $27.25
Average common shares
 outstanding for earnings per
 share:
  Basic......................      456    465    464    472    485    492    481
  Diluted....................      465    480    479    488    499    512    501
Shares outstanding at year
 end.........................      N/A    N/A    466    473    483    496    490
Number of shareholders of
 record......................      N/A    N/A 53,576 55,803 57,010 60,520 58,179
OTHER STATISTICS:
Number of employees at year
 end:
  United States..............      N/A    N/A 44,691 43,688 41,700 43,421 40,342
  Outside United States......      N/A    N/A 28,929 28,611 28,647 28,991 24,151
                               ------- ------ ------ ------ ------ ------ ------
   Total.....................      N/A    N/A 73,620 72,299 70,347 72,412 64,493
                               ======= ====== ====== ====== ====== ====== ======

--------
Note: Historical Common Share prices have been adjusted to reflect the Lehman Brothers Holdings Inc. ("Lehman") spin-off at a ratio based on the trading prices of American Express' Common Shares and shares of Lehman common stock on May 31, 1994. Pro forma cash dividends declared and book value per share have also been adjusted to reflect the Lehman spin-off. For purposes of the pro forma book value per share calculation, it is assumed that the spin-off includes the book value of American Express' investment in Lehman at the balance sheet date plus the capital infusion of approximately $904 million that was made immediately prior to the spin-off.

* Adjusted to exclude: in 1996--a $300 million gain on the exchange of American Express' Debt Exchangeable for Common Stock ("DECS") and a $138 million restructuring charge; 1993--a $433 million gain on the sale of First Data Corporation shares.

** Return on average shareholders' equity is based on adjusted income from continuing operations before accounting changes and excludes the effect of SFAS No. 115 beginning in 1994. In addition, book value per share excludes the effect of SFAS No. 115 beginning in 1994.

                 ROCKFORD SELECTED CONSOLIDATED FINANCIAL DATA

  We base the selected consolidated financial data in the following table on the historical financial information that Rockford has presented in its prior filings with the Securities and Exchange Commission. You should read the selected consolidated financial data which follows in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompany notes of Rockford in the documents which are incorporated by reference in this Proxy Statement-Prospectus. The condensed consolidated financial statements of Rockford as of September 30, 1998 and 1997 and for the periods then ended are unaudited; however, in Rockford's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "Where You Can Find More Information."

                         NINE MONTHS ENDED
                           SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                         -------- -------- -------- -------- -------- --------  -------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
  Revenues.............. $ 15,772 $ 14,512 $ 19,108 $104,539 $ 74,330 $ 54,351  $40,702
  Costs.................    1,281    1,568    2,032   85,380   61,206   46,745   35,377
  Gross profit..........   14,991   12,944   17,076   19,159   13,124    7,606    5,325
  Selling, general and
   administrative
   expenses.............   11,735    9,079   13,613   15,296    9,637    6,056    4,229
  Income before income
   taxes................    2,756    3,865    3,463    3,863    3,487    1,550    1,096
  Income taxes(1).......    1,077    1,500    1,343    1,545    1,395    1,845       28
  Net income (loss).....    1,679    2,365    2,120    2,318    2,092     (295)   1,068
  Basic net income per
   share(2).............     0.38     0.55     0.49     0.54     0.64      --       --
  Diluted net income per
   share(2).............     0.38     0.53     0.48     0.52     0.60      --       --
PRO FORMA STATEMENT OF
 OPERATIONS DATA(3):
  Historical income
   before income taxes..                                              $  1,550  $ 1,096
  Pro forma provision
   for income taxes.....                                                   620      438
  Pro forma net income..                                                   930      658
  Pro forma net income
   per share(2).........                                                   .38      .27
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
  Basic.................    4,108    4,106    4,106    4,103    3,219    2,454    2,454
  Diluted...............    4,471    4,422    4,441    4,452    3,504    2,454    2,454
OTHER DATA:
  Cost of equipment
   financed............. $167,828 $122,241 $166,748 $131,267 $ 87,881 $ 63,579  $48,798
  Number of financed
   contracts............    6,656    5,162    7,040    5,587    3,426    3,122    2,208
                         NINE MONTHS ENDED
                           SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                         -------- -------- -------- -------- -------- --------  -------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets.......... $116,834 $119,588 $125,067 $157,698 $184,658 $129,542  $98,041
  Total liabilities(4)..   93,355   97,428  103,176  137,814  167,014  126,732   94,516
                         -------- -------- -------- -------- -------- --------  -------
  Total shareholders'
   equity............... $ 23,479 $ 22,159 $ 21,891 $ 19,884 $ 17,644 $  2,810  $ 3,525
                         ======== ======== ======== ======== ======== ========  =======

--------
(1) Effective December 31, 1994, Rockford revoked its election to be taxed as an S Corporation for federal and certain state income tax purposes. In connection with this election, Rockford reclassified its retained earnings at December 31, 1994 of $2,807,622 to Common Stock. As a result of Rockford's conversion to a C Corporation, Rockford recorded a one-time charge against earnings for deferred income tax liabilities of approximately $1,825,000 (reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes) at December 31, 1994.

(2) Historical net income per share has not been shown prior to Rockford's election to be taxed as a C Corporation on December 31, 1994, because it is not indicative of Rockford's ongoing operations. Pro forma net income per share is shown for prior periods.

(3) Represents adjustments for federal and certain state income taxes as if Rockford had been taxed as a C Corporation rather than an S Corporation for all periods presented.

(4) Consists primarily of nonrecourse debt. The release of SFAS No. 125 caused Rockford to reassess its balance sheet presentation of certain assets and liabilities in light of current accounting literature and this new standard. This reassessment resulted in the determination that the assets and liabilities, previously recorded on Rockford's balance sheet as discounted lease rentals assigned to lenders and nonrecourse debt, should be offset for associated finance transactions in which Rockford has no continuing economic interest and in which Rockford is legally relieved of all obligations as a result of the sale. Consequently, Rockford has recorded a reclassification of $39,939,044 resulting in a decrease of discounted lease rentals assigned to lenders and nonrecourse debt at December 31, 1995, in order to conform the December 31, 1995 balance sheet to the December 31, 1996 presentation. This reclassification had no impact on Rockford's statements of income, cash flows, or shareholders' equity.

                            ROCKFORD SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is being mailed on or about January 11, 1999 to the holders of record at the close of business on the Rockford Record Date (as defined below) (the "Rockford Shareholders") of Rockford's common stock, no par value per share ("Rockford Common Stock") and Rockford's Series A Preferred Stock ("Rockford Preferred Stock") and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Rockford Board of Directors for use at the Special Meeting of Rockford Shareholders (the "Special Meeting") to be held on February 12, 1999, at 10:00 a.m., local time, at 1851 East First Street, Suite 600, Santa Ana, California and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

  At the Special Meeting, Rockford Shareholders will be asked to consider and vote upon a proposal to approve the principal terms of a Plan and Agreement of Merger, dated November 9, 1998 (the "Merger Agreement"), among Rockford, American Express and RXP Acquisition Corporation and the transactions contemplated thereby, including the merger (the "Merger") of RXP Acquisition Corporation with and into Rockford. The Rockford Shareholders may also be asked to vote upon a proposal to adjourn or postpone the Rockford Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement.

PROXIES

  If you are a Rockford Shareholder, you may use the accompanying proxy if you are unable to attend the Special Meeting in person or wish to have your shares voted by proxy even if you do attend the Special Meeting. You may revoke any proxy given by you pursuant to this solicitation by delivering to the Corporate Secretary of Rockford, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by attending the Special Meeting and electing to vote in person; however, your attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. You should address any written notice of revocation and other communications with respect to the revocation of Rockford proxies to the Corporate Secretary of Rockford at 1851 East First Street, Suite 600, Santa Ana, California 92705. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which method is used to give or revoke a proxy, or if different methods are used to give and revoke a proxy. For such notice of revocation or later proxy to be valid, however, it must actually be received by Rockford prior to the vote of the Rockford Shareholders at the Special Meeting.

  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If you do not specify how your proxy is to be voted, it will be voted in favor of adoption of the principal terms of the Merger Agreement and the transactions contemplated thereby. The Rockford Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies, in their discretion.

SOLICITATION OF PROXIES

  The cost of soliciting the proxies from the Rockford Shareholders will be borne by Rockford, except that American Express has agreed to pay one-half of the printing and mailing costs. In addition to the solicitation of the proxies by mail, Rockford will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Rockford will reimburse such record holders for their reasonable expenses in so doing.

RECORD DATE AND VOTING RIGHTS

  Record Date. The Rockford Board has fixed January 4, 1999 as the record date for the determination of the Rockford Shareholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). Accordingly, only Rockford Shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 4,108,875 and 70,000 shares, respectively, of Rockford Common Stock and Rockford Preferred Stock entitled to vote at the Special Meeting.

  Quorum Requirement. The presence, in person or by proxy, of shares of Rockford Common Stock and Rockford Preferred Stock representing a majority of the total voting power of each of such class of shares entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

  Voting Rights. Each share of Rockford Common Stock and Rockford Preferred Stock outstanding on the Record Date entitles its holder to one vote as to (i) the proposal to adopt the principal terms of the Merger Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting.

  Vote Required. Under the California General Corporation Law (the "CGCL") and the Restated Articles of Incorporation of Rockford, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Rockford Common Stock and 66 2/3% of the outstanding shares of Rockford Preferred Stock, voting as separate classes.

  Abstentions and Broker Non-Votes. Rockford intends to count shares of Rockford Common Stock and Rockford Preferred Stock present in person at the Special Meeting but not voting, and shares of Rockford Common Stock and Rockford Preferred Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Rockford Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Rockford Common Stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the Special Meeting without specific instructions from such customers. Shares of Rockford Common Stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes. Abstentions from voting and broker non-votes will have the same effect as votes against the Merger Agreement and the merger.

  Because adoption of the Merger Agreement requires the affirmative vote of a majority of outstanding shares of Rockford Common Stock and 66 2/3% of outstanding shares of Rockford Preferred Stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the Rockford Board urges Rockford shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

  As of the Record Date, approximately 2,204,000 shares of Rockford Common Stock, or approximately 54% of the shares entitled to vote at the Special Meeting, were owned by directors and executive officers of Rockford. It is currently expected that each such director and executive officer of Rockford will vote the shares of Rockford Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. Furthermore, Gerry Ricco--Rockford's President, Chief Executive Officer and a member of the Board of Directors, Larry Hartmann--Rockford's Executive Vice President--Sales and a member of the Board of Directors and Brian Seigel-- Rockford's Executive Vice President--Marketing, Secretary and a member of the Board of Directors have entered into an agreement with American Express pursuant to which each has granted to American Express, an option to purchase all shares of Rockford Common Stock owned of record by him upon the occurrence of certain events, an irrevocable proxy to vote all shares of Rockford Common Stock owned of record by him and, in the event American Express does not exercise its rights with respect to the irrevocable proxy or option, each of Messrs. Ricco, Hartmann and Seigel has agreed to vote the shares of Rockford Common Stock owned by him in favor of the Merger and as otherwise directed by American Express. As of the Record Date, Messrs. Ricco, Hartmann and Seigel were entitled to vote approximately 54% of the shares of Rockford Common Stock. If the proposal to be voted upon is the approval of the principal terms of the Merger Agreement, in the event American Express has exercised its rights under the irrevocable proxy American Express has agreed to vote for the approval of that proposal. See "The Shareholders Option Agreement." Also, the holder of 100% of Rockford's Preferred Stock has entered into an agreement with Rockford and American Express which provides that it will vote its shares in favor of the Merger.

RECOMMENDATION OF THE ROCKFORD BOARD

  The Rockford Board has, by the unanimous vote of all directors present, approved the Merger Agreement and the transactions contemplated thereby. The Rockford Board believes that the Merger Agreement and the transactions contemplated thereby are in the best interests of Rockford and the Rockford Shareholders, and unanimously recommends that the Rockford Shareholders vote "FOR" approval of the principal terms of the Merger Agreement and the transactions contemplated thereby. See "The Merger--Reasons of Rockford for the Merger."

                           INFORMATION ABOUT ROCKFORD

GENERAL

  Rockford is a specialty finance company that originates or acquires, sells and services equipment leases. The underlying leases financed by Rockford relate to a wide range of equipment, including medical, dental and diagnostic equipment, computers and peripherals, computer software, telecommunications, office and other equipment. The equipment generally has a purchase price of less than $250,000, and such leases are commonly referred to as "small ticket leases." Rockford initially funds the origination of its leases through its line of credit facilities or from working capital and, upon achieving a sufficient portfolio size, sells such leases principally through its securitization programs and non-recourse sales. Rockford focuses on maximizing the spread between the yield on its leases and its cost of funds by obtaining favorable terms on its line of credit facilities and securitizations.

  Since its inception in 1984, Rockford's strategy has been to focus its business development efforts on establishing marketing relationships with vendors and other sources of small ticket equipment, in order to establish itself as the recommended provider of financing for potential equipment purchasers. Rockford customizes lease financing products to meet the specific equipment financing needs of it vendors and, in many cases, provides them with servicing and technological support. By providing vendors and their customers with timely, convenient and competitive equipment financing, Rockford seeks to promote both equipment sales by the vendor and the utilization of Rockford as a financing source.

  Rockford's principal executive offices are located at 1851 East First Street, Suite 600, Santa Ana, California 92705 (telephone (714) 547-7166).

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to executive compensation, various benefits plans (including Rockford stock option plans), certain relationships and related transactions and other related matters as to Rockford is set forth in the Rockford Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which accompanies this Proxy Statement-Prospectus and is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of January 4, 1999 with respect to the beneficial ownership of voting securities of Rockford by each person who is known by Rockford to beneficially own more than 5% of the Rockford Common Stock, each director of Rockford, certain executive officers and all directors and officers as a group.

                                                         AMOUNT AND
                                                           NATURE
                                                        OF BENEFICIAL PERCENT OF
   NAME                                                 OWNERSHIP(1)    CLASS
   ----                                                 ------------- ----------
   Gerry J. Ricco(2)(3)(7).............................     774,666      16.4%
   Brian A. Seigel(2)(3)(7)............................     774,667      16.4%
   Larry Hartmann(2)(3)(7).............................     774,667      16.4%
   U.S. Bancorp(4).....................................     371,840       7.9%
   SunAmerica, Inc(5)..................................     400,373       8.5%
   Kevin McDonnell(2)(6)...............................      25,000         *
   Kenneth Vancini(6)..................................      11,800         *
   Floyd S. Robinson(6)................................      28,300         *
   Robert S. Vaters(6).................................      28,300         *
   All directors and executive officers as a
    group (9 persons)(3)(6)(7).........................   2,440,067      51.2%

------
* Less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this table upon the exercise of options, warrants and convertible securities. Unless otherwise noted, Rockford believes that all persons named in the table have sole voting and investment power with respect to all shares of Rockford Common Stock beneficially owned by them.

(2) The address of each of Messrs. Ricco, Seigel and McDonnell is c/o Rockford Industries, Inc., 1851 East First Street, Suite 600, Santa Ana, California 92705. The address for Mr. Hartmann is c/o Rockford Industries, Inc., 10 Mountain View Road, Suite 103, Upper Saddle River, New Jersey 07458.

(3) Includes, for each of Messrs. Ricco, Seigel and Hartmann, 40,000 shares of Rockford Common Stock which may be acquired upon exercise of stock options which are presently exercisable or become exercisable on or before 60 days from the date of this table.

(4) According to a Schedule 13G, dated February 9, 1998, filed with the Securities and Exchange Commission, U.S. Bancorp (the "Bank") reports that of the shares attributed to the Bank, it has sole voting power as to 371,340 shares, sole dispositive power as to 368,640 shares and shared dispositive power as to 700 shares. The address of the Bank is 601 2nd Avenue South, Minneapolis, Minnesota 55403-4302.

(5) According to a Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission, includes 275,373 shares of Rockford Common Stock issuable upon conversion of 70,000 shares of the Company's outstanding Series A Preferred Stock. SunAmerica, Inc. reports that shares of Rockford Common Stock and Series A Preferred Stock are owned of record by Anchor National Life Insurance Company, a wholly-owned subsidiary of SunAmerica, Inc. SunAmerica, Inc. reports sole voting power and dispositive power as to all shares. The mailing address of SunAmerica, Inc. is 1 SunAmerica Center, Century City, Los Angeles, California 90067.

(6) Constitutes shares of Rockford Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable on or before 60 days from the date of this table.

(7) According to Schedule 13Ds filed with the Securities and Exchange Commission by Gerry L. Ricco, Brian A. Seigel and Larry Hartmann, as a result of the execution of the Shareholders Option Agreement described under the caption "The Shareholders Option Agreement", Messrs. Ricco, Seigel and Hartmann may be deemed to be a group and therefore, each may be deemed to be the beneficial owner of all the shares of Rockford Common Stock subject to the Shareholders Option Agreement. Each of Messrs. Ricco, Seigel and Hartmann disclaim beneficial ownership of the shares of Rockford Common Stock owned by the other two individuals and subject to the Shareholders Option Agreement. According to a Schedule 13D, dated November 18, 1998, filed with the Securities and Exchange Commission by American Express, as a result of the execution of the Shareholders Option Agreement, American Express may be deemed the beneficial owner of the aggregate of 2,204,000 shares of Rockford Common Stock owned by Messrs. Ricco, Seigel and Hartmann and subject to the Shareholders Option Agreement. American Express disclaims beneficial ownership of such shares.

                       INFORMATION ABOUT AMERICAN EXPRESS

GENERAL

  Through its subsidiaries, American Express is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world.

  Travel related services are offered principally through American Express Travel Related Services Company, Inc. ("TRS") and its subsidiaries and include a variety of products and services, including the American Express(R) Card, the Optima(R) Card and other consumer and corporate lending products, the American Express(R) Travelers Cheque (the "Travelers Cheque") and other stored value products, business expense management products and services, tax preparation and bookkeeping services, corporate and consumer travel products and services, magazine publishing, and management and merchant transaction processing, point of sale and back office products and services. At December 31, 1997, there were
42.7 million Cards in force worldwide, and worldwide Card billed business for the year ended December 31, 1997 was $209.2 billion. U.S. consumer lending operations are conducted by American Express Centurion Bank, a wholly owned subsidiary of TRS whose deposits are insured by the Federal Deposit Insurance Corporation. Travelers Cheque sales for the year ended December 31, 1997 were $25 billion.

  American Express Financial Corporation ("AEFC") and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. AEFC's products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, personal auto and homeowner's insurance and retail securities brokerage services. At December 31, 1997, American Express Financial Advisors Inc. ("AEFA"), AEFC's principal marketing subsidiary, maintained a nationwide financial planning field force of 8,776 persons. At December 31, 1997, AEFA's assets owned and/or managed totaled approximately $173.4 billion.

  American Express Bank Ltd. ("AEBL"), together with its subsidiaries, offers products that meet the financial service needs of four client groups: corporations, financial institutions, affluent individuals and retail customers. AEBL's five primary business lines are corporate banking and finance, correspondent banking, private banking, personal financial services and global trading. AEBL does not do business in the United States except as an incident to its activities outside the United States.

  The principal executive offices of American Express are located at World Financial Center, 200 Vesey Street, New York, New York 10285 (telephone (212) 640-2000).

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to security ownership by certain beneficial owners and management, executive compensation, various benefit plans (including stock option plans), certain relationships and related transactions and other related matters to American Express is incorporated by reference or set forth in the American Express Annual Report on Form 10-K for the year ended December 31, 1997, and is incorporated herein by reference. Rockford Shareholders desiring copies of such documents may contact American Express at its address or telephone number indicated under "Where You Can Find More Information."

                                   THE MERGER

  The following summary of the material terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and, with the exception of certain exhibits to the Merger Agreement, is attached as Appendix A to this Proxy Statement-Prospectus.

FORM OF THE MERGER

  If the holders of Rockford Common Stock and Rockford Preferred Stock approve the principal terms of the Merger Agreement and all other conditions to the Merger are satisfied or waived, RXP Acquisition Corporation ("RXP") will merge with and into Rockford, with Rockford being the surviving corporation after the Merger (the "Surviving Corporation") and becoming a wholly owned subsidiary of American Express. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date." American Express and Rockford anticipate that the Closing Date will occur as promptly as practicable after the Special Meeting. The term "Effective Time" means the date and time of the filing of the Certificate of Merger relating to the Merger with the Secretary of State of California and the Secretary of State of Delaware, or such time thereafter as is provided in the Certificate of Merger.

MERGER CONSIDERATION

  The Merger Agreement provides that at the Effective Time, each share of Rockford Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares owned by American Express which shall be cancelled and retired) will be converted into a right to receive that number of American Express Common Shares that could be purchased for $11.88 based on the average (the "Average Share Price") of the closing price per share of American Express Common Shares on the New York Stock Exchange ("NYSE") during the ten
(10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time (the "Exchange Ratio"). Shareholders will receive cash instead of fractional shares of American Express Common Shares.

  The Merger Agreement provides that the period for determining the Exchange Ratio will end on the trading day that is three full trading days prior to the Effective Time, and therefore the number of American Express Common Shares constituting the Exchange Ratio will be fixed at that time. The market price of American Express Common Shares could fluctuate with the performance of American Express and general market conditions during the period between the Special Meeting and the Effective Time and during the three day period between the end of the determination of the Exchange Ratio and the Effective Time. Accordingly, the last sale price of American Express Common Shares on the Effective Date may be higher or lower than the Exchange Ratio and, as a result, the number of American Express Common Shares to be received by a Rockford shareholder at the Effective Time may be lower or higher than the number of American Express Common Shares that could be purchased for $11.88 on such date.

  Instead of fractional shares of American Express Common Shares, American Express shall pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Average Share Price.

EFFECTIVE TIME

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of Delaware, in accordance with applicable law, or at such time thereafter as is provided in the Certificate of Merger. Such filing will be made as promptly as practicable after satisfaction or, if permissible, waiver of the conditions to the Merger.

PROCEDURES FOR EXCHANGE OF ROCKFORD COMMON STOCK CERTIFICATES

  As of the Effective Time, American Express will deposit with a bank or trust company (the "Exchange Agent"), for the benefit of holders of shares of Rockford Common Stock, certificates representing the American Express Common Shares issuable pursuant to the Merger in accordance with the Merger Agreement. As soon as practicable after the Effective Time, American Express and the Surviving Corporation will cause to be mailed to holders of record of Rockford Common Stock on the Record Date (a) a letter of transmittal and (b) instructions for effecting the exchange of certificates representing Rockford Common Stock for certificates representing American Express Common Shares. Upon surrender of certificates representing Rockford Common Stock, the executed letter of transmittal and other reasonably required documents, former holders of Rockford Common Stock will be entitled to receive shares of American Express Common Shares and cash in lieu of fractional shares. Shareholders should NOT send their certificates with their proxy card.

  No dividends or other distributions that are declared or made after the Effective Time with respect to American Express Common Shares will be paid to a Rockford shareholder entitled to receive certificates representing American Express Common Shares until that shareholder has properly surrendered certificates representing Rockford Common Stock. Upon such surrender, there will be paid to the shareholder in whose name the certificates representing the American Express Common Shares is issued any dividends which have become payable with respect to such American Express Common Shares between the Effective Time and the time of such surrender, without interest. After such surrender, there will also be paid to the shareholder in whose name the certificates representing such American Express Common Shares are issued any dividend on such American Express Common Shares that have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments will be made on such payment dates. In no event will the shareholders entitled to receive such dividends be entitled to receive interest on such dividends. Any American Express Common Shares which remain undistributed to the shareholders of Rockford for one year after the Effective Time will be returned by the Exchange Agent to American Express which will thereafter act as Exchange Agent.

  At the Effective Time, the stock transfer books of Rockford will be closed and no transfer of Rockford Common Stock will thereafter be made.

BACKGROUND OF THE MERGER

  At a Rockford Board meeting on February 20, 1998, the Board discussed the then market conditions for finance companies and recent acquisition transactions that had occurred. As a result of the perceived favorable market conditions, the Rockford Board asked Piper Jaffray to undertake an evaluation of Rockford's value as a potential acquisition target. A special meeting of the Rockford Board occurred on March 16, 1998 at which representatives of Piper Jaffray gave their evaluation of Rockford as a possible acquisition candidate. After discussion, the Rockford Board authorized management to retain Piper Jaffray to consider a possible sale of Rockford. On March 23, 1998, Piper Jaffray was engaged by Rockford.

  Piper Jaffray identified and approached eight potential purchasers, including finance companies, banks, insurance companies and a technology company. A confidential memorandum describing Rockford (the "Confidential Memorandum") was prepared. Seven of the potential purchasers expressed an interest, signed a confidentiality agreement and received a copy of the Confidential Memorandum.

  On May 27, 1998, Piper Jaffray gave a status report to the Rockford Board regarding its efforts. After discussion, the Rockford Board asked Piper Jaffray to expand the scope of the companies contacted. As a result, Piper Jaffray contacted an additional 12 potential purchasers, nine of whom requested a copy of the Confidential Memorandum. In July 1998, Rockford discussed with Credit Suisse First Boston Corporation ("CSFB") the possibility of CSFB acting as co-agent for Rockford in connection with the potential sale of Rockford. An agreement between Rockford and CSFB was entered into on July 7, 1998. After its engagement, CSFB contacted 32 potential purchasers and provided copies of the Confidential Memorandum to 20 of those contacts. Each entity receiving a copy of the Confidential Memorandum executed a confidentiality agreement.

  At a meeting of the Rockford Board on July 24, 1998, Piper Jaffray and CSFB informed the Board that they had received non-binding initial expressions of interest from seven potential purchasers. Piper Jaffray and CSFB described in detail each of the proposals. After discussion, the Rockford Board authorized Piper Jaffray and CSFB to contact four of the potential purchasers and authorized the potential purchasers to continue with due diligence, with the ultimate objective of providing a definitive offer. Two of the four potential purchasers elected to continue due diligence efforts.

  Between August 27, 1998 and late October 1998, the stock market in general and the stock price of Rockford Common Stock decreased significantly. The last sale price of the Rockford Common Stock on August 27, 1998 was $9.875 per share and reached its low of $5.00 per share on October 6, 1998.

  On July 31, 1998, American Express contacted Rockford directly regarding the possibility of a transaction. American Express had not been previously contacted by Piper Jaffray or CSFB. American Express executed a confidentiality agreement and was provided the Confidential Memorandum. American Express then commenced due diligence.

  On September 28, 1998, one of the potential purchasers, other than American Express, proposed a letter of intent which contemplated a purchase price of $10.00 per share, payable in stock of the potential purchaser. The potential purchaser subsequently withdrew its proposal.

  On October 9, 1998, American Express proposed a non-binding letter of intent to acquire Rockford for a total consideration of $50 million, payable in American Express stock. On a fully diluted basis, the initial purchase price suggested by American Express amounted to approximately $11.00 per share. In connection with the letter of intent, negotiated issues included whether Messrs. Ricco, Hartmann and Seigel would be required, as a condition to American Express entering into the non-binding letter of intent, to provide American Express with an option to acquire their stock in Rockford.

  On October 12, 1998, the Rockford Board met to discuss the proposal from American Express. Counsel for Rockford and representatives of Piper Jaffray and CSFB discussed in detail the terms of the proposal, including the proposed price, American Express' request for an option on the stock of Messrs. Ricco, Hartmann and Seigel as a condition to entering into the non-binding letter of intent and American Express' condition that the employment agreements of Messrs. Ricco and Hartmann be amended, effective after consummation of the transaction. The Rockford Board concluded that the price proposed by American Express was not acceptable and that in no event would they agree to any letter of intent that contemplated the grant of an option to American Express prior to the execution of a definitive agreement. The Rockford Board then appointed a Special Committee of the Board consisting of Floyd S. Robinson and Robert S. Vaters, the outside directors of Rockford, to consider the proposed transaction with American Express and make a recommendation to the whole Board. The Rockford Board also authorized management to continue negotiations with American Express and instructed Piper Jaffray to contact the potential purchaser that had previously submitted and subsequently withdrawn a proposal to determine whether that entity was interested in making a proposal.

  Representatives of Rockford then contacted American Express and informed them that neither Rockford nor Messrs. Ricco, Hartmann or Seigel would agree to any option agreement prior the execution of a definitive agreement with American Express. Representatives of the Company continued to negotiate with representatives of American Express regarding a potential transaction. As a result of those negotiations, American Express proposed a purchase price per share for the Rockford Common Stock which would be payable in shares of American Express Common Shares valued at $11.88 per share of Rockford Common Stock. American Express also withdrew its request for an option as a condition to entering into a non-binding letter of intent.

  On October 14, 1998, the Rockford Board met and discussed the proposed terms of the letter of intent. Representatives of Piper Jaffray and CSFB discussed the terms of the proposal from an economic standpoint. Representatives of Piper Jaffray also informed the Rockford Board that they had contacted the other potential purchaser and confirmed that it had no interest in making any proposal for Rockford. Counsel for Rockford described in detail the negotiations with respect to the proposed non-binding letter of intent and answered questions from the directors. After significant discussion, the Rockford Board authorized management to complete negotiations of and execute a non-binding letter of intent with American Express and to proceed to negotiate a definitive agreement with American Express. A non-binding letter of intent was executed on October 16, 1998.

  Representatives of Rockford and American Express met on October 21, 1998 through October 23, 1998 to negotiate the terms of a definitive agreement. Messrs Ricco and Hartmann met separately with representatives of American Express to negotiate revisions to their employment agreements to be effective only if the Merger was consummated. On October 23, 1998, a special meeting of the Rockford Board occurred. At that meeting, counsel for the Company described in detail the negotiations between the parties, the proposed provisions of the definitive agreement and the issues remaining to be negotiated. Messrs Ricco and Hartmann also described the proposed terms of their employment agreements. In addition, representatives of Piper Jaffray gave a preliminary analysis of the transaction, including a discussion regarding the various methods of valuing Rockford and the consideration being offered by American Express. After discussion with their representatives and among themselves, the Rockford Board authorized management to continue negotiations with American Express.

  As a condition to the execution of a definitive agreement, Rockford and American Express agreed that the holder of Rockford's Series A Preferred Stock would be requested to agree to vote for the proposed transaction and convert its shares to Rockford Common Stock prior to the effective date of the proposed transaction. Representatives of Rockford contacted the holder of the Series A Preferred Stock and secured its agreement as requested by American Express.

  During the period from October 26, 1998 through November 9, 1998, representatives of American Express continued performing due diligence with respect to Rockford and representatives of American Express and Rockford continued to negotiate the terms of a definitive agreement.

  A special meeting of the Rockford Board occurred on October 30, 1998. At that meeting, counsel for Rockford discussed in detail the terms of the proposed definitive agreement and answered questions from the Board regarding the terms and the items still subject to negotiation.

  A special meeting of the Rockford Board occurred on November 6, 1998. Counsel for Rockford described the present status of the negotiations and the changes to the proposed definitive agreement since the last meeting. Counsel also described additional due diligence being conducted by American Express. Messrs. Ricco and Hartmann described the proposed terms of their employment agreements and Mr. Seigel described the proposed terms of the settlement of his employment agreement, in each case to be effective only if the Merger is consummated. Representatives of Piper Jaffray then provided their formal analysis regarding the proposed transaction. Representatives of Piper Jaffray described the various methods of analysis applied to valuation of the transaction. After discussion, Piper Jaffray gave its oral opinion that the consideration to be received by the shareholders of Rockford in the proposed transaction was fair, from a financial point of view, to those shareholders. Counsel for Rockford then informed the Board that because of the additional due diligence items requested by American Express, the agreement would not be executed until late in the day on November 9, 1998. Piper Jaffray then indicated that it would deliver its formal written opinion on that date. After further discussion, the Special Committee unanimously recommended approval of the Merger Agreement. The entire Rockford Board then unanimously determined that the proposed transaction with American Express was in the best interests of Rockford and its shareholders and approved the Merger Agreement and authorized its execution and delivery. The Rockford Board also unanimously determined to recommend the approval of the principal terms of the Merger Agreement by the Rockford Shareholders.

  On November 9, 1998, the Merger Agreement and the Shareholders Option Agreement were executed and delivered. In addition, the agreement with the holder of the Series A Preferred Stock was executed and delivered.

REASONS FOR THE MERGER; RECOMMENDATION OF THE ROCKFORD BOARD OF DIRECTORS

  A Special Committee of the Rockford Board and the Rockford Board as a whole have unanimously approved and adopted the Merger Agreement, believe that the Merger is in the best interests of Rockford and its shareholders and unanimously recommend adoption of the principal terms of the Merger Agreement by the holders of Rockford Common Stock and Rockford Preferred Stock at the Special Meeting.

  In reaching its conclusion to approve the Merger and to recommend the adoption of the principal terms of the Merger Agreement, the Special Committee and the Rockford Board considered a number of factors, including the following:

    (i) the fact that the Merger Agreement resulted from a process that the Rockford Board believes was conducted in such a manner as to result in the most attractive alternative available to the shareholders of Rockford (see "Background of the Merger" above);

    (ii) the information presented by Piper Jaffray at the November 6, 1998 meeting of the Rockford Board and the written opinion of Piper Jaffray (see "Fairness Opinion of Financial Advisor" below);

    (iii) the Rockford Board's belief that the analyses of Piper Jaffray supported the Rockford Board's conclusion that the merger consideration is fair from a financial point of view to, and is in the best interests of, Rockford shareholders;

    (iv) the terms and structure of the Merger and the terms and conditions of the Merger Agreement;

    (v) information concerning the business, assets, capital structure, financial performance and condition and prospects of Rockford and American Express;

    (vi) current and historical market prices and trading information with respect to the Rockford Common Stock and American Express Common Shares;

    (vii) the fact that the American Express Common Shares to be exchanged for Rockford Common Stock represents ownership interests in a significantly larger company with a significantly broader, more active trading market;

    (viii) the fact that, under the Merger Agreement, the merger is expected to be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code");

    (ix) the history of Rockford's contacts with other prospective acquirors;

    (x) the Board's belief in the financial strength of American Express and the strength of American Express' management;

    (xi) the fact that, under the Plan and Agreement of Merger, the Rockford Board is permitted, under certain circumstances and subject to certain notices and other requirements specified in the Plan and Agreement of Merger, to provide information to or enter into discussions or negotiations with any person or entity that makes an unsolicited, materially superior acquisition proposal, as defined in the Plan and Agreement of Merger (see "The Merger Agreement--Certain Covenants--No Solicitation");

    (xii) the strength of the American Express Common Shares and its historical price stability when compared with broad market indices, in contrast to the greater volatility and risk to holders of the Rockford Common Stock; and

    (xiii) the anticipated benefits, such as access to a broader range of products and services, to Rockford's employees and customers of the association of Rockford's business with American Express.

  The foregoing discussion of the information and factors considered by the Rockford Board is not intended to be exhaustive. The information and factors were considered by the Rockford Board in connection with its review of the Merger Agreement and the proposed Merger. In view of the variety of factors considered in connection with its evaluation of the Merger, the Rockford Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in its determination. In addition, individual members of the Rockford Board may have given different weights to different factors. Based upon this analysis, the Rockford Board determined that the Merger was in the best interests of the shareholders of Rockford.

FAIRNESS OPINION OF FINANCIAL ADVISOR

  Rockford retained Piper Jaffray on March 23, 1998 to act as Rockford's financial advisor in connection with the Merger. Rockford requested Piper Jaffray, in its role as financial advisor, to render its opinion to the Rockford Board regarding the fairness, from a financial point of view, to Rockford common shareholders of the consideration proposed to be paid by American Express to Rockford common shareholders in the Merger and to assist Rockford's management and Board in analyzing the proposed Merger.

  Piper Jaffray delivered to the Rockford Board on November 6, 1998 its oral opinion (subsequently confirmed by written opinion dated November 9, 1998) to the effect that, as of the date of the written opinion (the "Piper Opinion") and based on and subject to the assumptions, factors and limitations set forth in the opinion and described below, the consideration proposed to be paid by American Express pursuant to the Merger Agreement was fair, from a financial point of view, to the common shareholders of Rockford. A copy of the Piper Opinion is attached to this Proxy Statement-Prospectus as Appendix B and is incorporated into this Proxy Statement-Prospectus by reference.

  While Piper Jaffray rendered its opinion and provided certain analyses to the Rockford Board, Piper Jaffray was not requested to and did not make any recommendation to the Rockford Board as to the specific form or amount of the consideration to be received by Rockford common shareholders in the Merger, which was determined through negotiations between American Express and Rockford. The Piper Opinion, which was delivered for use and considered by the Rockford Board, is directed only to the fairness to Rockford common shareholders, from a financial point of view, of the proposed consideration to be paid by American Express in connection with the Merger, does not address the value of a share of Rockford Common Stock, does not address Rockford's underlying business decision to participate in the Merger and does not constitute a recommendation to any Rockford common shareholder as to how such shareholder should vote with respect to the Merger.

  Piper Jaffray was not advised by Rockford, American Express or their respective legal counsel, and undertook no independent analysis concerning the probable outcome of, or estimated damages which might arise from any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Rockford or American Express or their affiliates was a party or may be subject. Accordingly, the Piper Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

  THE SUMMARY OF THE PIPER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER OPINION ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX B AND INCORPORATED BY REFERENCE HEREIN. ROCKFORD COMMON SHAREHOLDERS ARE URGED TO READ THE PIPER OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. PIPER JAFFRAY CONSENTS TO THE SUMMARY ABOVE OF ITS OPINION IN, AND ATTACHMENT OF ITS OPINION TO, THIS PROXY STATEMENT-PROSPECTUS.

  In arriving at the Piper Opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Rockford and American Express and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, (i) the Merger Agreement; (ii) information relative to the business, financial condition and operations of Rockford and American Express; (iii) certain internal financial planning information of Rockford furnished by management of Rockford and published analysts' estimates for

Rockford's and American Express' earnings per share; (iv) selected market information for Rockford Common Stock and American Express Common Shares; (v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to Rockford and American Express; and (vii) certain financial and securities data of Rockford and American Express and companies deemed reasonably similar or comparable to Rockford and American Express. In addition, Piper Jaffray engaged in discussions with members of management of Rockford concerning the respective financial condition, current operating results and business outlook of Rockford including the prospects for Rockford and American Express on a combined basis and any potential operating efficiencies and synergies which may arise from the Merger.

  For purposes of the Piper Opinion, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility to independently verify the information. Piper Jaffray relied upon the assurances of Rockford management that the information provided by Rockford and American Express had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray relied, without independent verification, on the assessments by management of Rockford and American Express. In connection with rendering its opinion, Piper Jaffray assumed that the Merger would be accounted for as a purchase under generally accepted accounting principles. Piper Jaffray did not take into account any nonrecurring acquisition costs or potential cost savings or synergies that may be realizable as a result of the Merger. In arriving at the Piper Opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Rockford or American Express and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Rockford on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of Rockford Common Stock or American Express Common Shares have traded or may trade at any future time. The Piper Opinion is based upon information available to Piper Jaffray, and the facts and circumstances as they existed and were subject to evaluation on the respective dates of the Piper Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Piper Opinion.

  Piper Jaffray performed certain financial and comparative analyses, summarized below, which it discussed with the Rockford Board on November 6, 1998.

  Implied Consideration. At the time and for the purpose of the Piper Opinion, the Exchange Ratio as set forth in the Merger Agreement represented an implied purchase price of $11.88 for each share of Rockford Common Stock. Based on Rockford Common Stock and Common Stock equivalents outstanding, Piper Jaffray calculated an implied equity value for Rockford of $54.719 million. For this purpose, Piper Jaffray assumed that the outstanding shares of Rockford Preferred Stock would be converted to shares of Rockford Common Stock prior to the consummation of the Merger.

  Selected Market Information. Piper Jaffray reviewed certain stock trading characteristics of Rockford Common Stock and American Express Common Shares, including stock price and volume comparisons for periods ended November 5, 1998.

  Pro Forma Analysis. Piper Jaffray analyzed the hypothetical pro forma effects of the Merger on Rockford's estimated implied equivalent earnings for the fiscal years ended December 31, 1999 and December 31, 2000. Rockford's projected stand-alone earnings per share were compared to projected post-Merger earnings per share attributable to Rockford's interest in the pro forma combined entity. This analysis was based on published analysts' estimates of Rockford's and American Express' earnings per share in 1999 and extrapolated earnings per share for 2000 based on estimated long term growth rates for Rockford and American Express. The projected implied per share equivalent for Rockford was then compared to Rockford's projected earnings per share over the same periods on a stand-alone basis. This analysis indicated that the Merger would be dilutive to Rockford's projected earnings per share by 9.18% in 1999 and 16.86% in 2000.

The analysis did not include the benefit of the annual dividend paid to American Express stockholders which would equate to an implied dividend per share for Rockford common shareholders of $0.113 as of the date of Piper Jaffray's analysis.

  Contribution Analysis. Piper Jaffray analyzed the hypothetical pro forma contribution of each of Rockford and American Express to the combined company for the years ending December 31, 1999 through 2000. For these periods, Piper Jaffray analyzed Rockford's expected contribution to the pro forma pretax income, net income, and book values contributed to the combined entity compared with the post-Merger equity interest to be held by Rockford's common shareholders. This analysis indicated that Rockford would contribute 0.16%, 0.14% and 0.22% to combined pretax income, net income, and book value, respectively, in fiscal 1999. In fiscal 2000, the Rockford contribution is projected to be 0.18%, 0.15%, and 0.22% of combined pretax income, net income, and book value, respectively. Based on Piper Jaffray's analysis, Rockford shareholders would account for approximately 0.13% of the combined companies' equity on a fully diluted basis as of the date of Piper Jaffray's analysis.

  Comparable Merger and Acquisition Analysis. Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to Rockford that have been completed from March 31, 1994 to November 5, 1998 involving target companies operating in the commercial finance sector in which the target was 100% acquired. This analysis was based on publicly available information obtained from Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources, This search yielded 20 transactions deemed comparable and for which valuation data was available. Based on its analysis of the comparable transactions, Piper Jaffray derived the mean, median and ranges of latest twelve months net income and book value multiples for the comparable transaction group and compared such multiples to Rockford's multiples. The comparable transaction group's mean and median equity value to latest twelve month net income multiples of 17.3x and 17.1x and range of 3.5x to 46.1x, were compared with Rockford's multiple of 33.0x; and the mean and median equity value to book value multiple of 2.8x and 2.7x, and range of 1.3x to 4.2x, were compared with Rockford's multiples of 2.4x.

  Premium Analysis. Piper Jaffray reviewed publicly available information for selected completed merger and acquisition transactions from 1995 to present involving target companies operating in the commercial finance sector. This review yielded 20 completed transactions which were deemed comparable and eight for which premium data was available. Based on its review of the eight comparable transactions, Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to Rockford's common shareholders. The comparable transaction group's mean and median premiums of 26.8% and 22.8% and a range of -3.0% to 58.1% above the trading price one day prior to the announcement were compared to a 23.4% premium to be paid to Rockford's common shareholders; the mean and median premiums of 31.3% and 24.9% above the trading price one month prior to the announcement, and a range of 10.0% to 63.1%, were compared to a 102.2% premium to be paid to Rockford's common shareholders.

  Comparable Public Company Analysis. Piper Jaffray reviewed information relating to six publicly traded companies involved in commercial finance deemed comparable to Rockford (DVI Inc., Financial Federal Corp., LINC Capital Inc., Leasing Solutions, Inc., First Sierra Financial Inc. and T&W Financial Corp.). Share pricing for publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Piper Jaffray derived mean and median historical earnings per share growth percentages of 22.9% and 22.0% and a range of 17.6% to 29.1% (compared to a -10.6% growth percentage for Rockford); mean and median projected five year earnings per share growth of 21.2% and 21.5% and a range of 18.5% to 23.3% (compared to projected earnings per share growth of 24.2% for Rockford); and mean and median total debt to capital ratios of 53.2% and 61.2%, and a range of 1.2% to 82.6% (compared to a total debt to capital ratio of 14.5% for Rockford). Piper Jaffray also derived mean and median price to latest twelve month earnings multiples of 11.6x and 8.3x, and a range of 5.5x to 23.4x (compared to a multiple of 26.7x for Rockford); mean and median price to calendar 1997 earnings multiples of 13.8x and 10.3x, and a range of 6.3x to 26.5x (compared to a multiple of 20.1x for Rockford); mean and median price to estimated calendar 1998 earnings multiple of 10.7x and 6.5x, and a range of 5.7x and 21.2x (compared to a multiples of 16.0x for Rockford); and mean and median equity value to tangible book value multiples of 1.7x to 1.3x, and a range of 0.9x to 3.1x (compared to a multiple of 1.7x for Rockford). The foregoing multiples for Rockford were based on current market capitalization.

  Piper Jaffray also reviewed information relating to eight publicly traded large capitalization diversified finance companies deemed comparable to American Express (Associated First Capital Corporation, Capital One Financial Group, CIT Group, Inc., Citigroup, Inc., Household International, Inc., MBNA Corporation, Providian Financial Corp., and Transamerica Corporation). Based on its review, Piper Jaffray derived mean and median historical earnings per share growth percentages of 23.8% and 23.7% and a range of 11.1% to 32.4% (comparable to a 17.4% growth percentage for American Express); mean and median projected earnings per share growth of 16.6% and 16.6% and a range of 11.3% to 21.3% (compared to projected earnings per share growth of 13.7% for American Express); and mean and median total debt to capital ratios of 71.2% and 78.0%, and a range of 36.6% to 89.1% (compared to a total debt to capital ratio of 73.5% for American Express). Piper Jaffray also derived mean and median price to latest twelve month earnings multiples of 21.4x and 19.6x, and a range of 14.2x to 33.0 x (compared to a multiple of 21.1x for American Express); mean and median price to estimated calendar 1998 earnings multiples of 20.1x and 18.5x, and a range of 13.8x to 29.1x (compared to a multiple of 20.0x for American Express); and mean and median equity value to tangible book value multiples of 5.4x to 4.5x, and a range of 1.4 to 12.0x (compared to a multiple of 4.7x for American Express).

  In reaching its conclusions as to the fairness to the Rockford common shareholders of the consideration to be paid by American Express in the Merger pursuant to the Merger Agreement and in its presentation to the Rockford Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of a given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying its opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Rockford, American Express or the Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the companies.

  Piper Jaffray was selected based on its experience and expertise in the financial services sector and in transactions similar to the Merger, its familiarity with Rockford and its business, and its reputation in the investment banking industry. Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade Rockford Common Stock and American Express Common Shares for their own account and for the accounts of their customers, and, therefore, may at any time hold a long or short position in such securities. Piper Jaffray initiated research coverage for Rockford on April 16, 1998.

  For acting as financial advisor to Rockford in connection with the Merger, Rockford has agreed to pay Piper Jaffray fees as follows: (a) $200,000, all of which has been paid in connection with Piper Jaffray rendering the Piper Opinion and (b) 1.5% of the aggregate total Merger Consideration, which is contingent upon, and due upon, consummation of the Merger. The contingent nature of a portion of these fees may have created a potential conflict of interest in that Rockford would be unlikely to consummate the Merger unless it had received the Piper Opinion. Whether or not the Merger is consummated, Rockford has also agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray, not to exceed $25,000 without Rockford's approval, and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Rockford.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  In considering the recommendation of the Rockford Board regarding the Merger, you should be aware of the interests which certain executive officers and directors of Rockford have in the Merger that are different from your and their interests as shareholders. In this regard, you should consider, among other things, the following:

  As of the Record Date, directors and executive officers of Rockford owned an aggregate of approximately 2,204,000 shares of Rockford Common Stock and options to purchase an aggregate of approximately 420,600 shares of Rockford Common Stock. Pursuant to the Merger Agreement, Rockford directors and executive officers will receive the same consideration for their shares of Rockford Common Stock as the other Rockford shareholders, and all outstanding options to purchase Rockford Common Stock will be assumed by American Express, other than options held by Messrs. Ricco, Hartmann and Seigel, which options may be exercised prior to the consummation of the Merger and will be terminated at the Effective Time to the extent not exercised.

  Gerry Ricco--Rockford's President, Chief Executive Officer and a member of the Board of Directors and Larry Hartmann--Rockford's Executive Vice President--Sales and a member of the Board of Directors have entered into amendments to their existing employment agreements with Rockford. These amendments will be effective only if the merger occurs and provide for salary and bonus arrangements that will apply after the merger. In addition, each of Messrs. Ricco and Hartmann will receive a bonus of $60,000 within 30 days after the merger is completed and a bonus of $63,000 if they are employed by Rockford 90 days after the merger is completed.

  Brian Seigel--Rockford's Executive Vice President--Marketing, Secretary and a member of the Board of Directors has entered into an agreement with Rockford that provides, among other things, that upon consummation of the Merger, Mr. Seigel's employment agreement with Rockford will be terminated and Mr. Seigel will receive a payment of $541,429, less applicable taxes, as payment in full and complete settlement of any claims Mr. Seigel may have under his employment agreement or any other claims he may have against Rockford.

  Rockford has established a stay-on bonus pool aggregating $237,000, excluding the bonuses payable to Messrs. Ricco and Hartmann described above, for certain employees who remain through the consummation of the Merger. The following executive officers of Rockford are entitled to receive bonuses: Kevin McDonnell, Executive Vice President and Chief Financial Officer--$30,000; Kenneth Vancini, Senior Vice President--Sales--$50,000; Michael Sheehan, Senior Vice President--Sales--Health Care--$25,000; and Thomas Ware, Senior Vice President--Credit and Operations--$25,000.

  Under the terms of existing option agreements, upon consummation of the Merger, stock options to purchase an aggregate of 228,425 shares of Rockford Common Stock will become immediately exercisable, including stock options held by the following executive officers: Kevin McDonnell--75,000 shares; Kenneth Vancini--32,000 shares; Michael Sheehan--32,000 shares; and Thomas Ware--50,000 shares.

  American Express has agreed to continue in effect the indemnification provisions, or indemnification provisions substantially similar to those, currently in effect for Rockford's directors and officers and to maintain directors' and officers' liability insurance covering Rockford's directors and officers for a period of six years. See "The Merger Agreement--Certain Covenants and Agreements--Indemnification; Directors' and Officers' Insurance."

  Messrs. Ricco, Hartmann and Seigel have also entered into a Shareholders Option Agreement with American Express that is described under the caption "The Shareholders Option Agreement." In addition,

American Express has agreed to indemnify Messrs. Ricco, Hartmann and Seigel in certain events following an exercise by American Express of the option granted pursuant to the Shareholders Option Agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following general discussion summarizes the material federal income tax consequences of the Merger and is based on the Code, the regulations promulgated thereunder, existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such consequences either prospectively or retroactively. The discussion does not address all aspects of federal income taxation that may be important to particular shareholders such as banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, and may not be applicable to shareholders who are not citizens or residents of the United States or who acquired their Rockford shares pursuant to the exercise of employee stock options or otherwise as compensation. This discussion assumes that Rockford Shareholders hold their shares of stock as capital assets within the meaning of the Code.

  Neither Rockford, American Express nor RXP intends to secure a ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Merger; however, consummation of the Merger is conditioned upon the receipt by American Express and Rockford of the opinion of King & Spalding, counsel to American Express, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Opinion"). The Tax Opinion will not bind the IRS and the IRS is, therefore, not precluded from successfully asserting a contrary opinion. The Tax Opinion will also be subject to certain assumptions and certain representations made by Rockford and American Express.

 Federal Income Tax Implications to Rockford Shareholders

  Assuming the accuracy of the Tax Opinion, no gain or loss will be recognized by holders of Rockford Common Stock who exchange their Rockford Common Stock for American Express Common Shares pursuant to the Merger, except with respect to cash received in lieu of fractional shares. The aggregate tax basis of the American Express Common Shares received by a Rockford Shareholder in the Merger will be the same as the shareholder's aggregate tax basis in the Rockford Common Stock surrendered in the exchange (reduced by any amount allocable to a fractional share of American Express Common Shares as discussed below). The holding period of the American Express Common Shares to be received by a Rockford Shareholder as a result of the Merger will include the period during which such shareholder held the Rockford Common Stock exchanged. Gain or loss realized by a shareholder with respect to the receipt of cash in lieu of a fractional share of American Express Common Shares should be capital gain or loss. Such gain or loss will be short-term capital gain or loss if the Rockford Shareholder held such shares of Rockford Common Stock for one year or less at the time of the Merger and otherwise will be long-term capital gain or loss. To determine the amount of such gain or loss, a portion of the tax basis in the shares of Rockford Common Stock surrendered will be allocated to the fractional share of American Express Common Shares. The amount of such gain or loss will be the difference between the amount of cash received for such fractional share and the amount of such tax basis.

 Federal Income Tax Implications of the Merger to Rockford, American Express and RXP

  No gain or loss will be recognized for federal income tax purposes by Rockford, American Express or RXP as a result of the Merger.

 Federal Income Tax Implications of the Merger to Dissenting Shareholders

  Holders of Rockford Common Stock who exercise their dissenters' rights with respect to their shares will generally be treated as if such shares were exchanged for the amount of cash received. Accordingly, dissenting shareholders will recognize gain or loss as a result of the Merger. The nature and amount of such gain or loss will depend on a number of factors, and shareholders considering dissenting are strongly urged to consult their tax advisors as to the particular tax consequences of doing so.

  The federal income tax discussion set forth above is intended to provide only a general summary, and does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any tax consequences of the disposition of stock in Rockford before the Merger or the disposition of American Express stock after the Merger. This discussion is directed principally to investors who are United States citizens or residents or domestic corporations. Apart from the federal income tax consequences discussed herein, no attempt has been made to determine any tax that may be imposed on a shareholder by the country, state or jurisdiction in which the holder resides or is a citizen. Accordingly, each Rockford Shareholder is strongly urged to consult with such shareholder's tax advisor to determine the particular tax consequences to such shareholder of the Merger, including the applicability and effect of foreign, state, local and other tax laws.

ACCOUNTING TREATMENT

  The Merger will be accounted for by American Express under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate Merger consideration paid by American Express in connection with the Merger, together with the direct costs of acquisition, will be allocated to Rockford's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of Rockford will be consolidated into the assets and liabilities and results of operations of American Express subsequent to the Effective Time.

RESALE OF AMERICAN EXPRESS COMMON SHARES

  The issuance of all shares of American Express Common Shares to be received by Rockford Shareholders in the Merger has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and such shares will be freely transferable by those persons who are not deemed to be "affiliates" (as such term is defined under the Securities Act) of Rockford at the time of the Rockford Special Meeting. American Express Common Shares received by those Rockford Shareholders who are deemed to be affiliates of Rockford may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of American Express) or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of Rockford or American Express generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain executive officers and directors of such party as well as principal shareholders of such party. Rockford has agreed to cause each person who is an "affiliate" of Rockford at the time of the Rockford Special Meeting to deliver to American Express a written agreement intended to ensure compliance by the affiliate with Rule 144 and Rule 145 promulgated under the Securities Act.

GOVERNMENTAL AND REGULATORY APPROVAL

  Under the Hart-Scott-Rodino Improvements Act of 1996 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. American Express and Rockford filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 25, 1998 and November 27, 1998 respectively. At any time before or after consummation of the Merger, the Antitrust Division, the FTC or state attorneys' general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on the information available to them, American Express and Rockford believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such challenge were made, American Express and Rockford would prevail or would not be required to accept certain conditions, including the divestitures of certain assets, in order to consummate the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

  The rights of shareholders of Rockford to dissent from approval of the Merger and demand payment for their shares are governed by Chapter 13 of the CGCL, the full text of which is reprinted as Appendix C to this Proxy Statement-Prospectus. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Appendix C.

  Under the CGCL, shareholders of Rockford will not have any dissenters' rights with respect to the Merger unless demands for payment are duly filed with respect to five percent (5%) or more of the outstanding shares of Rockford Common Stock. If the holders of five percent (5%) or more of the outstanding shares of Rockford Common Stock duly file demands for payment and fully comply with Chapter 13 of the CGCL, they will have dissenters' rights to be paid in cash the fair market value of their shares.

  Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the Merger Agreement, excluding any appreciation or depreciation as a consequence of the Merger. If the parties are unable to agree on a fair market value, the dissenting shareholder may request the Superior Court for the County of Orange to determine the fair market value of the shares. The court's decision would be subject to appellate review.

  The terms of the Merger Agreement were publicly announced on November 10, 1998. On November 9, 1998, the last trading day prior to the public announcement of the terms of the Merger, the high and low sales prices for Rockford Common Stock were $11 1/2 and $10 1/2, respectively.

  Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if such beneficial owners wish to dissent from the approval of the Merger.

  As described more fully below, in order to perfect their dissenters' rights, shareholders of record must: (i) make written demand for the purchase of their dissenting shares to Rockford or its transfer agent on or before the date of the Special Meeting; (ii) vote their dissenting shares against approval of the Merger; and (iii) within 30 days after the mailing to shareholders by Rockford of notice of approval of the Merger, submit the certificates representing their dissenting shares to Rockford or its transfer agent, for notation thereon that they represent dissenting shares. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

 Demand for Purchase

  Dissenting shareholders of Rockford must submit to Rockford at its principal office, 1851 East First Street, Suite 600, Santa Ana, California 92705, or to its transfer agent, American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, a written demand that Rockford purchase for cash those shares with respect to which they wish to act as dissenting shareholders.

  The notice must state the number and class of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares on November 9, 1998. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. Such demand will not be effective unless it is received by not later than the date of the Special Meeting.

  Dissenting shareholders may not withdraw their demand for payment without the consent of the Rockford Board. The rights of dissenting shareholders to demand payment terminate (i) if the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights), (ii) if the shares are transferred prior to submission for endorsement as dissenting shares, or (iii) if Rockford and the dissenting shareholders do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of the Merger was mailed to the shareholders.

  No shareholder who has a right to demand payment of cash for such shareholder's shares will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether Rockford has received the number of shares required to approve the Merger.

 Vote Against Approval of the Merger

  Dissenting shareholders must vote their dissenting shares against approval of the Merger. Record shareholders may vote part of the shares that they are entitled to vote in favor of the Merger or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares that they are entitled to vote. Voting against the Merger will not of itself, absent compliance with the provisions of Chapter 13 of the CGCL summarized herein, satisfy the requirement of the CGCL for exercise and perfection of dissenters' rights. However, any shareholder desiring to exercise dissenters' rights must vote against approval of the Merger.

 Notice of Approval

  If shareholders have a right to require Rockford to purchase their shares for cash under the dissenters' rights provisions of the CGCL, Rockford will mail to each such shareholder a notice of approval of the Merger within ten days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

 Submission of Stock Certificates

  Within 30 days after the mailing of the notice of approval of the Merger, dissenting shareholders must submit to Rockford or its transfer agent, at the address set forth above, certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the Merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

 Purchase of Dissenting Shares

  If a dissenting shareholder and Rockford agree that the shares are dissenting shares and agree upon the price of the shares, Rockford will, upon surrender of the certificates, make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after the agreement on price. Any agreement between dissenting shareholders and Rockford fixing the "fair market value" of any dissenting shares must be filed with the Secretary of Rockford.

  If Rockford denies that the shares are dissenting shares, or Rockford and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for Orange County, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may determine, or appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered to the shareholder by Rockford, then Rockford will be required to pay such costs (including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by Rockford). A dissenting shareholder must bring this action within six months after the date on which notice of approval of the Merger was mailed to the shareholder whether or not the corporation responds within such time to the shareholder's written demand that Rockford purchase for cash shares voted against the approval of the Merger.

  The Merger Agreement entitles American Express to terminate the Merger Agreement if holders of five percent (5%) or more of the outstanding shares of the Rockford Common Stock have exercised their dissenters rights in accordance with the CGCL.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference in its entirety and attached to this Proxy Statement-Prospectus as Appendix A. Shareholders of Rockford are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

GENERAL

  The Merger Agreement provides that, upon the satisfaction or waiver of specified conditions, RXP will merge with and into Rockford, with Rockford as the Surviving Corporation. Upon the effectiveness of the Merger, the separate existence of RXP will cease and American Express will own directly 100% of the outstanding capital stock of Rockford. The closing of the Merger is expected to take place as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the Merger Agreement by Rockford shareholders.

  Upon and immediately following the Merger, the Rockford Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Rockford will be the Bylaws of the Surviving Corporation. The initial officers and directors of the Surviving Corporation will be the officers and directors of RXP immediately prior to the Merger.

CONVERSION OF SHARES

  The Merger Agreement provides that, at the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time will be converted into a right to receive that number of shares of American Express Common Shares that could be purchased for $11.88 based on the average of the closing price per share of American Express Common Shares on the NYSE during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time. Rockford Shareholders will receive cash in lieu of fractional shares of American Express Common Shares.

STOCK OPTIONS AND WARRANTS

  Pursuant to the Merger Agreement, at the Effective Time, Rockford's obligations with respect to each outstanding Rockford stock option shall be assumed by American Express. The Rockford stock options so assumed by American Express shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Rockford Stock Options were issued as in effect immediately prior to the Effective Time, except that each such Rockford Stock Option shall be exercisable (subject to applicable vesting schedules) for that number of whole shares of American Express Common Shares equal to the product of the number of shares of Rockford Common Stock covered by such Rockford Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of American Express Common Shares. In addition, the per share exercise price of each Rockford Stock Option will be appropriately adjusted. Each Identified Shareholder (as defined under "The Shareholders Option Agreement") agrees (i) to exercise or cause to be exercised all Rockford Stock Options directly or indirectly beneficially owned by him (the "Identified Shareholder Options") prior to the Effective Time and
(ii) that to the extent not exercised, all Identified Shareholder Options owned by such Identified Shareholder will automatically terminate at the Effective Time.

  Each Rockford warrant shall be converted into an American Express warrant on the same terms and conditions except that each such warrant shall be exercisable for that number of whole shares of American Express Common Shares equal to the product of the number of shares of Rockford Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of American Express Common Shares. In addition, the per share exercise price of each Rockford warrant will be appropriately adjusted.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain representations and warranties by Rockford relating to a number of matters, including, among others, (i) its due incorporation, good standing and power to conduct its business; (ii) its capital structure; (iii) the ownership, due incorporation, good standing and power to conduct the businesses of its subsidiaries; (iv) its authority to enter into the Merger Agreement; (v) the absence of legal and contractual conflicts in connection with the consummation of the Merger; (vi) its timely filing since January 1, 1996 of all required Securities and Exchange Commission (the "SEC") documents and its delivery to American Express of unaudited consolidated financial statements at September 30, 1998; (vii) the absence since October 1, 1998 to the date of the Merger Agreement of any action which would require the consent of American Express if Section 5.2(b) and (c) of the Merger Agreement (regarding the conduct of the business pending the Merger) had been in effect during such period; (viii) the absence since January 1, 1998 of certain changes in Rockford's business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) and material liabilities and the origination of a specified amount of new leases and loans from January 1, 1998 through October 31, 1998; (ix) its proper filing and timely payment of all taxes, and other tax matters; (x) the absence of pending or, to Rockford's knowledge, threatened material litigation against Rockford (other than as disclosed); (xi) an accurate list of all Material Contracts (as defined in the Merger Agreement) and the absence of any material defaults thereunder; (xii) its compliance with obligations and eligibility of leases with respect to the securitization facilities of Rockford, confirming the accuracy of the representations and warranties contained therein and the absence of the occurrence of certain events thereunder; (xiii) the absence of any untrue statements or omissions made by Rockford in connection with the registration statement and proxy materials for the Merger; (xiv) the status of Rockford's employee benefit plans and its compliance with applicable law with respect to such plans; (xv) title to its properties; (xvi) Rockford's intellectual property rights and Year 2000 compliance; (xvii) the status of Rockford's labor relations, Rockford's compliance with applicable labor laws and the absence of workers' compensation or retaliation claims in excess of certain amounts; (xviii) Rockford's compliance with applicable laws with respect to the operation of its business; (xix) Rockford's compliance with applicable environmental laws and the absence of any notice of violation or liability under such laws; (xx) Rockford's insurance policies; (xxi) the absence of any agreement restricting Rockford's business practices; (xxii) the validity of Rockford's accounts receivable and net investment in direct finance leases; (xxiii) affiliate transactions; (xxiv) the receipt by Rockford of a fairness opinion from Piper Jaffray; (xxv) action taken by Rockford to exempt the Merger Agreement and the Shareholders Option Agreement from any antitakeover laws; (xxvi) the absence of the use of brokers and finders in connection with the Merger, except Rockford's financial advisors Credit Suisse First Boston Incorporated and Piper Jaffray; (xxvii) the absence of any action by Rockford that would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code; and (xxviii) Rockford's termination of any discussions with any other party with respect to an Acquisition Proposal.

  Such representations and warranties are subject to various qualifications and limitations.

  In addition, the Merger Agreement contains certain representations and warranties made by the Identified Shareholders, including, among others, that, to their knowledge, the representations and warranties of Rockford are accurate and correct in all material respects, and confirmation that the representations and warranties of such Identified Shareholders as set forth in the Shareholders' Option Agreement are accurate and correct.

  The Merger Agreement also contains certain representations and warranties by American Express relating to certain matters, including, among others, (i) due incorporation, good standing and power to conduct its business; (ii) authority to enter into the Merger Agreement; (iii) its capital structure; (iv) filings made by American Express with the SEC; (v) absence of untrue statements of material facts in disclosures made by American Express in this Proxy Statement-Prospectus; (vi) absence of certain material litigation; (vii) American Express' compliance with applicable law with respect to the operations of its business; (viii) absence of conflicts in entering into the Merger Agreement; and (ix) not having taken any actions that would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  None of the representations and warranties of Rockford or American Express will survive the consummation of the Merger. However, as discussed above, the Identified Shareholders have made a representation and warranty to the effect that, to their knowledge, the representations and warranties of Rockford contained in the Merger Agreement are accurate and correct in all material respects. That representation and warranty will survive the consummation of the Merger and the Identified Shareholders will have liability with respect to any breach of the representation and warranty on a several basis based on their pro rata ownership of the Rockford Common Stock prior to the Merger, but only in the event that in making that representation and warranty they are determined to have acted with actual and intentional fraud.

CERTAIN COVENANTS AND AGREEMENTS

 Conduct of Business of Rockford

  Rockford has agreed, for itself and its subsidiaries, that, during the period from the date of the Merger Agreement to the Effective Time, except as contemplated by the Merger Agreement or to the extent that American Express otherwise consents in writing, among other things, it will operate its business only in the ordinary course in the same manner as previously conducted and will not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary course of business; and, consistent with such operation, will use all commercially reasonable efforts consistent with past practices to preserve its business organizations intact, to keep available to it the goodwill of its customers, vendors, business partners and others with whom business relationships exist to the end that its goodwill and ongoing business shall not be impaired at the Effective Time, and will further exercise all commercially reasonable efforts to maintain its existing relationships with its employees in general. Without limiting the foregoing, Rockford has agreed that, except to the extent consented to by American Express in writing, it will not and it will not permit any of its subsidiaries to, among other things, (i) amend its articles of incorporation or bylaws or other similar governing documentation; (ii) make, declare or pay any dividends or other distribution; (iii) distribute, sell, issue, redeem, purchase or otherwise acquire any shares of capital stock, change the number of shares of its authorized or issued capital stock, grant any option, warrant or other right to purchase capital stock (other than in connection with exercise of outstanding options and warrants); (iv) increase its long or short-term debt, loans or obligations for others, except in ordinary course and in no event to grant loans to any person in amounts greater than $500,000, unless committed to be purchased by a third-party on a non-recourse basis; (v) incur capital expenditures individually greater than $100,000 or $300,000 in aggregate; (vi) sell, transfer, assign, mortgage or pledge its properties or assets in amounts individually greater than $100,000 or $250,000 in aggregate, except in the ordinary course of business consistent with past practices; (vii) approve any new or increased compensation arrangements in excess of $30,000 in aggregate or amend or terminate any Rockford Benefit Plan; (viii) amend or terminate any Material Contract or enter into a new Material Contract; (ix) negotiate any collective bargaining agreement; (x) change accounting methods or materially change control systems; (xi) make payments, loans or advances (other than in ordinary course) or enter into any agreement or arrangement with any officer, director, affiliate or associate; (xii) acquire any interest in any company or other organization; (xiii) settle any Tax liability that Rockford has contested; (xiv) make payments in excess of $100,000 individually or $250,000 in aggregate with respect to any claims, litigation or liabilities, other than when due and either reflected or reserved in the financials statements or incurred since June 30, 1998 in ordinary course consistent with past practice; (xv) modify Rockford's credit approval/declination criteria in any material respect; (xvi) fail to perform in any material respect all obligations under Material Contracts; (xvii) maintain insurance policies; (xviii) fail to service the lease portfolios under the securitization facilities of Rockford or fail to continue to collect accounts payable and lease payments due thereunder; (xix) fail to file all required tax returns;
(xx) fail to maintain licenses required to conduct business; (xxi) hire additional employees with aggregate annual compensation greater than $300,000 or business partners, unless they enter into a business partner agreement in the form agreed to by Rockford and American Express; (xxii) fail to communicate on a regular and reasonably frequent basis with representatives of American Express regarding ongoing operations of Rockford; and (xxiii) take any action that would affect the American Express' ability to perform under the Merger Agreement.

 No Solicitation

  Pursuant to the Merger Agreement, Rockford has agreed that it will not, will not permit any of its subsidiaries to, and will not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Rockford or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, prior to the approval of the Merger by the Rockford Shareholders, the Board may furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board, after consultation with and based on the written advice of outside counsel, determines in good faith that in order for the Board to comply with its fiduciary duties to shareholders under applicable law it is required to take such action, (B) prior to providing information in any form (whether orally or in writing) to any person or entity, Rockford receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Acquisition Proposal contains an offer of consideration that is materially superior to the consideration set forth in the Merger Agreement.

  The Merger Agreement provides that Rockford will (i) promptly advise American Express orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal,
(B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep American Express reasonably informed of the status and details of any such Acquisition Proposal or inquiry and (iii) negotiate with American Express to make such adjustments in the terms and conditions of the Merger Agreement as would enable Rockford to proceed with the transactions contemplated by the Merger Agreement.

  For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination, reorganization or similar transaction involving Rockford or any of its subsidiaries, or any purchase of all or any significant portion of the assets of Rockford or any of its subsidiaries. The term "materially superior" means consideration which, if the transaction subject to such Acquisition Proposal were consummated, would result in a value of the transaction which is the subject of such Acquisition Proposal exceeding the Merger transaction value by 5% or more.

 Actions by Rockford Board

  The Merger Agreement prohibits the Rockford Board from (i) withdrawing or modifying in any manner adverse to American Express its approval or recommendation of the Merger Agreement or (ii) approving, recommending or causing Rockford to enter into an agreement with respect to any Acquisition Proposal; unless, if prior to the approval of the principal terms of the Merger Agreement by the Rockford Shareholders, Rockford receives an unsolicited Acquisition Proposal and the Board determines in good faith, following consultation with and based upon the written advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to Rockford shareholders under applicable law. See "Termination; Fees and Expenses" below regarding certain payments which may be required to be made by Rockford to American Express if the Board take the actions described in this paragraph.

  The Merger Agreement also provides that if any "fair price," "moratorium," "control share," "business combination," "fair price," "shareholder protection" or similar or other antitakeover statute or regulation is enacted and becomes applicable to the proposed Merger, the Shareholders Option Agreement or the transactions contemplated thereby or by the Merger Agreement, Rockford and the Rockford Board shall grant such approval and will take such actions within their authority so that the Shareholders Option Agreement will remain in full force and effect and so that the Merger and the other transactions contemplated by the Merger Agreement and the Shareholders Option Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise will use all commercially reasonable efforts to eliminate or minimize the effects of any such statute or regulation on the Merger, the Shareholders Option Agreement and the transactions contemplated thereby and by the Merger Agreement. During the term of the Merger Agreement and the Shareholders Option Agreement, Rockford has agreed not to adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

 Indemnification; Directors' and Officers' Insurance

  The Merger Agreement provides that the articles of incorporation and bylaws of the Surviving Corporation will contain the provisions or substantially similar provisions for indemnification of Rockford directors and officers that are currently contained in Rockford's articles of incorporation and bylaws and that the provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Rockford in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

  In addition to the foregoing, for six years from the Effective Time, the Surviving Corporation will maintain in effect directors' and officers' liability insurance covering those persons who as of the date of the Merger Agreement were covered by Rockford's directors' and officers' liability insurance; provided, however, that (i) in lieu of purchasing new coverage, the Surviving Corporation, with American Express' consent, may purchase an extension under its existing policy and (ii) in the event that the cost of the insurance in any year exceeds 150% of the premium cost for such policy during the year ended December 31, 1998, American Express will cause the Surviving Corporation to provide coverage affording the same protection as maintained by American Express as of such date for its officers and directors.

  American Express has also agreed to indemnify Messrs. Ricco, Hartmann and Seigel in certain circumstances following the exercise of the option granted and American Express pursuant to the Shareholders Option Agreement.

CONDITIONS PRECEDENT TO THE MERGER

 Conditions to Each Party's Obligations to Effect the Merger

  The respective obligations of each party to effect the Merger are subject to the satisfaction of certain conditions, including the following: (i) obtaining the requisite approval of the Rockford Shareholders; (ii) all material consents and approvals of governmental entities having been obtained; (iii) the applicable waiting period under the Hart-Scott-Rodino Act having expired; (iv) there being no law, rule, regulation, order, decree or injunction in effect that would make illegal, materially restrict or in any way prevent or prohibit the Merger or the transactions contemplated by the Merger Agreement; (v) the Registration Statement having been declared effective by the SEC with no stop order in effect, pending or threatened; (vi) the American Express Common Shares to be issued having been authorized for listing on the NYSE and qualified under applicable state securities laws; and (vii) the receipt of a tax opinion from King & Spalding, counsel to American Express.

 Conditions to Obligation of Rockford to Effect the Merger

  The obligations of Rockford to effect the Merger are subject to the satisfaction of certain additional conditions, including the following: (i) American Express' representations and warranties being true as of the Closing Date (subject to certain qualifications); (ii) American Express and RXP having performed in all material respects all of their covenants and agreements under the Merger Agreement; (iii) American Express' delivery of an officers certificate as to compliance with (i) and (ii) above; (iv) Rockford having received letters from Ernst & Young LLP regarding certain financial information of American Express included in this Proxy Statement-Prospectus; (v) Rockford having received a written opinion from the General Counsel of American

Express covering certain customary matters; and (vi) there being no pending litigation that would have a Material Adverse Effect on American Express.

 Conditions to Obligation of American Express to Effect the Merger

  The obligations of American Express to effect the Merger are subject to the satisfaction of certain additional conditions, including the following: (i) Rockford's representations and warranties being true as of the Closing Date;
(ii) Rockford having performed in all material respects all of its covenants and agreements under the Merger Agreement; (iii) Rockford's and the Identified Shareholders' delivery of certificates as to compliance with (i) and (ii) above; (iv) American Express having received letters from Deloitte & Touche LLP regarding certain financial information of Rockford included in this Proxy Statement-Prospectus and with respect to certain other financial information of Rockford; (v) American Express having received certain letters from affiliates of Rockford; (vi) American Express having received a written opinion from O'Melveny & Myers LLP covering certain customary matters; (vii) the absence of certain specified pending or threatened litigation; (viii) receipt of requested director resignation letters; (ix) Rockford having at least $21 million in cash and cash equivalents and such amount exceeding the amount required to be reserved by Rockford pursuant to its securitization facilities; (x) Rockford having retained all cash proceeds obtained in connection with the exercise of Common Stock Options; (xi) there having not occurred from the date of the Merger Agreement to the Effective Time any change that would constitute a Material Adverse Change, which is defined as (a) Rockford having originated, in the ordinary course of business consistent with past practice, leases for the year ended December 31, 1998 having an aggregate value of not less than $215 million, (b) the leases and loans in the portfolio of Rockford and its subsidiaries ("Leases and Loans"), the scheduled payments of which are thirty days past due at the end of the month preceding the Closing Date, exceeding in aggregate dollar value more than 10% of the aggregate dollar value of all outstanding Leases and Loans as of that date, or (c) at the end of the calendar month immediately preceding the Closing Date, there shall have been at least a 100 basis point increase, if the Closing occurs on or before March 31, 1999, or at least a 125 basis point increase, if the Closing occurs on or after April 1, 1999, in the ratio of Leases and Loans accounts delinquent 180 days or more to gross unpaid contract balances for Leases and Loans as compared to the same ratio at September 30, 1998, and (xii) all material third party consents having been obtained.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the Rockford Shareholders, (i) by mutual written consent of Rockford and American Express; (ii) by Rockford if:
(a) subject to extensions under the Merger Agreement, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence is due to Rockford's failure to perform, satisfy or observe the covenants, agreements and conditions in the Merger Agreement; (b) events occur which render impossible the satisfaction of one or more of Rockford's closing conditions and such conditions are not waived by Rockford, unless the failure of such occurrence is due to Rockford's failure to perform or observe the covenants, agreements and conditions in the Merger Agreement; (c) Rockford is enjoined or restrained by any governmental authority or other regulatory body (including any court) which prevents the performance by Rockford of its obligations under the Merger Agreement and such injunction is not withdrawn by June 30, 1999, subject to extensions under the Merger Agreement; (d) Rockford's shareholders do not approve the Merger; or (e) Rockford's Board withdraws or materially modifies its approval or recommendation of the Merger or approves or recommends another Acquisition Proposal, and (iii) by American Express if: (a) subject to extensions under the Merger Agreement, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence is due to American Express' failure to perform, satisfy or observe the covenants, agreements and conditions in the Merger Agreement; (b) events occur which render impossible the satisfaction of one or more of American Express' conditions and such conditions are not waived by American Express, unless the failure of such occurrence is due to American Express' failure to perform or observe the covenants, agreements and conditions to be performed by American Express at or before the Effective Time; or (c) American Express is enjoined or restrained by any governmental authority or other regulatory body (including any court) which prevents the performance by American Express of its obligations under the Merger

Agreement and such injunction is not withdrawn by June 30, 1999, subject to extensions under the Merger Agreement; (d) Rockford's Shareholders do not approve the Merger; (e) Rockford's Board withdraws or materially modifies its approval or recommendation of the Merger or approves or recommends another Acquisition Proposal; or (f) Rockford Shareholders representing 5% or more of the outstanding shares of Rockford Common Stock have exercised their dissenters' rights in accordance with the CGCL.

  Except as described below, if the Merger Agreement is terminated for any reason without breach by any party, each party will pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that all expenses associated with the printing and mailing of the Registration Statement, the Proxy Statement and related documents and all filing or registration fees will be divided equally between American Express and Rockford.

  Rockford will be obligated to pay American Express upon demand $2 million upon the occurrence of the following: (i) the Board takes any action to cause Rockford to enter into an agreement in connection with an Acquisition Proposal;
(ii) Rockford terminates the Merger Agreement due to the Boards (a) withdrawal or modification in a manner adverse to American Express of its recommendation of the Merger or (b) approval or recommendation of another Acquisition Proposal; (iii) American Express terminates the Merger Agreement based upon the Rockford's action in (i) and (ii) above; or (iv) the Merger Agreement is terminated due to the failure to receive shareholder approval of the Merger at the Special Meeting and at the time of such meeting an Acquisition Proposal has been announced.

  In addition, if Rockford enters into an agreement or consummates an Acquisition Proposal within one year of the above payment, Rockford will be obligated to pay to American Express an additional fee equal to 25% of the difference between (i) the aggregate value of the Acquisition Proposal to the shareholders of Rockford, valued as of the date of the agreement relating to such Acquisition Proposal and (ii) the aggregate value of the Merger to the shareholders of Rockford, valued on the basis of Rockford having outstanding a specified number of shares of Common Stock and a merger consideration of $11.88 per share.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto at any time, except that after the approval of the Merger Agreement by the Rockford Shareholders, no amendment may be made which would reduce the amount or change the form of the consideration to be delivered to the Rockford Shareholders or otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by the Rockford Shareholders. The Merger Agreement may not be amended, except by an instrument in writing signed by the parties to the Merger Agreement.

  Any term or provision of the Merger Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. Any such waiver must be set forth in an instrument in writing signed on behalf of such party.

                       THE SHAREHOLDERS OPTION AGREEMENT

  As a condition to the willingness of American Express to enter into the Merger Agreement, Gerry Ricco, Larry Hartmann and Brian Seigel (the "Identified Shareholders") entered into a Shareholders Option Agreement with American Express dated November 9, 1998. The following summary of the Shareholders' Option Agreement is qualified in its entirety by reference to the Shareholders' Option Agreement, which is incorporated herein by reference in its entirety and a copy of which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. Shareholders of Rockford are urged to read the Shareholders Option Agreement entirely for a more complete description of the terms thereof.

OPTION TO PURCHASE THE SHARES OF ROCKFORD COMMON STOCK OWNED BY THE IDENTIFIED SHAREHOLDERS; PROXY AND AGREEMENT TO VOTE

  Pursuant to the Shareholders Option Agreement, each Identified Shareholder has granted American Express an irrevocable and continuing option (the "Option"), upon the occurrence of certain events, to purchase all shares of Rockford Common Stock owned of record by such Identified Shareholders (the "Option Shares") at a cash price per share equal to $11.88 (the "Purchase Price"); provided, however, if the Merger is consummated after the purchase of the Option Shares pursuant to the exercise of the Option and pursuant thereto American Express pays as Merger consideration a per share price greater than the Purchase Price, on the Effective Date of the Merger American Express will pay the Identified Shareholders an additional amount equal to the difference between the price paid in connection with the consummation of the Merger and the Purchase Price multiplied by the number of such Identified Shareholders' shares purchased upon exercise of the Option.

  If American Express exercises its Option and the Merger is not consummated, and within one year from the date American Express exercised its Option American Express sells all or substantially all of the Option Shares to another person in connection with an Acquisition Event (as defined below) involving Rockford and a third party other than a wholly owned subsidiary of American Express at a price per share above $13.38 (the "Measuring Price"), American Express will pay each of the Identified Shareholders an amount equal to fifty percent of the difference between the sales price per share paid to American Express for the Option Shares of Rockford Common Stock sold by American Express in such Acquisition Event and the Measuring Price multiplied by the number of Option Shares sold by such Identified Shareholder to American Express pursuant to the exercise of the Option.

  The Option may be exercised by American Express, in whole but not in part, at any time following the earliest to occur of any of the following events: (i) any person shall have commenced or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of Rockford Common Stock, such that upon consummation of such offer such person would own or control 10% or more of the then outstanding Rockford Common Stock; (ii) Rockford, without American Express' consent, shall
(A) have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into or publicly announced an intention to enter into an agreement with any person to (1) effect a merger, consolidation, combination, reorganization, share exchange, joint venture involving an equity control event or similar transaction involving Rockford or any of its subsidiaries, (2) directly or indirectly sell, lease or otherwise transfer or dispose of, or agree to sell, lease or otherwise transfer assets of Rockford or its subsidiaries representing 10% or more of the consolidated assets of Rockford and its subsidiaries or (3) directly or indirectly issue, sell or otherwise transfer or dispose of or agree to issue, sell or otherwise transfer or dispose of securities representing 10% or more of the voting power of Rockford (any of the foregoing an "Acquisition Transaction"), or (B) directly or indirectly have otherwise taken any action in respect of an Acquisition Transaction or an Acquisition Proposal made by any party other than American Express; (iii) any person or group shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire 10% or more of the then outstanding Rockford Common Stock other than any person or group that, at the date of the Shareholders Option Agreement, beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding Rockford Common Stock; or (iv) any person other than

American Express shall have made an Acquisition Proposal to Rockford or its shareholders and such proposal shall have been publicly announced (any of (i), (ii), (iii), or (iv) an "Acquisition Event").

  Concurrent with the execution of the Shareholders Option Agreement, the Identified Shareholders delivered the certificates representing the Option Shares to an Escrow Agent.

CERTAIN COVENANTS OF THE IDENTIFIED SHAREHOLDERS

  Each Identified Shareholder has agreed pursuant to the Shareholders Option Agreement that such Identified Shareholder will not (i) enter into any transaction, take any action or by inaction permit any event to occur that would result in any of the representations and warranties of such Identified Shareholder contained in the Shareholders Option Agreement being untrue or incorrect at the time immediately after the occurrence of such event or the date of any closing of the purchase of Option Shares, or (ii) dispose of or encumber the Option Shares.

IRREVOCABLE PROXY AND RELEASE; AGREEMENT TO VOTE SHARES

  Each Identified Shareholder represented that he has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Option Shares and irrevocably appointed American Express, during the term of the Shareholders Option Agreement, as proxy for such Identified Shareholder to vote (or refrain from voting) in any manner as American Express, in its sole discretion, may see fit, all of the Option Shares of such Identified Shareholder for such Identified Shareholder and in such Identified Shareholder's name, place and stead, at any annual, special or other meeting or action of the shareholders of Rockford in lieu of a meeting or otherwise, with respect to any issue brought before shareholders of Rockford. The parties agreed that, neither American Express, nor American Express' successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to any shareholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by American Express of the Option Shares subject to the irrevocable proxy granted to American Express at any annual, special or other meeting or action or the execution of any consent of the shareholders of Rockford. If the issue on which American Express is voting pursuant to the irrevocable proxy is the proposal to approve the principal terms of the Merger Agreement, American Express has agreed to vote for such proposal or give its consent, as applicable. Notwithstanding the foregoing, in the event American Express elects not to exercise its rights to vote the Option Shares pursuant to the irrevocable proxy, upon the request of American Express each Identified Shareholder has agreed to vote all of his Option Shares during the term of the Shareholders Option Agreement (i) if the issue on which the Identified Shareholder is requested to vote is a proposal to approve the principal terms of the Merger Agreement, each Identified Shareholder agreed to vote in favor of or give his consent to, as applicable, that proposal or (ii) otherwise in the manner directed by American Express at any annual, special or other meeting or action of shareholders of Rockford in lieu of a meeting or otherwise with respect to any issue brought before the shareholders of Rockford.

TERMINATION

  The Shareholders Option Agreement and the Option will terminate on the earlier of: (i) the termination of the Merger Agreement, or (ii) relinquishment of the option by American Express (the "Option Termination Date"). Notwithstanding anything to the contrary in the Shareholders Option Agreement or any other agreement, if during the term of the Shareholders Option Agreement an Acquisition Event shall occur or Rockford terminates the Merger Agreement due to the withdrawal or material modification by the Rockford Board in a manner adverse to American Express of the recommendation of the Merger Agreement and the Merger or the Rockford Board shall have approved or recommended another Acquisition Proposal (the date of such occurrence being the "Trigger Date"), the Option Termination Date of the Shareholders Option Agreement shall automatically extend to the date which occurs 12 months from the Trigger Date.

     COMPARISON OF THE RIGHTS OF HOLDERS OF AMERICAN EXPRESS COMMON SHARES
                      AND HOLDERS OF ROCKFORD COMMON STOCK

  As a consequence of the consummation of the proposed Merger, the shareholders of Rockford, a California corporation, will become shareholders of American Express, a New York corporation. New York corporations are governed by the New York Business Corporation Law (the "NYBCL"). California corporations are governed by the CGCL. Thus, the rights of former Rockford shareholders will be governed by the NYBCL rather than the CGCL.

  Differences between CGCL and the NYBCL and between the charters and bylaws of Rockford and American Express will result in several changes in the rights of shareholders of Rockford if the proposed Merger is effected. Certain differences between the rights of holders of shares of American Express Common Shares and shares of Rockford Common Stock are summarized below. The following summary does not purport to be a complete statement of the rights of holders of Rockford Common Stock under the CGCL, the Restated Articles of Incorporation of Rockford, as amended (the "Rockford Charter"), and the Amended and Restated Bylaws of Rockford (the "Rockford Bylaws"), as compared with the rights of holders of American Express Common Shares under the NYBCL, the Restated Certificate of Incorporation of American Express (the "American Express Charter") and the Bylaws of American Express (the "American Express Bylaws"), or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. In addition, the summary is qualified in its entirety by reference to the CGCL, the NYBCL and the governing corporate instruments of American Express and Rockford, to which shareholders are referred. Copies of the American Express Charter and American Express Bylaws are available for inspection at the offices of American Express and copies will be sent to the holders of Rockford Common Stock upon request. Pursuant to Sections 1500 and 213 of the CGCL, copies of the Rockford Charter and the Rockford Bylaws are available for inspection at the principal executive offices of Rockford.

DIVIDENDS

 Rockford

  Generally, a California corporation may pay dividends out of retained earnings. Dividends may also be made if, immediately after giving effect thereto, the sum of (i) the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1.25 times its liabilities (excluding certain deferred credits) and (ii) the current assets of such corporation are at least equal to its current liabilities or, if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years were less than the average of the interest expense of such corporation for such fiscal years, at least equal to 1.25 times its current liabilities.

 American Express

  Under the NYBCL, a corporation may declare and pay dividends or make other distributions on its outstanding shares, in cash, bonds or property except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restriction contained in the certificate of incorporation. The American Express Charter contains no such restriction. Dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital.

SPECIAL MEETINGS OF SHAREHOLDERS; QUORUM; SHAREHOLDER ACTION BY WRITTEN CONSENT

 Rockford

  Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the charter or bylaws. In addition, the Rockford Bylaws permit a vice president, the secretary and an assistant secretary of Rockford to call a special meeting.

  A quorum for a meeting of shareholders of Rockford is generally a majority of the outstanding shares of Rockford entitled to vote at such a meeting. An action by shareholders of Rockford requires a majority of votes cast at a meeting of shareholders. The CGCL provides that these quorum requirements may be increased or decreased by amendment of the charter, except that in no event shall a quorum consist of less than one-third of the shares entitled to vote.

  Under the CGCL, unless otherwise provided in the articles of incorporation, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote. The Rockford Charter contains no provision limiting actions by written consent of its shareholders.

 American Express

  Under the NYBCL, a special meeting of the stockholders may be called by the board and by such person or persons as may be authorized by the certificate of incorporation or bylaws. Pursuant to the American Express Bylaws, a special meeting of shareholders may be called at any time by resolution of the American Express Board, a majority of the American Express directors then in office, the chief executive officer of American Express or the secretary of American Express upon written demand by the holder or holders of a majority of shares of American Express then outstanding and entitled to vote in the election of directors. No business other than that specified in the notice of the meeting may be presented at any such special meeting.

  A quorum for a meeting of the shareholders of American Express generally is a majority of the outstanding shares of American Express entitled to vote at such meeting. An action by the shareholders of American Express generally requires a majority of the votes cast at a meeting of shareholders, except that election of directors requires only a plurality of the votes cast. The NYBCL provides that these quorum requirements may be increased by a change to the certificate of incorporation or decreased by a change to the certificate of incorporation or bylaws (which change to the bylaws may be effected by shareholders or by the board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote.

  Under the NYBCL, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of all outstanding shares entitled to vote thereon, unless the certificate of incorporation authorizes written consent of the holders of less than all outstanding shares, but in no event less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present and voted.

CERTAIN VOTING RIGHTS

 Rockford

  The CGCL generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation, by the affirmative vote of the holders of a majority (unless the charter requires a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Rockford Charter does not require a higher percentage of the holders of shares of Rockford Common Stock to approve any such reorganization.

  In general, under the CGCL, no approval of a reorganization is required by the holders of the outstanding shares in the case of any corporation if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent.

  Under the CGCL, a parent corporation may, without shareholder approval, merge a subsidiary into itself if the parent corporation owns at least 90% of the outstanding shares of each class of stock of such subsidiary.

 American Express

  Under the NYBCL, the recommendation of the board of directors and the approval of two-thirds of the outstanding shares of American Express entitled to vote thereon are generally required to effect a merger or consolidation or to sell, lease or exchange substantially all of American Express' assets. The NYBCL provides that the approval of only a majority of the outstanding shares of a corporation is required to effect a merger or consolidation or to sell, lease or exchange substantially all of American Express' assets if the corporation was in existence on February 22, 1998 and its certificate of incorporation expressly provides for majority approval or the corporation was incorporated after February 22, 1998. The American Express Charter does not contain such a provision.

  Under the NYBCL, a New York corporation owning at least 90% of the outstanding shares of each class of another New York corporation may merge such corporation with itself without the authorization of the shareholders of either corporation.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

 Rockford

  Under the CGCL, a Listed Corporation (as defined below) may, by amendment to its charter or bylaws, divide its board of directors into as many as three classes, and directors can be elected to serve staggered terms. The Rockford Charter and Rockford Bylaws contain no such provision and, accordingly, all directors are elected annually for a term of one year or until a successor is elected. A "Listed Corporation" is defined under the CGCL as a corporation with
(i) securities listed on the New York or American Stock Exchange or (ii) securities designated as a National Market System security on the Nasdaq National Market if the corporation has at least 800 holders of equity securities.

 American Express

  Under the NYBCL, by provision in the certificate of incorporation or bylaws, the board of directors of a corporation may be divided into as many as four classes, and directors can be elected to serve staggered terms. The American Express Charter and the American Express Bylaws contain no such provision and accordingly, all directors are elected annually for a term of one year or until their successors are elected.

ELECTION OF DIRECTORS

 Rockford

  Under the CGCL (unless the corporate charter provides otherwise), any shareholder of a Listed Corporation is entitled to cumulate his votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his votes and the corporation's charter does not specifically eliminate cumulative voting. The Rockford Charter and the Rockford Bylaws provide for the elimination of cumulative voting.

 American Express

  The NYBCL permits a corporation, by inclusion of a provision in its certificate of incorporation, to utilize cumulative voting. The American Express Charter does not contain such a provision. Pursuant to the NYBCL and the American Express Bylaws, directors of American Express are elected by a plurality of the votes cast at a meeting by the holders of shares entitled to vote thereon.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

 Rockford

  Under the CGCL, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected. In the case of a corporation whose board is classified, a director may not be removed if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same number of votes were cast.

  Under the CGCL (unless otherwise provided in the charter or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors may be filled by approval of the board. The Rockford Charter and the Rockford Bylaws contain no provisions to the contrary. In addition, any vacancy not filled by the directors and any vacancies on the board resulting from the removal of directors may be filled by approval of the shareholders.

 American Express

  Under the NYBCL, any or all of the directors may be removed for cause by vote of the shareholders. The certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders may provide for removal for cause by action of the board of directors or by the holders of the shares of any class or series, voting as a class, when so entitled by the provisions of the certificate of incorporation. If the certificate of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The American Express Bylaws provide that any director may be removed with or without cause by vote of the shareholders, or with cause by action of the Board.

  The NYBCL permits the filling of vacancies on the board of directors by approval of the board in all cases except where the vacancy was caused by the removal of a director, in which case the vacancy must be filled by vote of the shareholders, unless otherwise provided in the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders. The American Express Bylaws provide that vacancies occurring in the American Express board for any reason, including vacancies occurring by reason of the removal of any of the directors with or without cause, may be filled by a vote of the majority of directors then in office.

AMENDMENT OF CHARTER AND BYLAWS

 Rockford

  Under the CGCL, amendments to the charter of a corporation generally require approval by vote of directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter.

  Under the CGCL, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares or by the approval of the board of directors except (i) if the number of directors is set forth in the charter, in which case such number may only be changed by an amendment to the charter, or
(ii) if the charter requires a larger percentage of shareholder or director vote to approve a given action. The Rockford Charter does not require approval by a supermajority of the shareholders of Common Stock or directors to approve a given action.

 American Express

  Under the NYBCL, amendments of the certificate of incorporation may generally be authorized by vote of the board followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock as specified in the statute, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

  Under the NYBCL, except as otherwise provided in the certificate of incorporation, bylaws may be amended, repealed or adopted by a majority of the votes of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws also may be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any bylaw adopted by the board may be amended or repealed by the shareholders entitled to vote thereon as provided by the NYBCL. The American Express Bylaws may be amended or repealed or new bylaws may be adopted by the Board of Directors, or by vote of the holders of the shareholders, except that the Board may not amend or repeal any bylaw, or adopt any new bylaw with respect to the subject matter of any bylaw, which specifically states that it may be amended or repealed only by the shareholders.

DISSENTERS'/APPRAISAL RIGHTS

 Rockford

  The provisions of the CGCL relating to dissenters' rights of appraisal are described under the caption "The Merger--Dissenters' Rights of Appraisal."

 American Express

  Under the NYBCL, any shareholder of a corporation has the right to obtain payment for the fair value of such shareholder's shares in the event of (i) certain amendments or changes to the certificate of incorporation adversely affecting the rights of such shares, (ii) certain mergers or consolidations of the corporation if the shareholder is entitled to vote thereon, (iii) a merger or consolidation where the shareholder is not entitled to vote or if such shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,
(iv) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of the corporation which require shareholder approval other than a transaction solely for cash, and (v) certain share exchanges. In addition, any shareholder of a subsidiary corporation in a merger authorized under NYBCL Section 905 or Section 907(c) (merger of 90% owned subsidiary into parent corporation) who dissents to such merger is entitled to appraisal rights. However, no appraisal rights will be available (i) to a shareholder of the parent corporation in a merger authorized under NYBCL
Section 905 or 907(c), (ii) to a shareholder of the surviving corporation in a merger whose rights as a shareholder are not adversely affected, and (iii) for shares of any class or series of stock which at the record date to vote on the plan of merger or consolidation were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

 Rockford

  The CGCL generally requires that, unless all shareholders of a class or series consent, each share of such class or series of any party to a merger must be treated equally with respect to any distribution of cash, property, rights or securities. The CGCL also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

  The CGCL also provides generally that if a tender offer or a written proposal for certain business combinations is made to some or all of a corporation's shareholders by an "interested party," an affirmative written opinion as to the fairness of the consideration to such shareholders must be delivered. An "interested party" is generally a control person of the target corporation, an entity directly or indirectly controlled by an officer or director of such corporation or an entity in which a material financial interest is held by any director or executive officer of such corporation.

 American Express

  Under NYBCL Section 912 (the "Business Combination Statute"), any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with an interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation) is prohibited for a period of five years after the date on which the interested shareholder first became an interested shareholder (the "stock acquisition date"). After such five-year period a business combination between a resident domestic New York corporation and such interested shareholder is prohibited unless certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding shares of voting stock, excluding stock beneficially owned by such interested shareholder or its affiliates. The restrictions of this section do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of the stock by the interested shareholder that caused such shareholder to become an interested shareholder, is approved by the board of directors of the resident domestic New York corporation prior to the interested shareholder's stock acquisition date. A resident domestic New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of the outstanding shares, other than the shares owned by the interested shareholder and its affiliates, expressly electing not to be governed by the Business Combination Statute. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was an interested shareholder on or prior to the effective date of such amendment. American Express has not amended its Bylaws to elect not to be governed by the Business Combination Statute.

  American Express will be considered a resident domestic New York corporation as long as at least 10% of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

LIMITATION ON DIRECTORS' LIABILITY

 Rockford

  The CGCL provides that a corporation's charter may contain a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders. However, no such provision may eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) for any improper transaction between a director and a corporation in which the director has a material financial interest, (vii) for any unlawful distribution to the shareholders of a corporation or any unlawful loan of money and property to, or guarantee of the obligations of, any director or officer of the corporation, (viii) for any act or omission occurring prior to September 27,

1987 when Section 204 of the CGCL became effective or (ix) for the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

  The Rockford Charter provides that the liability of Rockford directors for monetary damages will be eliminated to the fullest extent permissible under the CGCL.

 American Express

  Under the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled or (iv) resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The American Express Charter provides for this limitation on directors' liability. The American Express Charter also provides that if the NYBCL is amended after approval by the shareholders of the American Express Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of American Express will be eliminated or limited to the fullest extent permitted by the NYBCL, as amended from time to time.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

 Rockford

  Under the CGCL, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action (other than an action by or in the right of the corporation to procure a judgment in its favor) against expenses, judgments, fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent of a corporation for purposes of the CGCL includes directors, officers and employees of such corporation.

  The indemnification authorized by the CGCL is not exclusive and a corporation may grant its directors certain additional rights to indemnification. The Rockford Bylaws permit Rockford to indemnify each of its agents in excess of the indemnification otherwise permitted by the CGCL with respect to actions for breach of duty to Rockford, subject to certain limitations imposed by the CGCL.

 American Express

  Under the NYBCL, a corporation may indemnify its directors and officers against judgments, fines, amounts paid in settlements and reasonable expenses, including attorney's fees, incurred in any action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor, whether civil or criminal, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation to procure judgment in its favor, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

  Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, and unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the paragraph above may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the shareholders.

  The indemnification authorized by the NYBCL is not exclusive and a corporation may grant its directors and officers certain additional rights to indemnification. The American Express Bylaws provide for indemnification of officers or directors to the fullest extent permitted by law.

                      WHERE YOU CAN FIND MORE INFORMATION

  Rockford and American Express file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information filed by American Express should also be available for inspection at the offices of the New York Stock Exchange, 120 Broad Street, New York,
New York 10005. Reports, proxy statements and other information filed by Rockford should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

  American Express filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission its Common Shares to be issued to Rockford Shareholders in the Merger. This Proxy Statement-Prospectus is a part of the Registration Statement and constitutes a prospectus of American Express. As allowed by Commission rules, this Proxy Statement-Prospectus does not contain all of the information you can find in American Express' Registration Statement or the exhibits to that Registration Statement.

  You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. Neither Rockford nor American Express has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated January 7, 1999. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date or such other date as this Proxy Statement-Prospectus indicates. Neither the mailing of this Proxy Statement-Prospectus to Rockford Shareholders nor the issuance of American Express Common Shares in the Merger creates any implication to the contrary.

ROCKFORD INCLUDED DOCUMENTS

  As allowed by the Commission rules, this Proxy Statement-Prospectus does not contain all the information concerning Rockford. Rockford's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 are attached to this Proxy Statement-Prospectus as Appendix D and Appendix E, respectively, and are incorporated herein by reference. These documents contain important information about Rockford and its finances and should be reviewed carefully and fully.

ROCKFORD AND AMERICAN EXPRESS INCORPORATED DOCUMENTS

  The Commission allows Rockford and American Express to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Rockford and American Express can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

  This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Rockford and American Express have previously filed with the Commission. These documents contain important information about Rockford and American Express and their finances and should be reviewed carefully and fully. Some of these filings have been amended by later filings, which are also listed.

         ROCKFORD COMMISSION FILINGS
              (FILE NO. 0-26324)                     PERIOD/AS OF DATE
         ---------------------------                 -----------------
     Annual Report on Form 10-K..........  Year ended 12/31/97
     Quarterly Reports on Form 10-Q......  Quarter ended 03/31/98
                                           Quarter ended 06/30/98
                                           Quarter ended 09/30/98
     Current Report on Form 8-K..........  11/17/98
     AMERICAN EXPRESS COMMISSION FILINGS
             (FILE NO. 001-07657)                    PERIOD/AS OF DATE
     -----------------------------------             -----------------
     Annual Report on Form 10-K..........  Year ended 12/31/97
                                           (as amended on 06/17/98 and 06/30/98)
     Quarterly Reports on Form 10-Q......  Quarter ended 03/31/98
                                           Quarter ended 06/30/98
                                           Quarter ended 09/30/98
     Current Reports on Form 8-K.........  01/26/98; 02/04/98;
                                           02/10/98; 04/16/98;
                                           04/23/98; 04/29/98;
                                           07/27/98; 08/05/98;
                                           10/26/98

  All documents filed by American Express under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the Special Meeting will be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part hereof, except as so modified or superseded.

  ANY DOCUMENTS FILED BY ROCKFORD OR AMERICAN EXPRESS WITH THE COMMISSION AND INCORPORATED BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO STEVEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, WORLD FINANCIAL CENTER, 200 VESEY STREET, NEW YORK, NEW YORK 10285, IN THE CASE OF AMERICAN EXPRESS DOCUMENTS, OR KEVIN MCDONNELL, EXECUTIVE VICE PRESIDENT, ROCKFORD INDUSTRIES, INC., 1851 E. FIRST STREET, SANTA ANA, CALIFORNIA 92705, IN THE CASE OF ROCKFORD DOCUMENTS. TELEPHONE REQUESTS MAY BE DIRECTED TO STEVEN
P. NORMAN AT (212) 640-5583 FOR AMERICAN EXPRESS DOCUMENTS AND KEVIN MCDONNELL AT (714) 547-7166 FOR ROCKFORD DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 5, 1999.

  Rockford has supplied all information contained or incorporated by reference in this document relating to Rockford and American Express has supplied all such information relating to American Express.

                 DESCRIPTION OF AMERICAN EXPRESS' CAPITAL STOCK

  Set forth below is a description of the Common Shares of American Express. The following statements are summaries of, and are subject to the detailed provisions of, the American Express Charter and Bylaws, and to the relevant provisions of the NYBCL.

  American Express currently is authorized to issue up to 1,200,000,000 shares of Common Shares, par value $.60 per share. Dividends may be paid on the American Express Common Shares out of funds legally available therefor, when and if declared by American Express' Board of Directors.

  Holders of the American Express Common Shares are entitled to share ratably therein and in assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of American Express is then authorized and outstanding, to any preferential rights of such preferred stock. Each share of the American Express Common Shares entitles the holder thereof to one vote at all meetings of share owners, and such votes are noncumulative. The American Express Common Shares are not redeemable, have no subscription or conversion rights and do not entitle the holders thereof to any pre-emptive rights.

                                 LEGAL OPINION

  The legality of the American Express Common Shares to be issued in connection with the Merger will be passed upon by Louise Parent, Executive Vice President and General Counsel of American Express. Certain federal income tax consequences of the Merger will be passed upon by King & Spalding. Certain matters as to Rockford will be passed by O'Melveny & Myers LLP.

                                    EXPERTS

  The consolidated financial statements of Rockford at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Rockford's Annual Report on Form 10-K for the year ended December 31, 1997 that accompanies this Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report with respect thereto, and are included herewith in reliance upon that report, given on the authority of the firm as experts in auditing and accounting.

  The consolidated financial statements of American Express at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated in this Proxy Statement-Prospectus by reference to the American Express Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto, and are included herein by reference in reliance upon that report, given on the authority of the firm as experts in accounting and auditing.

  Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Rockford will hold a 1999 Annual Meeting of Rockford Shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of Rockford Shareholders intended to be presented at the 1999 Annual Meeting of Rockford Shareholders must have been received by the Secretary of Rockford no later than December 22, 1998 in order to be considered for inclusion in the Rockford 1999 proxy materials.

                                 OTHER MATTERS

  As of the date of this Proxy Statement-Prospectus, the Rockford Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. If any other matters shall properly come before either the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Rockford.

                                                                      APPENDIX A



--------------------------------------------------------------------------------

                          PLAN AND AGREEMENT OF MERGER

                                     AMONG

                           AMERICAN EXPRESS COMPANY,

                          RXP ACQUISITION CORPORATION

                                      AND

                           ROCKFORD INDUSTRIES, INC.

--------------------------------------------------------------------------------


                             --------------------

                                NOVEMBER 9, 1998

                             --------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1 PLAN OF MERGER................................................   A-1
           1.1  The Merger..............................................    A-1
           1.2  Conversion of Shares....................................    A-2
           1.3  Exchange of Certificates................................    A-2
           1.4  Dividends...............................................    A-3
           1.5  Escheat Laws............................................    A-4
           1.6  Closing of Company Transfer Books.......................    A-4
           1.7  Dissenting Shares.......................................    A-4
 ARTICLE 2 CLOSING.......................................................   A-4
           2.1  Time and Place of Closing...............................    A-4
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY AND IDENTIFIED
           SHAREHOLDERS..................................................   A-5
           3.1  Disclosure Letter; Material Adverse Effect on Company...    A-5
           3.2  Organization, Good Standing and Power...................    A-5
           3.3  Capitalization..........................................    A-5
           3.4  Company Subsidiaries; Voting Trusts.....................    A-6
           3.5  Authority; Enforceability...............................    A-6
           3.6  Non-Contravention; Consents.............................    A-6
           3.7  SEC Reports; Company Financial Statements...............    A-7
           3.8  Absence of Certain Changes..............................    A-8
           3.9  Tax Matters.............................................    A-9
           3.10 Litigation..............................................   A-10
           3.11 Material Contracts......................................   A-11
           3.12 Securitization Facilities...............................   A-12
           3.13 Registration Statement, Etc.............................   A-12
           3.14 Employee Benefit Plans..................................   A-13
           3.15 Property................................................   A-15
           3.16 Intellectual Property; Year 2000........................   A-15
           3.17 Labor Relations.........................................   A-17
           3.18 No Violation of Law.....................................   A-18
           3.19 Environmental Matters...................................   A-19
           3.20 Insurance Policies......................................   A-20
           3.21 Absence of Certain Business Practices...................   A-20
           3.22 Accounts Receivable and Net Investment in Direct Finance
                 Leases and Loans: Restricted Cash......................   A-21
           3.23 Transactions with Affiliates............................   A-21
           3.24 Fairness Opinion........................................   A-21
           3.25 Antitakeover Statutes; Shareholders' Rights Plan........   A-21
           3.26 Board Recommendations...................................   A-21
           3.27 Brokers and Finders.....................................   A-21
           3.28 Merger..................................................   A-22
           3.29 Voting Requirements.....................................   A-22
           3.30 No Existing Discussions.................................   A-22
                Representations and Warranties of Identified
           3.31 Shareholders............................................   A-22
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT......................  A-23
           4.1  Organization, Good Standing and Power...................   A-23
           4.2  Capitalization..........................................   A-23
           4.3  Authority; Enforceability...............................   A-23

                                                                           PAGE
                                                                           ----
           4.4  Non-Contravention; Consents.............................   A-23
           4.5  SEC Reports.............................................   A-24
           4.6  Registration Statement, Etc.............................   A-24
           4.7  Litigation..............................................   A-25
           4.8  No Violation of Law.....................................   A-25
           4.9  Brokers and Finders.....................................   A-25
           4.10 Merger..................................................   A-25
 ARTICLE 5 CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN
           COVENANTS.....................................................  A-25
           5.1  Access and Information..................................   A-25
           5.2  Conduct of Business Pending Merger......................   A-25
           5.3  Fiduciary Duties........................................   A-29
           5.4  Certain Fees............................................   A-29
           5.5  Takeover Statutes; Inconsistent Actions.................   A-30
           5.6  Consents................................................   A-30
           5.7  Reasonable Efforts; Further Assurances; Cooperation.....   A-30
           5.8  NYSE Listing............................................   A-31
           5.9  Notice..................................................   A-31
           5.10 Registration Statement; Shareholder Approvals...........   A-31
           5.11 Expenses................................................   A-32
           5.12 Press Releases; Filings.................................   A-32
           5.13 Tax Treatment...........................................   A-32
           5.14 Employee Benefits.......................................   A-32
           5.15 Stock Options and Warrants..............................   A-33
           5.16 Company Affiliates......................................   A-33
           5.17 Supplements to Disclosure Letter........................   A-33
           5.18 Post-Closing Cooperation by Identified Shareholders.....   A-33
                Indemnification of Directors and Officers and Identified
           5.19 Shareholders............................................   A-34
           5.20 Certain Consents........................................   A-34
 ARTICLE 6 CONDITIONS PRECEDENT TO MERGER................................  A-35
           6.1  Conditions to Each Party's Obligations..................   A-35
           6.2  Conditions to Obligations of Company....................   A-35
           6.3  Conditions to Obligations of Parent.....................   A-36
 ARTICLE 7 TERMINATION AND ABANDONMENT OF THE MERGER.....................  A-39
           7.1  Termination.............................................   A-39
           7.2  Specific Performance and Other Remedies.................   A-40
           7.3  Effect of Termination and Abandonment...................   A-40
           7.4  Termination Date Extension..............................   A-40
 ARTICLE 8 MISCELLANEOUS.................................................  A-40
           8.1  Waiver and Amendment....................................   A-40
                Non-Survival of Representations, Warranties and
           8.2  Agreements..............................................   A-40
           8.3  Notices.................................................   A-41
           8.4  Descriptive Headings; Interpretation....................   A-41
           8.5  Counterparts............................................   A-41
           8.6  Entire Agreement........................................   A-41
           8.7  GOVERNING LAW...........................................   A-42
           8.8  Severability............................................   A-42
           8.9  Enforcement of Agreement................................   A-42

                                                                            PAGE
                                                                            ----
              8.10 Assignment.............................................  A-42
              8.11 Liability of Identified Shareholders...................  A-42
              8.12 Definition of Company's Knowledge......................  A-42
              8.13 Disclosure Letter......................................  A-42
 EXHIBIT 1.1  SHAREHOLDERS' OPTION AGREEMENT

 EXHIBIT 5.16 AFFILIATES LETTER

                         PLAN AND AGREEMENT OF MERGER

  PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 9, 1998, among AMERICAN EXPRESS COMPANY, a New York corporation ("Parent"), RXP ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and ROCKFORD INDUSTRIES, INC., a California corporation ("Company").

  WHEREAS, Parent has formed Sub as a wholly owned subsidiary under the Delaware General Corporation Law (the "DGCL") for the purpose of Sub merging with Company pursuant to the applicable provisions of the DGCL and the California General Corporation Law (the "CGCL") (the "Merger") so that Company will continue as the surviving corporation of the Merger and Company will become a wholly owned subsidiary of Parent;

  WHEREAS, the respective Boards of Directors of Company, Parent and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby and the Board of Directors of Company has recommended that the shareholders of Company approve the Merger upon the terms of this Agreement;

  WHEREAS, the respective Boards of Directors of Parent and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders;

  WHEREAS, concurrently with the execution and delivery of this Agreement, each of Gerry J. Ricco, Larry Hartmann and Brian Seigel (collectively, the "Identified Shareholders") has duly executed and delivered to Parent a Shareholders' Option Agreement pursuant to which, among other things, each of the Identified Shareholders (x) has granted to Parent (i) an irrevocable and continuing option to purchase all of the shares of capital stock of Company owned by him, and (ii) an irrevocable proxy, and (y) has agreed to vote all of the shares of capital stock of Company owned by him in favor of the Merger, on the terms set forth in Exhibit 1.1 (the "Shareholders' Option Agreement");

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization; and

  WHEREAS, the Merger described herein is subject to the approval of the shareholders of Company and satisfaction of certain other conditions described in this Agreement.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                PLAN OF MERGER

  1.1 The Merger

  (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the provisions of this Agreement, the DGCL and the CGCL, Sub shall be merged with and into Company, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Sub shall cease. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and verified by each of Company and Sub, and thereafter delivered, respectively, to the Secretary of State of California and the Secretary of State of Delaware for filing as provided in the CGCL and the DGCL on the Closing Date (as defined in Section 2.1). The Merger shall become effective immediately upon the filing of the

Certificate of Merger with the Secretary of State of California and the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  (b) From and after the Effective Time, the Merger shall have all the effects set forth in the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the CGCL and the DGCL, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  (c) The Articles of Incorporation of Company in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the CGCL.

  (d) The Bylaws of Company in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, in the Articles of Incorporation of the Surviving Corporation and the CGCL.

  (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of common stock of the Surviving Corporation.

    (b) All shares of common stock, no par value per share, of Company ("Company Common Stock") or other capital stock of Company that are owned by Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Subject to Section 1.3(c) and Section 1.7, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b)) shall be converted into a right to receive that number of shares of Parent Common Stock, par value $.60 per share ("Parent Common Stock"), that could be purchased for $11.88 based on the average of the closing price per share of the Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time (the "Exchange Ratio"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such Certificates in accordance with Section 1.3, without interest.

  1.3 Exchange of Certificates.

  (a) As of the Effective Time, Parent shall deposit with a bank or trust company reasonably designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 1 through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Parent in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
1.2 in exchange for outstanding shares of Company

Common Stock, together with cash to be paid in lieu of fractional shares. The aggregate number of shares of Parent Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time, subject to adjustments for non-issuance of fractional shares as provided herein.

  (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which (x) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and
(y) shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive certificates representing that number of whole shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered based upon the Exchange Ratio and cash in lieu of fractional shares as provided in Section 1.3(c).

  (c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Fair Market Value at the Effective Time (as defined below) of one share of Parent Common Stock, by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a). The term "Fair Market Value at the Effective Time" of one share of Parent Common Stock shall be the average of the closing price per share of Parent Common Stock on the NYSE during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time.

  (d) If a certificate for Parent Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (e) The cash paid and shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

  1.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company shareholder entitled to receive certificates representing Parent Common Stock until such shareholder has properly surrendered such shareholder's Certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the shareholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for one year after the Effective Time pursuant to this Section 1.4 shall be returned by the Exchange Agent to Parent which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

  1.5 Escheat Laws. Notwithstanding any other provision of this Article 1, none of Parent, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any Parent Common Stock, or dividends or distributions thereon or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

  1.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Parent Common Stock in the manner provided in this Article 1.

  1.7 Dissenting Shares. (a) If provided for under the CGCL, notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the CGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of the CGCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Parent Common Stock, upon surrender, in the manner provided in Section 1.3, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

  (b) Company shall give Parent (i) prompt notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE 2

                                    CLOSING

  2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., New York City time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036-4003, or at such other place as may be agreed between Parent and Company.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                          AND IDENTIFIED SHAREHOLDERS

  As an inducement to Parent and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Company hereby represents and warrants and, pursuant to Section 3.31 only the Identified Shareholders hereby represent and warrant to Parent and Sub as follows:

  3.1 Disclosure Letter; Material Adverse Effect on Company.

  (a) Prior to the execution and delivery of this Agreement, Company and Parent have delivered to each other a letter (the "Disclosure Letter") setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement.

  (b) As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company and the Company Subsidiaries (as defined in Section 3.4) taken as a whole, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), a diminution or decrease in profits or cash flow, an increase in losses or expenses, an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate more than $1,000,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of Company and the Company Subsidiaries taken as a whole, or (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

  (c) For purposes of determining whether or not the representations and warranties set forth herein which are qualified by the phrase "Material Adverse Effect on Company" are true and correct and have not been breached, such representations and warranties shall be deemed to be true and correct and not breached unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Company" qualifier), individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Company.

  3.2 Organization, Good Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company has delivered to Parent complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof.

  3.3 Capitalization. The authorized capital stock of Company consists of 10,000,000 shares of Common Stock, no par value per share, of which, as of the date of this Agreement, 4,108,785 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, no par value per share, of which, as of the date hereof, 70,000 shares designated as Series A Preferred Stock are issued and outstanding (the "Series A Shares"). The holder of the Series A Shares has agreed to vote the Series A Shares in favor of the Merger and to convert the Series A Shares into Company Common Stock immediately prior to the Effective Time. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options (as hereinafter defined) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of the date of this Agreement, there were no shares of capital stock or other equity securities of Company outstanding, and, except as set forth in Section 3.3 of the Disclosure Letter, (x) there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, (y) there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock or the Series A Shares, and (z) there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock or other securities. All outstanding options with respect to Company capital stock (the "Company Stock Options"), the identity of the holder thereof, the vesting schedule applicable thereto, the exercise price thereof and the change of control provisions applicable thereto are listed in Section 3.3 of the Disclosure Letter. Complete and accurate copies of the material agreements relating to the Company Stock Options have been provided to Parent. Except as set forth in
Section 3.3 of the Disclosure Letter, there are no shareholder agreements, voting trust agreements, or similar contracts, agreements, arrangements, commitments, plans, or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any share of Company capital stock to which Company is a party.

  3.4 Company Subsidiaries; Voting Trusts. Section 3.4 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, all of the outstanding equity interests (such entities are hereinafter referred to as "Company Subsidiaries"). Except as set forth in Section 3.4 of the Disclosure Letter, there is no corporation, association, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, more than 20% of the outstanding equity interests. Except as disclosed in
Section 3.4 of the Disclosure Letter, Company owns, directly or indirectly, all of the equity interests of each Company Subsidiary, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or other equity interests or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

  3.5 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the shareholders of Company. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

  3.6 Non-Contravention; Consents.

  (a) Except as set forth in Section 3.6(a) of the Disclosure Letter, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or expiration of, accelerate the performance required by, or result in a right of termination, cancellation, expiration or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary, under any of the terms, conditions or provisions of, (x) its Articles of Incorporation, Bylaws or other governing documents, or (y) any note, bond, mortgage, indenture, deed of trust, securitization agreement, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Company; or

    (ii) subject to compliance with the statutes and regulations referred to in Section 3.6(b), violate any judgment, award, ruling, order, writ, injunction or decree, or any statute, rule or regulation applicable to, Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

  (b) Except as set forth in Section 3.6(b) of the Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary to be obtained by Company or any Company Subsidiary for the consummation by Company of the transactions contemplated by this Agreement.

  3.7 SEC Reports; Company Financial Statements.

  (a) Since January 1, 1996, Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Parent true copies of all the Company Reports, together with all exhibits thereto. Included in such Company Reports are (i) audited consolidated balance sheets of Company and its subsidiaries at December 31, 1996 and 1997 and the related consolidated results of operations, shareholders' equity and cash flows for the years then ended, and the notes thereto, and (ii) the unaudited consolidated balance sheet of Company and its subsidiaries at June 30, 1998 (the "Interim Balance Sheet") and the related unaudited consolidated results of operations, shareholders' equity and cash flows for the periods then ended and the notes thereto. Company has provided to Parent in Section 3.7 of the Disclosure Letter an unaudited consolidated balance sheet of Company and its subsidiaries at September 30, 1998 (the "September Balance Sheet") and the related unaudited consolidated results of operations, shareholders' equity and cashflows for the period then ended (the "September Income Statement" and, together with the September Balance Sheet, the "September Financial Statements").

  (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") and the September Financial Statements fairly presented the consolidated financial position of Company and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At September 30, 1998, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as set forth or reflected in the September

Balance Sheet, (ii) for such liabilities and obligations which individually are less than $100,000 and in the aggregate are less than $1,000,000 and were incurred in the ordinary course of business consistent with past practice, or
(iii) as set forth in Section 3.7(b) of the Disclosure Letter. After September 30, 1998, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) those liabilities and obligations set forth or reflected on the September Balance Sheet, (ii) for such liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (iii) to the extent not covered by (i) or (ii), liabilities and obligations which individually are less than $100,000 and which, in the aggregate, do not have and would not reasonably be expected to have a Material Adverse Effect on Company or (iv) as set forth in Section 3.7(b) of the Disclosure Letter.

  (c) From October 1, 1998 to the date of this Agreement, neither Company nor any Company Subsidiary has taken or omitted to take any action which would have required the consent of Parent if Section 5.2(b) and (c) of this Agreement had been in effect during such period.

  3.8 Absence of Certain Changes.

  (a) Except as set forth in Section 3.8(a) of the Disclosure Letter, since January 1, 1998, there has not been (i) any change in the assets, liabilities, results of operations, financial condition or business of Company or any Company Subsidiary which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) any damage, destruction, loss or casualty to property or assets of Company or any Company Subsidiary involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, whether or not covered by insurance, which property or assets are material to the operations or business of Company or any Company Subsidiary, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock or other equity interests of Company, any redemption or other acquisition by Company of any of the capital stock or other equity interests of Company or any split, combination or reclassification of shares of capital stock or other equity interests declared or made by Company or (iv) any agreement to do any of the foregoing.

  (b) Except as set forth in Section 3.8(b) of the Disclosure Letter or as consented to in writing by Parent, since January 1, 1998, there have not been in respect of Company or any Company Subsidiary (i) any extraordinary losses suffered involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, (ii) any assets with a value in excess of $100,000 individually or in excess of $250,000 in the aggregate which have been mortgaged, pledged or made subject to any lien, charge or other encumbrance,
(iii) any material liability or obligation (absolute, accrued, contingent or otherwise) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Consolidated Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or loan or lease accounts receivable or contract balances written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down or write-off (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any asset or investment on Company's books or records or any credit loss involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, (viii) any single capital expenditure or commitment in excess of $100,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis) for additions to property or equipment, (ix) any transactions entered into other than in the ordinary course of business consistent with past practices, (x) any material change in or modification to Company's credit approval/declination criteria and practices or (xi) any agreements to do any of the foregoing.

  (c) Section 3.8(c) of the Disclosure Letter sets forth a true and complete list of the officers of Company or any Company Subsidiary as of the date of this Agreement and the salary of each such officer on the date of this Agreement and as of January 1, 1998.

  (d) During the period from January 1, 1998 through October 31, 1998, Company has originated in the aggregate $181.9 million of new leases and loans in the ordinary course of business consistent with past practice. Information relating to the leases and loans originated during the period from January 1, 1998 to September 30, 1998, is set forth in Section 3.8(d) of the Disclosure Letter.

  (e) Section 3.8(e) of the Disclosure Letter identifies all leases and loans of Company and the Company Subsidiaries (whether held directly by Company and the Company Subsidiaries or conveyed to the Securitization Facilities (as defined below)) the scheduled payments under which are 30 days or more overdue as of September 30, 1998.

  3.9 Tax Matters.

  (a) For purposes of this Agreement, "Taxes" shall mean all taxes (including any tax attributable to Company or any Company Subsidiary ceasing to be a member of an affiliated group as defined in Section 1504(a) of the Code), assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which Company or any Company Subsidiary may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

  (b) Except as otherwise disclosed in Section 3.9(b) of the Disclosure
Letter: (i) all returns, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law, have been duly filed, except where the failure to file does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) all Taxes, deposits or other payments for which Company or any Company Subsidiary may have any liability through the date hereof have been paid in full or are accrued as liabilities for Taxes on the books and records of Company or the Company Subsidiaries, as applicable, except for such Taxes as are not required by GAAP to be accrued or are immaterial in amount, (iii) there are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes were or are due to be filed, (iv) all deficiencies asserted as a result of any examination of any return or report of Taxes have been paid in full or accrued on the books of each of Company and the Company Subsidiaries, (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or, to the knowledge of Company, threatened, and no audit or investigation of any return or report of Taxes is currently underway, pending or, to the knowledge of Company, threatened, (vi) there are no outstanding waivers or agreements by Company or any Company Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by Company or any Company Subsidiary or any other matter pending between Company or any Company Subsidiary and any taxing authority, and (vii) there are no liens for Taxes upon any property or assets of Company or any Company Subsidiary except liens for current Taxes not yet due, nor are there any liens which, to the knowledge of Company, are pending or threatened.

  (c) In each case, adequate provision, including provision in the deferred tax account, has been made in the audited consolidated balance sheets of Company and its subsidiaries that are part of the Company Consolidated Financial Statements for all deferred and accrued Tax liabilities of Company and the Company Subsidiaries as of their respective dates with respect to operations for periods ending on such dates.

  (d) Company has delivered to Parent true and complete copies of all federal and state income tax returns (together with any Revenue Agent's Reports) relating to the operations of Company and the Company Subsidiaries for the taxable years ended since December 31, 1994.

  (e) None of Company or the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code. None of Company, the Company Subsidiaries or any predecessor in interest of such party, has filed, or may be deemed to have filed, any election under Section 338 of the Code.

  (f) Except as set forth in Section 3.9(f) of the Disclosure Letter, neither Company nor any Company Subsidiary has made any payment which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, and no payment by Company or any Company Subsidiary required to be made under any contract will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

  (g) None of Company and the Company Subsidiaries is a party to any tax allocation or tax sharing agreement.

  (h) None of Company and the Company Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was Company).

  (i) Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to withhold or pay such Taxes would not have a Material Adverse Effect on Company.

  (j) Except as set forth in Section 3.9(j) of the Disclosure Letter and to Company's knowledge: (i) none of Company or the Company Subsidiaries is a partner or a member of any entity treated as a partnership for federal or state income tax purposes; (ii) none of Company or the Company Subsidiaries has any deferred items (or items not yet taken into account) under Treasury Regulations (S)(S) 1.1502-13 or 14; (iii) none of Company or the Company Subsidiaries has an "excess loss account" as defined in Treasury Regulations
(S) 1.1502-19 with respect to the stock of any corporation included as a member of the consolidated group of which Company is the common parent; (iv) none of Company or the Company Subsidiaries owns or leases any real property not disclosed in Section 3.11 of the Disclosure Letter; (v) none of Company or the Company Subsidiaries is required to include any material amount in income or make any material adjustment under Section 481 or 482 of the Code for any taxable period ended after December 31, 1997; (vi) none of Company or the Company Subsidiaries has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code; (vii) since April 16, 1997, none of Company or the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code; (viii) none of Company or the Company Subsidiaries has entered into a closing agreement with any taxing authority that has effect after December 31, 1997; and (ix) none of Company or the Company Subsidiaries has granted a power of attorney to any person that concurrently is in effect with respect to any taxable period that remains open under the applicable statute of limitations.

  (k) Company maintained a valid election as an S corporation for federal income tax purposes and, except as set forth in Section 3.9(k) of the Disclosure Letter, all applicable state income tax purposes for all taxable periods from January 1, 1987 through December 31, 1994.

  3.10 Litigation.

  (a) Section 3.10(a) of the Disclosure Letter (i) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Company, threatened (including, without limitation, grand jury investigations, actions or proceedings and workers' compensation suits, actions or proceedings) against Company or any Company Subsidiary and
(ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.

  (b) Except as set forth in Section 3.10(b) of the Disclosure Letter, there are no judgments or awards for which amounts payable in respect thereof have not been fully satisfied or orders, injunctions, decrees or stipulations (whether rendered by a court, administrative agency, governmental entity or regulatory body or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Company or any Company Subsidiary. To Company's knowledge, there are no events, facts or circumstances giving rise to any claim for indemnification from Company or any Company Subsidiary by any present or former officer or director of Company or any Company Subsidiary related to any act or omission prior to the Closing by such present or former officer or director.

  3.11 Material Contracts. As of the date of this Agreement, Section 3.11 of the Disclosure Letter contains a correct and complete list of the following (the "Material Contracts"):

    (a) all bonds, debentures, notes, loans, credit, loan or securitization agreements or commitments, mortgages, indentures or guarantees to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving amounts in excess of $50,000 individually or $1,000,000 in the aggregate (other than leases to which Company or any Company Subsidiary is the lessor);

    (b) (i) all leases to which Company or any Company Subsidiary is a lessee or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual commitment rental or other payment in excess of $100,000 individually (the "Disclosed Leases") and (ii) all leases and loan/financing agreements and instruments to which Company or any Company Subsidiary is a lessor or lender as of October 29, 1998 which have not been sold, transferred or conveyed to a non-recourse lender and which involve original equipment costs in excess of $50,000 individually;

    (c) all contracts or agreements which limit or restrict Company, any Company Subsidiary or, to Company's knowledge, any of the officers, key employees or business partners of Company from engaging in any business in any jurisdiction and all contracts or agreements that limit or restrict others from competing with Company or any Company Subsidiary in any jurisdiction;

    (d) all contracts or agreements requiring Company or any Company Subsidiary to register the resale of its capital stock or securities under federal or state securities law;

    (e) all agreements with non-recourse lenders to which Company or any Company Subsidiary is a party;

    (f) all contracts, agreements or arrangements (whether written or oral) between Company or any Company Subsidiary and a business partner or sales representative;

    (g) representative samples of each type of lease, promissory note, security agreement and related financing agreements and instruments used by Company or any Company Subsidiary in the conduct of its business;

    (h) all agreements with vendors, manufacturers and distributors to which Company or any Company Subsidiary is a party involving an annual commitment or annual payment by any party to such contract or commitment of more than $100,000 individually;

    (i) all partnership, joint venture, or similar contracts or agreements and all contracts or agreements relating to the future disposition or acquisition of any assets or properties to which Company or any Company Subsidiary is a party, other than dispositions or acquisitions in the ordinary course of business consistent with past practices;

    (j) all powers of attorney or comparable delegations of authority granted by Company or any Company Subsidiary; and

    (k) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) of this
  Section 3.11 and the Company Benefit Plans) to which Company or any Company Subsidiary is a party or by which its properties or assets may be bound involving an annual commitment or annual payment by any party to such contract or commitment of more than $100,000 individually.

  True and complete copies of all Material Contracts, including all amendments, have been made available to Parent. The Material Contracts are valid and enforceable in accordance with their respective terms with respect to Company and any Company Subsidiary and valid and, to the knowledge of Company, enforceable in accordance with their respective terms with respect to any other party to a Material Contract, in each case to the extent material to the business and operations of Company and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there is not under any of the Material Contracts any existing breach, default or event of default by Company or any Company Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company or any Company Subsidiary, nor has Company received notice of, or made a claim with respect to, any breach or default by any other party to a Material Contract.

  3.12 Securitization Facilities. Schedule 3.12 identifies each of the principal agreements evidencing the two securitization facilities pursuant to which Company has caused certain of its equipment leases and other chattel paper to be conveyed to trusts for purposes of selling interests in such chattel paper to Centre Square Funding Corporation and SunAmerica Life Insurance Company, respectively (such agreements being collectively referred to herein as the "Securitization Agreements" and being individually referred to herein by the terms specified for the respective agreements in Schedule 3.12). All representations and warranties made at any time and from time to time by Company or any Company Subsidiary in the Securitization Agreements were true and correct in all material respects when made or deemed to have been made thereunder. All "Lease Contracts" and "Equipment" (as such terms are defined in the Securitization Agreements) conveyed by Company to Company Subsidiaries pursuant to the Equipment Purchase Agreements, and all "Lease Contracts" and related properties and interests conveyed to the trusts under the Pooling and Servicing Agreements, satisfy in all material respects the applicable eligibility criteria and conditions set forth in the Securitization Agreements, including without limitation, Section 3.02 of each Equipment Purchase Agreement and Section 3.02 of each Certificate Purchase Agreement. Each of Company and Company Subsidiaries that are parties to the Securitization Agreements has performed in all material respects its obligations and observed and complied in all material respects with those conditions and requirements applicable to it or its properties under the Securitization Agreements. No "Trigger Event", "Funding Period Trigger Event" or "Servicer Default" under the Pooling and Servicing Agreements, or any other default or breach by Company or any Company Subsidiary under the Securitization Agreements, has occurred, and neither Company nor any Company Subsidiary has received notice from any other party to the Security Agreements asserting or otherwise indicating that any such "Trigger Event", "Funding Period Trigger Event", "Servicer Default" or other default or breach has occurred. Neither Company nor any Company Subsidiary that is a party to the Securitization Agreements has been required to repurchase any "Lease Contracts" under the terms of the Securitization Agreements.

  3.13 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the Merger (the "Registration Statement"), and (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger, will, at the respective times such documents are filed with the SEC and, in the case of the Registration Statement, when it becomes effective, or at the time any amendment or supplement thereto becomes effective, cause such documents to contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Proxy Statement, when first mailed to the shareholders of Company or at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

  3.14 Employee Benefit Plans.

  (a) For purposes of this Section 3.14, the term "Company Benefit Plan" means any plan, program, fund, policy or contract which, through which or under which Company or any Company ERISA Affiliate (as defined in Section 3.14(b)) provides or has an obligation to provide benefits or compensation to or on behalf of employees or former employees of Company or any Company ERISA Affiliate whether or not written, including but not limited to the following:

    (i) any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

    (ii) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund or program providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

    (iii) any stock purchase, vacation, scholarship, sick days, day care, prepaid legal services, dependent care or other fringe benefits plans, programs or contracts.

Each Company Benefit Plan is identified in Section 3.14 of the Disclosure
Letter.

  (b) For purposes of this Section 3.14 the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

  (c) Company and each Company ERISA Affiliate is in compliance with the requirements prescribed by all statutes, orders and governmental rules and regulations applicable to Company Benefit Plans. All reports and disclosures relating to Company Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be properly completed and filed or furnished in a timely manner and in accordance with applicable laws, including, without limitation, Internal Revenue Service (the "IRS"), Department of Labor (the "DOL") and Pension Benefit Guaranty Corporation ("PBGC") Form 5500. Each Company Benefit Plan has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the plan has been administered in accordance with the provisions of those statutes, regulations and rulings) and applicable law.

  (d) Neither Company nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, either directly or indirectly (whether by reimbursing another employer or otherwise) contributions to or under any plan, program or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Company does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to former employees of Company. There is no lien upon any property of Company or any Company ERISA Affiliate outstanding except as required by Part 6 of Title I of ERISA pursuant to
Section 412(n) of the Code or Section 302(f) of ERISA in favor of any Company Benefit Plan. No assets of Company or any Company ERISA Affiliate have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

  (e) Company has provided to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in Section 3.14 of the Disclosure Letter: (1) the most recent documents, including any insurance contracts and trust agreements, setting forth the terms of each Company Benefit Plan, or if there are no such documents evidencing a Company Benefit Plan, a full description of such Company Benefit Plan, (2) the most recent ERISA summary plan description and the most recent version of other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Benefit Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the DOL or the PBGC with respect to any such Company Benefit Plan.

  (f) Each Company Benefit Plan identified in Section 3.14 of the Disclosure Letter that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under
Section 501(a) of the Code. Except for Company's 401(k) Plan (the "Company 401(k) Plan"), neither Company nor any Company ERISA Affiliate maintains or previously maintained a Company Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. Except as set forth in
Section 3.14(f) of the Disclosure Letter, a determination letter has been issued by the IRS to the effect that the Company 401(k) Plan qualifies under
Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code and such determination letter remains in effect and has not been revoked. The Company 401(k) Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3), 401(m)(2) and 415 of the Code for each plan year ending prior to the Closing Date.

  (g) There are no actions, audits, suits or claims which are pending or threatened against any Company Benefit Plan, any fiduciary of any of the Company Benefit Plans with respect to the Company Benefit Plans or against the assets of any of the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans and except for routine actions to join a Company Benefit Plan in a divorce proceeding in order to effect a "qualified domestic relations order" (as defined in Section 414(p) of the Code) as required under the California Family Code or other similar state law.

  (h) Company and each Company ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all the Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust and shown on the books and records of each such trust at their fair market value, and the assets of each such Company Benefit Plan shown at such fair market value equal or exceed the liabilities of each such plan. The liabilities of each other Company Benefit Plan are properly and accurately reported on the financial statements and records of Company to the extent such reporting is required. The assets of each Company Benefit Plan are reported at their fair market value on the books and records of each plan.

  (i) Neither Company nor any Company ERISA Affiliate is subject to any liability, tax or penalty whatsoever to any person whomsoever as a result of Company's or any Company ERISA Affiliate's engaging in a breach of fiduciary duty or a prohibited transaction under ERISA or the Code, and Company has no knowledge of any circumstances which might result in any such liability, tax or penalty as a result of any breach of fiduciary duty under ERISA or in any duty to indemnify any other person for any such liability.

  (j) No payment required to be made to any employee associated with Company or any Company Subsidiary as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

  (k) Company and each Company ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and ERISA Sections 601 through 608.

  (l) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Benefit Plan or any employment agreement or contract or otherwise because of an acceleration or increase of any of the rights or benefits to which employees of Company or any Company ERISA Affiliate may be entitled thereunder except for stock options granted by Company and certain employment agreements disclosed under Section 3.17.

  (m) Company has made no representations or warranties contractually or otherwise to any client or customer of Company that Company employees rendering services to such client or customer cannot be treated as "leased employees" (within the meaning of Section 414(n) of the Code) of such client or customer or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of Company.

  3.15 Property.

  (a) Company and the Company Subsidiaries have good and valid title to or valid leasehold interests in its properties reflected in the Company Reports and the Interim Balance Sheet or acquired after July 1, 1998 (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Interim Balance Sheet and (b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a material adverse effect on Company's or any of the Company Subsidiaries' use of the property affected.

  (b) Company or one of the Company Subsidiaries has physical possession of all real property, equipment and other assets which are covered by Disclosed Leases.

  (c) The structures and equipment owned or leased by each of Company and the Company Subsidiaries are, to Company's knowledge, structurally sound with no defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put, except for any such circumstances which, individually or in the aggregate, do not have or would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Company.

  (d) The rights, properties and other assets presently owned, leased or licensed by each of Company and the Company Subsidiaries and reflected on the Interim Balance Sheet and the September Balance Sheet include all rights, properties and other assets necessary to permit Company and the Company Subsidiaries to conduct their businesses in the same manner as such businesses are currently conducted and as they have been conducted since December 31, 1995, without any need for replacement, refurbishment or extraordinary repair except in the ordinary course of business consistent with past practice.

  3.16 Intellectual Property; Year 2000

  (a) Section 3.16(a) of the Disclosure Letter sets forth a complete and accurate list and description of (i) all United States federal, state and foreign patents, registered trademarks, trade names, registered service marks, copyrights (including any registrations and applications therefor) and all trade secrets, technology, processes, inventions and other intellectual property owned by Company or any Company Subsidiary that are material to the business of each of Company and the Company Subsidiaries as conducted as of the date hereof (hereinafter the "Intellectual Property Rights") and (ii) all United States federal, state and foreign patents, registered trademarks, trade names, registered service marks, copyrights (including any registrations and applications therefor) and all technology, processes, inventions and other intellectual property licensed to Company or any Company Subsidiary that are material to the business of each of Company and the Company Subsidiaries as conducted as of the date hereof (hereinafter the "Licensed Rights"). Except as specifically set forth in

Section 3.16(a) of the Disclosure Letter, (i) Company and the Company Subsidiaries own and have the full and exclusive right to use the Intellectual Property Rights and the Intellectual Property Rights are free of any liens, claims or encumbrances, are not subject to any royalty bearing license, and are not subject to any other arrangement requiring any material payment to any person or the obligation to grant material rights to any person in exchange,
(ii) the Licensed Rights are free and clear of any material royalties or obligations of Company or the Company Subsidiaries in excess of $50,000 per annum, and (iii) the Intellectual Property Rights and the Licensed Rights are all those rights necessary and material to the conduct of the business of each of Company and the Company Subsidiaries as currently being conducted or currently proposed to be conducted. The validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights, (i) have not been questioned in any prior litigation, (ii) are not being questioned in any pending litigation, and (iii) to the best knowledge of Company, are not the subject(s) of any threatened or proposed litigation. Except as specifically set forth in Section 3.16(a) of the Disclosure Letter, the business of each of Company and the Company Subsidiaries, as now conducted, does not conflict with, nor has Company or any Company Subsidiary received notice of any claim that such business conflicts with, any patents, trademarks, trade names, service marks or copyrights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights. Each of Company and the Company Subsidiaries does not know of any infringing use by any third party of the Intellectual Property Rights or the Licensed Rights.

  (b) Each of Company and the Company Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries. Except as listed in Section 3.16(b) of the Disclosure Letter, there are no infringement suits, actions or proceedings pending or, to the best knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary, and the transactions contemplated hereby will not result in the loss or impairment of any such ownership or license rights.

  (c)(i) Neither Company nor any Company Subsidiary is subject to any pending or threatened regulatory action, proceeding or, to the knowledge of Company, any pending or threatened investigation concerning Year 2000 Compliance with respect to all of the services offered by Company and the Company Subsidiaries ("Services") or the operations of Company and the Company Subsidiaries, and, to the knowledge of Company, there is no basis for any such regulatory action, proceeding or investigation the result of which would reasonably be expected to have a Material Adverse Effect on Company. Company and the Company Subsidiaries are in material compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of Company's and the Company Subsidiaries' Services and operations, except to the extent that such non-compliance would not have a Material Adverse Effect on Company. Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, neither Company nor any Company Subsidiary has received notice of a claim against Company or any Company Subsidiary that any of Company's or the Company Subsidiaries' Services are not Year 2000 Compliant exists and, to the knowledge of Company, there is no basis for any such claim or action. Company has furnished or made available to Parent true, correct and complete copies of any material customer agreements or other materials in which Company has furnished assurances as to the Year 2000 Compliance of Company's or the Company Subsidiaries' Services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

  (ii) All of the internal MIS systems (including hardware, firmware, operating system software, utilities, and applications software) and all systems used in the ordinary course of Company's and the Company Subsidiaries' business by or on behalf of Company or the Company Subsidiaries, including Company's and the Company Subsidiaries' payroll, accounting, billing/receivables, customer service, human resources and e-mail systems, are Year 2000 Compliant except to the extent any non-compliance would not have a Material Adverse Effect on Company.

  (iii) Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, either Company or the Company Subsidiaries have contacted each material vendor of products or services and each lessor of facilities that are material to Company or the Company Subsidiaries, and their respective Services and operations, to request information from such vendor or lessor as to whether it will be able to continue to furnish its products, services or facilities to Company on and after January 1, 2000 to the extent such vendor or lessor is obligated to do so pursuant to existing agreements.

  (iv) Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, all of Company's owned facilities in all locations (including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines and equipment) are Year 2000 Compliant.

  (v) For purposes of this Agreement, Year 2000 Compliant means that the relevant information technology is designed to be used prior to, during and after the calendar year 2000 A.D. and the information technology used during such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries (including the years 1999, 2000 and leap year calculations), and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data.

  (vi) Company has furnished or made available to Parent with a true, correct and complete copy of any internal memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the Services, operations, systems, supplies, and facilities of Company, the Company Subsidiaries and Company's vendors of which Company has knowledge.

  3.17 Labor Relations. Except to the extent set forth in Section 3.17 of the Disclosure Letter:

  (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of Company. There are no collective bargaining agreements to which Company or any Company Subsidiary is a party.

  (b) During the five years immediately preceding the date hereof, none of Company or the Company Subsidiaries has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to Company's knowledge, threatened labor disputes. None of Company or the Company Subsidiaries has failed to pay when due any wages, bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, business partner, contractor or other consultant or agent. Neither Company nor any Company Subsidiary has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law, and to the extent any liability arises between the date of this Agreement and the Closing Date as a result of employment actions of Company or the Company Subsidiaries, Company and the Company Subsidiaries will be solely responsible therefor.

  (c) Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

  (d) There is no unfair labor practice charge or complaint or any other matter against (or to the knowledge of Company, involving) Company or any Company Subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other governmental authority and none of Company's or the Company Subsidiaries' employees as employees of Company or the Company Subsidiaries are or have been represented by a labor organization that was NLRB certified.

  (e) No certification or decertification question relating to collective bargaining units at the premises of Company or any of the Company Subsidiaries exists or has existed within the past five years.

  (f) There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending, or to the knowledge of Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary. No discrimination and/or retaliation claim is pending or, to the knowledge of Company, threatened against Company or the Company Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other Federal Law or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander or other claim under any state law is pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that rises out of the employment or contractor relationship with respect to any employee or contractor or the termination of any such relationship.

  (g) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending, or to the knowledge of Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary.

  (h) Section 3.17(h) of the Disclosure Letter sets forth a true and correct list of all employees employed by each of Company and the Company Subsidiaries at the date of this Agreement, together with their respective job titles, dates of hire and compensation.

  (i) No agreement, arbitration or court decision or governmental order in any way limits or restricts any of Company, any Company Subsidiary or Parent from relocating or closing any of the operations of Company or any of the Company Subsidiaries.

  (j) If Company or any of the Company Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or has, to the knowledge of Company, been threatened against Company or the Company Subsidiaries with the Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

  (k) No workers' compensation or retaliation claim is pending against Company or the Company Subsidiaries in excess of $250,000 in the aggregate and Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

  3.18 No Violation of Law. The business and operations of Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to fair credit practices, commercial finance companies, zoning, environmental matters, employment law and the safety and health of employees), except where noncompliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as set forth in Section 3.18 of the Disclosure Letter, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation in any material respect of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, and (ii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof except for reports the failure to file which does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other governmental authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other governmental authorizations the failure of which to have does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

  3.19 Environmental Matters. Except as set forth in Section 3.19 of the Disclosure Letter and except for those matters which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company:

    (a) Each of Company and the Company Subsidiaries possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices and registrations that are required under local, state and federal laws and regulations relating to protection of the environment, natural resources, health, safety, waste management, pollution control, product registration and/or Hazardous Materials (as defined below in this Section 3.19) ("Environmental Laws") and is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

    (b) Neither Company nor any Company Subsidiary has received written notice of any actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance or any other Environmental Law from any governmental agency or any third party relating to the release or threatened release of any Hazardous Material to any environmental medium or the cleanup or investigation of any Hazardous Material found in any environmental medium.

    (c) Neither Company nor any Company Subsidiary has entered into or agreed to enter into or is in negotiations with respect to any consent decree or order, and neither Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the investigation or cleanup of Hazardous Materials under, any Environmental Laws.

    (d) Neither Company nor any Company Subsidiary has received within the past five years any notice of violation or been subject to any administrative or judicial proceeding alleging violation of applicable Environmental Laws.

    (e) Neither Company nor any Company Subsidiary is subject to any claim, obligation, liability (whether based on strict liability or otherwise), loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Company or any Company Subsidiary, or any of their employees, agents or representatives or arising out of the ownership, use, control or operation by Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased or used by or on behalf of Company or any Company Subsidiary) from which any Hazardous Materials were or are being released into the environment (the term "release" meaning any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment of any barrels, containers, tanks or other closed receptacles containing any Hazardous Material), and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

    (f) Company has provided Parent with true, correct and complete copies of all documents of Company and the Company Subsidiaries relating to environmental matters or matters otherwise regulated under any applicable Environmental Law. Neither Company nor any Company Subsidiary has paid any fines, penalties or assessments for violations of Environmental Laws within the past five years.

    (g) None of the real property leased or occupied by Company or any Company Subsidiary or any other assets, improvements or equipment of Company or any Company Subsidiary contains any asbestos-containing material (other than non-friable floor tile, roofing material and drywall material), polychlorinated biphenyls ("PCBs") or underground storage tanks and to the knowledge of Company and any Company Subsidiary, never contained any PCBs or underground storage tanks.

    (h) Company has provided Parent with copies of all work place or worker exposure measurements made by or on behalf of Company or any Company Subsidiary, including, without limitation, all work place or worker exposure measurements for particulates, Occupational Safety and Health Administration ("OSHA") hazardous chemicals and Hazardous Materials. At no time since December 31, 1992, have conditions in the work place resulted in an exceedance or a violation of any OSHA permissible exposure level for workers of Company or any Company Subsidiary or of any similar state or local statute, ordinance or regulation intended to protect workers. Company has established and is in full compliance with its OSHA Hazard Communication Program and is in full compliance with all other applicable OSHA standards, including, without limitation, the blood borne pathogens standard.

    (i) There is no radon or regulated radioactive materials present on any real property leased or occupied by Company or any Company Subsidiary or any other assets, improvements, or equipment of Company or any Company Subsidiary.

    (j) There is not now and, to the knowledge of Company and any Company Subsidiary, never has been, in or at any real property leased or occupied by Company or any Company Subsidiary, or any portion thereof any: (1) surface impoundment, lagoon, containment facility or other unit regulated under any applicable Environmental Law, for the temporary or permanent storage, treatment or disposal of Hazardous Materials or (2) landfill or solid waste disposal area.

As used in this Section 3.19, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, chemical or waste, the generation, use, handling, recycling, reclamation, transportation, release, treatment, storage or disposal of which by Company or any Company Subsidiary is or has been in any way governed by or subject to any applicable Environmental Law.

  3.20 Insurance Policies. Section 3.20 of the Disclosure Letter sets forth a complete and accurate list and description (including the amount of coverage provided thereunder) of all insurance policies in force naming Company, any Company Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee and for which Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither Company nor any Company Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein including, without limitation, the timely payment of all premiums due and payable thereunder. There are no pending claims against such insurance by Company or any Company Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed by Company or any Company Subsidiary.

  3.21 Absence of Certain Business Practices. None of Company, the Company Subsidiaries or, to Company's knowledge, any officer, employee or agent of Company or any of the Company Subsidiaries or any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, vendor, governmental employee or other person who is or may be in a position to help or hinder the business of Company or any of the Company Subsidiaries (or assist Company or any of the Company Subsidiaries in connection with any actual or proposed transaction) (a) which might subject Company or any of the Company Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have or would reasonably be expected to have a Material Adverse Effect on Company or which would or would reasonably be expected to subject Company or any of the Company Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in Section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

  3.22 Accounts Receivable and Net Investment in Direct Finance Leases and
Loans: Restricted Cash.

  (a) All accounts receivable and net investment in direct finance leases and loans of Company and the Company Subsidiaries which are reflected in the September Balance Sheet (i) are valid, existing and collectible in a manner consistent with Company's (or the Company Subsidiaries') past practice without resort to legal proceedings or collection agencies, except where the failure to be so valid, existing and collectible does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) represent monies due in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Section 3.22(a) of the Disclosure Letter sets forth all accounts receivable and net investment in direct finance leases and loans, the scheduled payments under which were more than 60 days past due at September 30, 1998. Neither Company nor any Company Subsidiary has ever factored any of its accounts receivable, excluding direct finance lease and loan receivables.

  (b) Since the date of the Interim Balance Sheet, the amount of cash or cash equivalents of Company and the Company Subsidiaries classified on the Interim Balance Sheet as "restricted cash" has not decreased and such restricted cash equals or exceeds the amount required to be reserved by Company and the Company Subsidiaries under the Securitization Agreements.

  3.23 Transactions with Affiliates. Except as set forth in Section 3.23 of the Disclosure Letter, no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of Company or any Company Subsidiary or, to Company's knowledge, any person with whom any such director, officer or other affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with Company or any Company Subsidiary, or relating to the business or operations of Company or any Company Subsidiary, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or any Company Subsidiary, or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Company Subsidiary.

  3.24 Fairness Opinion. The Board of Directors of Company has received an opinion dated the date hereof from Piper Jaffray Inc. to the effect that as of such date the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such shareholders.

  3.25 Antitakeover Statutes; Shareholders' Rights Plan. Each of Company and the Board of Directors of Company has taken all action required to be taken by it in order to exempt this Agreement and the Shareholders' Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Shareholders' Option Agreement and the transactions contemplated hereby and thereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or similar or other antitakeover laws and regulations of any state. Company does not have a "shareholders' rights plan", "poison pill" or similar plan or arrangement.

  3.26 Board Recommendations. The Board of Directors of Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the shareholders of Company, and (ii) resolved to recommend that the holders of the shares of capital stock of Company entitled to vote thereon approve this Agreement and the transactions contemplated hereby (including the Merger).

  3.27 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries in connection with this Agreement, the Shareholders' Option Agreement or any of the transactions contemplated hereby or thereby, except that Company has retained Credit Suisse First Boston Corporation and Piper Jaffray Inc. as its financial advisors, whose fees and expenses will be paid by Company. Company has previously delivered to Parent complete copies of the engagement letters and all other agreements entered into by Company with each of Credit Suisse First Boston Corporation and Piper Jaffray Inc.

  3.28 Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code (including, without limitation, any distribution of property or other transaction that would cause Company not to hold "substantially all of its properties", within the meaning of Section 368(a)(2)(E)(i) of the Code, after the Merger).

  3.29 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of two-thirds () of the outstanding shares of the Series A Shares, voting as a class with respect to this Agreement and the Merger, are the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement and the Merger.

  3.30 No Existing Discussions. Prior to the date hereof, Company has engaged in an auction process pursuant to which it, directly and through its financial advisors, has discussed with other parties the possibility of consummating a transaction which was the subject of an Acquisition Proposal from such parties. As of the date hereof, Company has terminated all such discussions and is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

  3.31 Representations and Warranties of Identified Shareholders. As an inducement to Parent and Sub to enter into this Agreement and consummate the transactions contemplated hereby, and subject to Section 8.11 hereof, each Identified Shareholder hereby severally, and not jointly, represents and warrants to Parent and Sub as follows:

    (a) This Agreement has been duly executed and delivered by him, and the provisions of Sections 3.31, 5.15, 5.18, 6.3(c)(ii), and Article 8 hereof including, without limitation, Section 8.11 constitute his valid and binding obligations, enforceable against him in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

    (b) The execution and delivery of this Agreement and the fulfillment of his obligations under the provisions of Section 3.31, the last sentence of 5.15, 5.18, 6.3(c)(ii), and Article 8 hereof including, without limitation,
  Section 8.11 do not and will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which he is a party, or by which he may be bound, or to which he or any of his properties or assets may be subject or (ii) violate or conflict with any judgment, ruling, order, writ, injunction or decree, or any statute, rule or regulation applicable to him or any of his properties or assets.

    (c) He has reviewed the representations and warranties of Company set forth herein and, to his knowledge, such representations and warranties are accurate and correct in all material respects.

    (d) The representations and warranties of such Identified Shareholder set forth in the Shareholders' Option Agreement are accurate and correct.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PARENT

  As an inducement to Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent hereby represents and warrants to Company as follows:

  4.1 Organization, Good Standing and Power.

  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (as defined below). Parent has delivered to Company complete and correct copies of its articles of incorporation and bylaws and all amendments thereto to the date hereof that have been requested by Company. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (b) a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Sub has delivered to Company complete and correct copies of its certificate of incorporation and bylaws and all amendments thereto to the date hereof that have been requested by Company.

  4.2 Capitalization. The authorized capital stock of Parent consists of 1.2 billion shares of Common Stock, par value $.60 per share, of which, as of October 30, 1998, 454,435,465 shares were issued and outstanding. All of the shares of Parent Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Disclosure Letter, free of preemptive rights. Parent owns all of the outstanding capital stock of Sub.

  4.3 Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and this Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

  4.4 Non-Contravention; Consents.

  (a) Except as set forth in Section 4.4(a) of the Disclosure Letter, neither the execution, delivery and performance by Parent or Sub of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will:

    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or expiration of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries may be bound, or to which Parent or any of its subsidiaries or the properties or assets of any of them may be subject, and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Parent; or

    (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any judgment, award, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  (b) Except as set forth in Section 4.4(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement.

  4.5 SEC Reports.

  (a) Parent has heretofore made available to Company true copies of all reports, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Exchange Act (collectively, the "Parent Reports"), together with all exhibits thereto, that Company has requested.

  (b) All of the financial statements included in the Parent Reports (which are collectively referred to herein as the "Parent Consolidated Financial Statements") fairly presented the consolidated financial position of Parent and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments).

  (c) As of their respective dates, the Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.6 Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement and (b) the Proxy Statement will, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, or at the time any amendment or supplement thereto becomes effective, cause such documents to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company or with respect to information concerning Company which is incorporated by reference in the Registration Statement or the Proxy Statement.

  4.7 Litigation. Except as set forth in the Parent Reports, there are no litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  4.8 No Violation of Law. Except as set forth in the Parent Reports, the business and operations of Parent and its subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  4.9 Brokers and Finders. Neither Parent nor any of its subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries, in connection with this Agreement, the Shareholder's Option Agreement or any of the transactions contemplated hereby or thereby.

  4.10 Merger. Neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 5

      CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS

  5.1 Access and Information. Upon reasonable notice, each of Company and Parent shall (and Company shall cause the Company Subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and the Company Subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and the Company Subsidiaries' respective officers, employees, auditors, attorneys and agents; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or the Company Subsidiaries. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreements, dated, respectively, as of August 12, 1998 and November 9, 1998 (the "Confidentiality Agreements"), between Company and Parent.

  5.2 Conduct of Business Pending Merger.

  (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, Company and the Company Subsidiaries will operate their businesses only in the ordinary course in the same manner as previously conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary course of business consistent with past practices or as expressly permitted by this Section 5.2; and, consistent with such operation, will use all commercially reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their customers, vendors, business partners and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired at the Effective Time, and will further exercise all commercially reasonable efforts to maintain their existing relationships with their employees in general.

  (b) Company agrees that from the date hereof to the Effective Time, except as otherwise consented to by Parent in writing, (i) neither it nor any Company Subsidiary will change any provision of its Articles of Incorporation or Bylaws or similar governing documents, (ii) neither it nor any Company Subsidiary will make, declare or pay any dividend or other distribution, and (iii) neither it nor any Company Subsidiary will make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue, grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock or otherwise make any change in its capital structure; provided, however, that nothing set forth in this Section 5.2(b) shall be deemed to restrict the issuance by Company of Company Common Stock pursuant to the exercise of any of the Company Options or warrants disclosed in Section 3.3 of the Disclosure Letter in accordance with the terms thereof as in effect on the date hereof or upon conversion of the Series A Shares in accordance with the terms of the Certificate of Determination and Subscription Agreement relating thereto as in effect on the date hereof.

  (c) Without limiting the undertakings of Company pursuant to Section 5.2(a) and 5.2(b), Company agrees that from the date hereof to the Effective Time it will not take, or permit any Company Subsidiary to take, any of the following actions, except to the extent consented to by Parent in writing:

    (i)(A) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $100,000) or, except in the ordinary course of business under existing lines of credit or existing Securitization Facilities, create, incur or assume any short-term debt for borrowed money, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except in the ordinary course of business and consistent with past practice, (C) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice provided, however, that in no event shall Company or any Company Subsidiary make any loan or advance to any person in an amount in excess of $500,000 that is not committed by a third-party to be purchased by such party on a non-recourse basis, (D) make any capital contributions to, or investments in, any person, or (E) make any capital expenditure involving in excess of $100,000 in the case of any single expenditure or $300,000 in the case of all capital expenditures;

    (ii) sell, transfer, convey, assign, mortgage or pledge any of its properties or assets involving amounts individually in excess of $100,000 or in the aggregate in excess of $250,000, except in the ordinary course of business consistent with past practice;

    (iii) take any action to (x) amend or terminate any Company Benefit Plan,
  (y) implement a general increase in the compensation or benefits of its employees or to increase the compensation payable to its directors, officers or key employees involving in the aggregate in excess of $30,000, adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees including, without limitation, severance benefits or benefits payable in connection with a change of control transaction involving Company;

    (iv) amend, cancel, terminate or renew or agree to the amendment, cancellation, termination or renewal of any Material Contract or enter into any new Material Contract other than (x) the amendment of any Material Contract with a Business Partner identified pursuant to Section 3.11(f) to effect the terms set forth in the form of amendment previously agreed to by Company and Parent and (y) such actions taken with respect to a Material Contract with a non-recourse lender that do not involve, provide for or relate to a funding commitment or obligation on the part of Company;

    (v) enter into any negotiation with respect to any collective bargaining agreement;

    (vi) make any change in any accounting methods or any material change in any systems of internal accounting controls or lease portfolio servicing practices, except as may be appropriate to conform to changes in generally accepted accounting principles;

    (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and under any existing agreements identified in Section 3.23 of the Disclosure Letter) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act) or any employee, consultant or contractor;

    (viii) acquire any interest in or form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division thereof;

    (ix) make any Tax election, or settle or compromise any Tax liability that Company has contested upon audit;

    (x) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts individually in excess of $100,000 or in the aggregate in excess of $250,000, other than the payment, discharge or satisfaction of liabilities when due (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) incurred since June 30, 1998 in the ordinary course of business consistent with past practice and in accordance herewith;

    (xi) modify its credit approval/declination criteria and practices in any material respect;

    (xii) fail to perform in any material respect its obligations under any Material Contract (except those being contested in good faith through appropriate proceedings or procedures);

    (xiii) fail to use all commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Company and the Company Subsidiaries;

    (xiv) fail to service, in its capacity as servicer under the Securitization Facilities, the lease portfolios subject to such Securitization Facilities in the ordinary course of business consistent with past practice;

    (xv) fail to use all commercially reasonable efforts to continue to collect its accounts receivable and lease and loan payments due under the leases and loans subject to the Securitization Facilities or held by Company in the ordinary course of business consistent with past practice;

    (xvi) fail to prepare and file all federal, state, local and foreign returns for Taxes and other Tax reports, filings and amendments thereto required to be filed by it, fail to provide to Parent, copies of all federal income tax returns for Parent's review and approval prior to the filing thereof, which review and approval shall not interfere with the timely filing of such returns, as well as a copy of the calendar setting forth the filing deadlines of all other tax returns, or fail to allow Parent, at its request, to review all tax returns at Company's office prior to the filing thereof, which review and approval shall not interfere with the timely filing of such returns;

    (xvii) fail to use all commercially reasonable efforts to maintain any federal, state, local or foreign license required to conduct its operations;

    (xviii) hire any (x) additional employees, other than such new employees whose annual compensation and benefits to not, collectively, involve payments by Company or any Company Subsidiary in excess of $300,000 or (y) additional business partners, other than business partners who enter into with Company a business partner agreement in the form previously agreed to by Parent and Company; or

    (xix) enter into any agreement to take any of the actions described in
  Section 5.2(b) or elsewhere in this Section 5.2(c).

If Parent requests that Company or any Company Subsidiary take any action or refrain from taking action between the date of this Agreement and the Closing Date, other than (x) taking actions which Company has agreed (for itself and for the Company Subsidiaries) to take pursuant to the terms of this Agreement or (y) refraining from taking any action which may not be taken by Company or any Company Subsidiary without the prior written consent of Parent pursuant to the terms of this Agreement, Company shall take or refrain, or cause any Company Subsidiary to take or refrain, from taking such requested action only if prior thereto Parent and Company agree in writing (A) on the estimated effect of taking such action or refraining from taking such action and (B) the manner in which such effect will be considered (i) for purposes of Sections 6.3(a), as to any failure of the representations and warranties of Company set forth in this Agreement to be true and correct at and as of the Closing Date, (ii) for purposes of
Section 6.3(i), as to any reduction in cash and cash equivalents, or (iii) for purposes of Section 6.3(k), with respect to any Material Adverse Change.

  (d) In connection with the continued operation of the business of Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, Company shall communicate in good faith on a regular and reasonably frequent basis with one or more representatives of Parent designated in writing with respect to the ongoing operations of Company and the Company Subsidiaries. Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such communications.

  (e) Parent agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing, it will not take, and will cause each of its subsidiaries not to take, any action which would materially and adversely affect the ability of Parent to perform its covenants and agreements under this Agreement.

  (f) Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, prior to the approval of the Merger and the transactions contemplated by this Agreement at the Shareholders' Meeting, nothing contained in this Section 5.2(f) shall prohibit the Board of Directors of Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of Company after consultation with and based on the written advice of outside counsel, determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law it is required to take such action, (B) prior to providing information in any form (whether orally or in writing) to any person or entity, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Acquisition Proposal contains an offer of consideration that is materially superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry,
(ii) keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry and (iii) negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.2(f) by any officer, director or employee of Company or any Company Subsidiary or any investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.2(f) by Company. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination, reorganization or similar transaction involving Company or any Company Subsidiary, or any purchase of all or any significant portion of the assets of Company or any Company Subsidiary. For purposes of this Section 5.2, the term "materially superior" shall mean consideration which, if the transaction subject to such Acquisition Proposal were consummated, would result in the Alternative Transaction Value of the transaction which is the subject of such Acquisition Proposal exceeding the Merger Transaction Value (as such terms are defined in Section 5.4 herein) by 5% or more.

  (g) Company agrees to take the following actions with respect to Tax matters prior to the Closing:

    (i) Company and the Company Subsidiaries will prepare and file an amended federal income tax return for the taxable year ended December 31, 1997, if Company and Parent, in consultation with Ernst & Young LLP and Deloitte & Touche LLP, determine that such amendment is appropriate;

    (ii) Company will use its commercially reasonable efforts to notify Parent promptly concerning all material discussions, meetings and other significant contacts with the Internal Revenue Service relating to the examination of the federal income tax returns of Company, and will provide Parent with a reasonable opportunity to attend and participate in all significant meetings with Internal Revenue Service personnel relating to issues arising in connection with such examination;

    (iii) Company will prepare and submit to Parent a schedule or memorandum setting forth such information as may reasonably and practicably be requested by Parent relating to all taxing jurisdictions in which Company or any Company Subsidiary has employees or independent contractors, owns property or engages in business activities; and

    (iv) Company will prepare and submit to Parent a schedule or memorandum setting forth such information as may reasonably and practicably be requested by Parent relating to existing equipment lease transactions in which Company or any Company Subsidiary is the lessor.

  5.3 Fiduciary Duties. Except as set forth below, the Board of Directors of Company shall not (i) withdraw or modify in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal (an "Alternative Transaction"). Notwithstanding the foregoing, if prior to the approval of the Merger and the transactions contemplated by this Agreement at the Shareholders' Meeting Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith, following consultation with and based on the written advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to shareholders under applicable law, the Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to Section 7.1(b)(v). If (i) the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence, (ii) Parent exercises its right to terminate this Agreement under
Section 7.1(c) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence or (iii) the Agreement is terminated as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger at the Shareholders' Meeting and at the time of such meeting an Acquisition Proposal involving Company shall have been announced, Company shall, concurrently with the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Parent the Section 5.4 Fee (as hereinafter defined).

  5.4 Certain Fees. Company shall pay to Parent upon demand $2.0 million upon the occurrence of a Fee Payment Event (the "Section 5.4 Fee"), payable in same-day funds, as liquidated damages and not as a penalty, if the Section 5.4 Fee is payable pursuant to Section 5.3 to reimburse and compensate Parent for its time, expenses and lost opportunity costs of pursuing the Merger. In addition, if Company enters into an agreement with respect to, or consummates, an Alternative Transaction within one year of the payment by Company of the
Section 5.4 Fee and Parent has not exercised the Option to purchase and purchased shares of Company Common Stock under the Shareholder's Option Agreement and agrees not to do so, Company shall pay to Parent an additional fee (the "Topping Fee"), payable in same-day funds, as liquidated damages and not as a penalty, within two days of the earlier of Company entering into such agreement or the consummation of such transaction. The Topping Fee shall be equal to the product obtained by multiplying (a) 25% by (b) the Incremental Value (as hereinafter defined). The "Incremental Value" shall be equal to the amount by which the "Alternative Transaction Value" shall exceed the "Merger Transaction Value" (each as hereinafter defined). The "Alternative Transaction Value" shall mean the aggregate value of the Alternative Transaction to the shareholders of Company, valued as of the date of the agreement relating to such Alternative Transaction and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. The "Merger Transaction Value" shall mean the aggregate value of the Merger to the shareholders of Company, valued on the basis of Company having outstanding 4,108,785 shares of Common Stock and merger consideration of $11.88 per share of such Common Stock and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. If the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall negotiate with one another in good faith for a period of ten days to resolve such dispute. If, after the expiration of such ten-day period, the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall each engage a nationally recognized investment banking firm to calculate the Alternative Transaction Value or the Merger Transaction Value, or both, as the case may be. If such investment banking firms do not agree as to such disputed valuation(s) after 30 days, such firms shall together appoint a third nationally recognized investment banking firm to resolve such dispute by calculating the disputed valuation(s). The calculation of such third investment banking firm shall be conclusive as to the disputed valuation(s). Each party shall bear the costs and expenses of the investment banking firm engaged by it pursuant to this Section 5.4, and the costs and expenses of a third investment banking firm, if necessary, shall be borne equally by Company and Parent.

  5.5 Takeover Statutes; Inconsistent Actions. If any "fair price," "moratorium," "control share," "business combination," "fair price," "shareholder protection" or similar or other antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger, the Shareholders' Option Agreement or any of the other transactions contemplated hereby or thereby, Company and the Board of Directors of Company shall grant such approvals and take all such actions as are within its authority so that the Shareholders' Option Agreement shall be in full force and effect and so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger, the Shareholders' Option Agreement and the transactions contemplated hereby and thereby. During the term of this Agreement and the Shareholders' Option Agreement, Company shall not adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

  5.6 Consents. Company and Parent will use all commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, or whose consent or approval is required pursuant to the terms of any contract, agreement, license or instrument, including without limitation any Material Contract, to which Company or any Company Subsidiary is a party in order to transfer, convey and vest in Surviving Corporation all of the rights and benefits of Company or any Company Subsidiary under such contract, agreement, license or instrument, except for any contracts, agreements, licenses or instruments of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Company with respect to the Surviving Corporation. Parent will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Parent.

  5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use all commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, including notices and approvals under the Hart-Scott-

Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement and the Shareholders' Option Agreement to be effected as soon as reasonably practicable in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

    (a) Company and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

    (b) If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger, the Shareholders' Option Agreement or any of the other transactions contemplated by this Agreement or the Shareholders' Option Agreement or seeks damages in connection with this Agreement or the Shareholders' Option Agreement, the parties agree to cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the Shareholders' Option Agreement.

    (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

    (d) Without the prior written consent of Parent, Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

  5.8 NYSE Listing. Parent will use all commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger.

  5.9 Notice. Company shall promptly notify Parent of any material change in the normal course of its or the Company Subsidiaries' business or in the operation of its or the Company Subsidiaries' properties and of the receipt by it or any of the Company Subsidiaries of notice of any governmental complaints, investigations, hearings or inquiries (or communications indicating that the same may be contemplated) or the receipt by it or any of the Company Subsidiaries of a notice of the institution or the threat of litigation involving it or any of the Company Subsidiaries which in any such case, individually or in the aggregate, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and will keep Parent fully informed with respect to such events.

  5.10 Registration Statement; Shareholder Approvals.

  (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included) and Company shall prepare and file with the SEC the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock pursuant to this

Agreement; provided that Parent shall be permitted to delay the filing of the Registration Statement and shall have the right to cause Company to extend the date of the Shareholders' Meeting upon a good faith determination by Parent that the filing or use of the Registration Statement would require the disclosure of material information concerning Parent or any subsidiary of Parent which Parent has a bona fide business purpose for preserving as confidential or Parent is unable to comply with SEC requirements (such events are hereinafter referred to as a "Blackout" or as "Blackouts"). In no event shall the length of any Blackout or Blackouts exceed in the aggregate seventy-five (75) days. In the event Parent exercises its right to effect a Blackout or Blackouts, the dates set forth in Section 7.1 shall be extended on a day for day basis by the number of days of such Blackout or Blackouts. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

  (b) Company shall call a Shareholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. In connection with the Shareholders' Meeting, Company and Parent shall prepare and file the Proxy Statement with the SEC. Company shall mail the Proxy Statement to its shareholders, the Board of Directors of Company, subject to Section 5.3, shall recommend to its shareholders the approval of the Merger and this Agreement, and Company shall use commercially reasonable efforts to obtain such shareholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(v), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

  5.11 Expenses. Subject to Sections 5.3 and 5.4, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger, except that Company and Parent shall divide equally the following expenses: (a) the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents, and (b) all filing or registration fees paid by Company or Parent, including state securities laws filing or registration fees, if any.

  5.12 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this
Section 5.12 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as such party consults with the other parties prior to such disclosure. Each of Company and Parent shall promptly notify the other of each report, schedule and other document filed by it or any of its respective subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

  5.13 Tax Treatment. Parent and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, Company or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and Company shall use their best efforts to cause one or more of their responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the Tax Opinion described in Section 6.1(f).

  5.14 Employee Benefits. Prior to the Effective Time, Company shall:

    (a) take all actions necessary to correct any failure to timely file any IRS/DOL/PBGC Form 5500 required to be filed for any Company Benefit Plan pursuant to the Code or ERISA;

    (b) take all commercially reasonable actions necessary to request an initial favorable determination letter from the Internal Revenue Service on the current form of any Company Benefit Plan which is intended to qualify under Section 401(a) of the Code and has not requested and received such a favorable determination letter; and

    (c) receive from the Identified Shareholders a written waiver of any benefit or compensation of any kind each such individual would receive under his employment agreement due to a termination of employment after the consummation of the change of control transaction contemplated hereby.

  5.15 Stock Options and Warrants. At the Effective Time, Company's obligations with respect to each outstanding Company Stock Option (as disclosed in Section 3.3 of the Disclosure Letter), as amended in the manner described in the following sentence, shall be assumed by Parent. The Company Stock Options so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Company Stock Options were issued as in effect immediately prior to the Effective Time, except that each such Company Stock Option shall be exercisable (subject to applicable vesting schedules) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Parent Common Stock and the exercise price per share shall be appropriately adjusted. Each warrant disclosed in Section 3.3 of the Disclosure Letter shall be converted into a Parent warrant on the same terms and conditions except that each such warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Parent Common Stock and the exercise price per share shall be appropriately adjusted. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Stock Options and warrants pursuant to this Section 5.15 and (ii) promptly after the Effective Time issue to each holder of an outstanding Company Stock Option or warrant a document evidencing the assumption by Parent of Company's obligations with respect thereto under this Section 5.15. Nothing in this
Section 5.15 shall affect the schedule of vesting with respect to the Company Stock Options to be assumed by Parent as provided in this Section 5.15. Notwithstanding anything to the contrary set forth herein, each Identified Shareholder agrees (i) to exercise or cause to be exercised all Company Stock Options directly or indirectly beneficially owned by him (the "Identified Shareholder Options") prior to the Effective Time and (ii) that to the extent not exercised in accordance herewith, all Identified Shareholder Options owned by such Identified Shareholder shall automatically terminate at the Effective Time.

  5.16 Company Affiliates. Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of Company, possible "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall cause each person who is identified as a possible "affiliate" in such letter to deliver to Parent on or prior to the Effective Time a written statement in the form of Exhibit 5.16 (the "Affiliates Letter"). Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such possible affiliates to restrict transfer of such shares as set forth above.

  5.17 Supplements to Disclosure Letter. From time to time prior to the Effective Time, Company and Parent will each promptly supplement or amend the respective Disclosure Letters which they have delivered pursuant to this Agreement with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Disclosure Letters or which is necessary to correct any information in any such Disclosure Letters which has been rendered inaccurate by such matter. No supplement or amendment to any such Disclosure Letters shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2(a) or 6.3(a).

  5.18 Post-Closing Cooperation by Identified Shareholders. After the Closing, the Identified Shareholders shall reasonably cooperate with Parent in the conduct of any audit, litigation or other proceeding with respect to any Tax matter involving Company or any Company Subsidiary and shall deliver promptly to Parent any Tax refund received by such Identified Shareholder of Taxes previously paid by Company or any Company Subsidiary.

  5.19 Indemnification of Directors and Officers and Identified Shareholders.

  (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions or substantially similar provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

  (b) In the event that (i) Parent exercises the Option granted to it pursuant to the Shareholders' Option Agreement and purchases from the Identified Shareholders the shares of Company capital stock subject to such Option, (ii) Parent shall require Company to close the Merger notwithstanding the existence of pending litigation against the Identified Shareholders with respect to the exercise by the Parent of the Option, and (iii) the Identified Shareholders shall not have failed to satisfy their obligations under Section 21(b) of the Shareholders' Option Agreement, Parent shall indemnify, defend and hold harmless the Identified Shareholders (collectively, the "Indemnified Parties") against all losses, liabilities, expenses and costs, including, in settlement of, with the approval of the Surviving Corporation, or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), to the extent such liabilities, expenses or costs arise from or occur by reason of the fact that Parent exercised the Option and acquired the shares of capital stock subject thereto.

  (c) For six years from the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance coverage; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company, with Parent's written consent, may purchase a six-year extended reporting period endorsement under its existing directors' and officers' liability coverage and (ii) if the cost of such insurance in any year during such six-year period shall exceed 150% of the premium cost for such policy during the year ended December 31, 1998, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide coverage affording the same protection as maintained by Parent as of such date for its officers and directors.

  (d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.19.

  5.20 Certain Consents. Company shall use all commercially reasonable efforts to provide to Parent prior to the Effective Time the written consent to the Merger and the transactions contemplated hereby of each of (i) First Union and SunAmerica as providers of Company's Securitization Facilities, MBIA Insurance Corporation as bond insurer of such Securitization Facilities and the trustee and purchasers of certificates under such Securitization Facilities (x) indicating that at the Effective Time there exists no default on the part of Company or any Company Subsidiary under the Securitization Agreements between such parties and Company or any Company Subsidiary and Company and the Company Subsidiaries have performed in all material respects their obligations under the Securitization Agreements and (y) First Union's and SunAmerica's willingness to enter into certain specified amendments to the Securitization Facilities previously approved by Company, (ii) First Union as lender to Company under the $30 million Warehouse Facility and $7 million Working Capital Line provided to Company by First Union indicating that at the Effective Time there exists no default, event of default or facts or circumstances that with notice, the passage of time or both would constitute an Event of Default under either the Warehouse Facility oro the Working Capital Line and (iii) Xerox Centre Partners as landlord ("Landlord") with respect to Company's Santa Ana headquarters indicating that the Surviving Corporation will have the right to exercise Company's renewal option under the Lease dated August 18, 1994 between Landlord and Company on the terms set forth in such Lease.

                                   ARTICLE 6

                        CONDITIONS PRECEDENT TO MERGER

  6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock and the affirmative vote or consent of the holders of at least two-thirds ( 2/3) of the outstanding of Series A Shares.

    (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on Company or a Material Adverse Effect on Parent, shall have been obtained without the imposition of any condition having a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

    (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

    (d) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

    (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

    (f) Parent and Company each shall have obtained a written opinion of King & Spalding, counsel to Parent, reasonably acceptable to Parent and Company (the "Tax Opinion"), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of Parent Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares or Dissenting Shares). The Tax Opinion will be addressed to each of Parent and Company. In rendering the Tax Opinion, such counsel shall be entitled to rely on the accuracy of facts set forth in the officers' certificates described in Section 5.13.

    (g) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (h) The sale of Parent Common Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under State securities laws and such qualifications or registrations shall not have been suspended or revoked.

  6.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company:

    (a)(i) the representations and warranties of Parent set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Parent" or otherwise qualified by materiality shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement, (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Parent" but are otherwise qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (iii) the representations and warranties of Parent set forth in this Agreement which are qualified by the phrase "Material Adverse Effect on Parent" shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (iii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Parent" qualifier), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent.

    (b) Parent and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) Parent shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

    (d) Company shall have received from Ernst & Young LLP letters dated (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Parent included in the Registration Statement, in each case in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (e) Company shall have received an opinion, dated the Closing Date, of the General Counsel of Parent, in the form previously agreed to by Company and Parent.

    (f) No suit, investigation, action or other proceeding shall be pending against Parent before any court or governmental agency which would result in the restraint or prohibition of Parent, or the obtaining of damages or other relief from Parent, in connection with this Agreement or the consummation of the transactions contemplated hereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent.

  6.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

    (a)(i) the representations and warranties of Company set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Company" or otherwise qualified by materiality shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement, (ii) the representations and warranties of Company set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Company" but are otherwise qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties of Company set forth in this Agreement which are qualified by the phrase "Material Adverse Effect on Company" shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (iii) such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Company" qualifier), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Company, and (iv) the representations and warranties of the Identified Shareholders shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date.

    (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) Company shall furnish Parent with a certificate of (i) its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a)(i), (ii) and (iii) and Section 6.3(b) and (ii) the Identified Shareholders as to compliance with the conditions set forth in
  Section 6.3(a)(iv).

    (d) Parent shall have received from Deloitte & Touche LLP (A) letters dated (i) the date of the Proxy Statement and (ii) the Closing Date, with respect to certain financial information regarding Company included in the Proxy Statement, in each case in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement and (B) an agreed upon procedures report dated the Closing Date with respect to the unaudited consolidated balance sheet and related unaudited consolidated results of operations, shareholders' equity and cash flow of Company for the quarter ended December 31, 1998 and each month ended during the period between January 1, 1999 and the Closing Date (the "Bring-Down Financial Statements").

    (e) Parent shall have received an Affiliates Letter from each possible "affiliate" described in Section 5.16.

    (f) Parent shall have received an opinion, dated the Closing Date, of O'Melveny & Myers LLP, counsel to Company, in the form previously agreed to by Parent and Company.

    (g) No suit, investigation, action or other proceeding (i) shall be pending or overtly threatened against Parent, Company or any of the Company Subsidiaries by any governmental agency which seeks to restrain or prohibit the consummation of the Merger, (ii) shall be pending against Parent, Company or any of the Company Subsidiaries that seeks damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby which would, if successful, result in a Material Adverse Effect on Parent, (iii) shall be pending against Parent, Company or any of the Company Subsidiaries that seeks damages or other relief which would reasonably be expected to exceed, individually or in the aggregate, $1 million, if pending against Parent, or result, individually or in the aggregate, in a Material Adverse Effect on Company if pending against Company or any Company Subsidiary, or (iv) shall be pending against Parent, Company or any of the Company Subsidiaries that would reasonably be expected to result in any orders restricting Company or any Company Subsidiary from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Company.

    (h) Each of the directors of Company requested by Parent to do so shall have tendered to Parent resignation letters on or prior to the Closing Date, such resignations to be effective at the Effective Time.

    (i) Company shall have (i) at least $21 million in cash and cash equivalents, including cash and cash equivalents classified as restricted cash on its balance sheet and such amount of restricted cash equals or exceeds the amount of restricted cash required to be reserved by Company and the Company Subsidiaries under the Securitization Agreements and (ii) retained all cash proceeds obtained in connection with the exercise of Common Stock Options and shall deliver to Parent a certificate to such effect signed by Company's Chief Financial Officer.

    (j) [intentionally omitted].

    (k) Between the date of this Agreement and the Closing Date, no event or events shall have occurred which constitutes or constitute or would reasonably be expected, individually or in the aggregate to result in, a Material Adverse Change. For purposes of this Section 6.3(k), a "Material Adverse Change" shall mean the existence of any of the following conditions, the existence of any of which conditions is attributable to facts, circumstances or events specific to or relating to Company and/or the Company Subsidiaries and their business and operations and which condition is not primarily the result of facts, circumstances or events affecting the commercial equipment leasing industry generally (a "Commercial Equipment Leasing Industry Event"), (i) Company shall have originated, in the ordinary course of business consistent with past practices, leases for the year ended December 31, 1998 having an aggregate value of less than $215,000,000, (ii) the leases and loans in Company's and the Company Subsidiaries' portfolio (whether owned directly or conveyed under the Securitization Facilities) (the "Leases and Loans"), the scheduled payments in respect of which are 30 days or more past due at the end of the calendar month immediately preceding the Closing Date, exceed in aggregate dollar value more than 10% of the aggregate dollar value of all outstanding Leases and Loans as of that date, or (iii) at the end of the calendar month immediately preceding the Closing Date (the "calculation date") the ratio of the gross unpaid contract balance of Lease and Loan account, the scheduled payments in respect of which are 180 days past due, to the gross unpaid contract balance of all Lease and Loan accounts exceeds the same ratio computed as of September 30, 1998, by (x) 100 basis points, in the event the Closing Date occurs on or prior to March 31, 1999 and (y) 125 basis points, in the event the Closing Date occurs on or after April 1, 1999. For purposes of this Section 6.3 (k), the ratio at September 30, 1998 and the ratio at the calculation date will be computed without giving effect to (a) any Lease and Loan account written off during the three-month period immediately preceding September 30, 1998 and during the three-month period immediately preceding the end of the month immediately preceding the Closing Date, respectively, and (b) any extension of payments, grace periods, rollovers, Lease and Loan amendments or modifications or similar practices granted to or with respect to any Lease or Loan account since September 30, 1998 unless they are consistent with past practices and in the ordinary course of business. Notwithstanding anything to the contrary set forth herein, any Lease and Loan account write-off made between September 30, 1998 and the Closing Date shall be made in the ordinary course of business consistent with the Company's past practices. In making a determination as to whether a Material Adverse Change is primarily the result of facts, circumstances or events which constitute a Commercial Equipment Leasing Industry Event, the parties shall compare the results of operations and portfolio performance of Company and the Company Subsidiaries to the results of operations and portfolio performances of other companies in the commercial equipment leasing industry.

    (l) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Parent, shall have been obtained.

                                   ARTICLE 7

                   TERMINATION AND ABANDONMENT OF THE MERGER

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the shareholders of
Company:

    (a) by the mutual written consent of Parent and Company;

    (b) by Company if:

      (i) subject to any applicable extension pursuant to Section 5.10(a) or Section 7.4, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence shall be due to the failure of Company to perform, satisfy or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

      (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 by the Effective Time and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

      (iii) Company is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Company of its obligations hereunder and such injunction shall not have been withdrawn by June 30, 1999, subject to any applicable extension pursuant to
    Section 5.10(a) or Section 7.4;

      (iv) the holders of Company Common Stock do not approve this Agreement and the Merger at the Shareholders' Meeting or the holder of the Series A Shares does not approve this Agreement and the Merger; or

      (v) the Board of Directors of Company, subject to and in compliance with Section 5.3, shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal.

    (c) by Parent if:

      (i) subject to any applicable extension pursuant to Section 5.10(a) or Section 7.4, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform, satisfy or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

      (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 by the Effective Time and such conditions are not waived by Parent, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

      (iii) Parent is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Parent of its obligations hereunder and such injunction shall not have been withdrawn by June 30, 1999, subject to any applicable extension pursuant to Section 5.10(a) or Section 7.4;

      (iv) the holders of Company Common Stock do not approve this Agreement and the Merger at the Shareholders' Meeting or the holder of the Series A Shares does not approve this Agreement and the Merger and convert the Series A Shares into Company Common Stock;

      (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

      (vi) holders of shares of Company Common Stock representing 5% or more of the outstanding shares of Company Common Stock shall have exercised their appraisal/dissenters rights in accordance with the CGCL.

  7.2 Specific Performance and Other Remedies. The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that if either party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

  7.3 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders (other than the Identified Shareholders as set forth herein) and except (i) as provided in the second sentence of Section 5.1, and in Sections 5.3, 5.4, 5.5, 5.11 and 8.11 and (ii) to the extent that such termination results from the breach in any material respect by any party hereto of any representation, warranty or covenant hereunder.

  7.4 Termination Date Extension. Notwithstanding anything to the contrary set forth herein, Parent shall have the unilateral right to extend the dates set forth in Section 7.1 from June 30, 1999 to September 30, 1999 in the event that the Merger has not been consummated by June 30, 1999 (subject to any applicable extension pursuant to Section 5.10) as a result of any condition set forth in Section 6.3 (other than the condition set forth in Section 6.3(k)) having not been satisfied.

                                   ARTICLE 8

                                 MISCELLANEOUS

  8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Parent or Company without action of the shareholders, whether before or after the Shareholders' Meeting; provided, however, that after approval of the shareholders of Company no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's shareholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by Company's shareholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Parent and Sub.

  8.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 3.31, 5.5,
5.11, 5.15, 5.18, 5.19 and Article 8 and the representations and warranties of the Identified Shareholders in the certificate to be delivered pursuant to
Section 6.3(c)(ii), none of the representations, warranties and agreements of Company, Parent, Sub or the Identified Shareholders in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective shareholders (other than the Identified Shareholders on the terms specifically set forth in Sections 3.31, 5.15, 5.18, 6.3(c)(ii), 8.2 and 8.11), directors or officers have any liability to the other parties hereto after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. Subject to the foregoing, the sole right and remedy arising from a misrepresentation or breach of warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the rights and remedies provided in Sections 5.1, 5.3, 5.4, 5.11, 7.2, 7.3 and 7.4.

  8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to Company:

    Rockford Industries, Inc.
    1851 East First Street, Suite 600
    Santa Ana, California 92705
    Facsimile: (714) 547-5091
    Attn: President

    With a copy to:

    O'Melveny & Myers LLP
    Suite 1700
    610 Newport Center Drive
    Newport Beach, California 92660
    Facsimile: (714) 669-6994
    Attn: J. Jay Herron, Esq.

    If to Parent or Sub:

    American Express Company
    200 Vesey Street, 49th Floor
    New York, New York 10285
    Facsimile: (212) 619-7099
    Attn: Carol V. Schwartz, Esq.

    With a copy to:

    King & Spalding
    191 Peachtree Street
    Atlanta, Georgia 30303
    Facsimile: (404) 572-5146
    Attn: Bruce N. Hawthorne, Esq.

  8.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

  8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

  8.6 Entire Agreement. This Agreement (including the Disclosure Letter) and the Confidentiality Agreements contain the entire agreement between Parent, Sub and Company with respect to the Merger and the matters contemplated hereby, and supersede all prior arrangements or understandings between Parent, Sub and Company with respect to the subject matter hereof, including the Letter of Intent dated October 16, 1998. This Agreement and the Shareholders' Option Agreement contain the entire agreement between Parent and the Identified Shareholders with respect to the matters addressed herein and therein and supersede all prior agreements or understandings with respect to the subject matter hereof or thereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

  8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

  8.9 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

  8.11 Liability of Identified Shareholders. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties of the Identified Shareholders set forth in Section 3.31 hereof (and in the Closing Certificate to be delivered by the Identified Shareholders pursuant to
Section 6.3(c)(ii) hereof) and the covenants of the Identified Shareholders in Sections 5.15 and 5.18 shall survive the Merger indefinitely. The Identified Shareholders shall have liability with respect to any breach of the representations and warranties to Parent set forth in Section 3.31(c) on a several basis based on their pro rata Company Common Stock ownership prior to the Merger only in the event that in making such representations and warranties an Identified Shareholder is determined to have acted with actual and intentional fraud.

  8.12 Definition of Company's Knowledge. For purposes of this Agreement, the term Company's knowledge shall mean the actual knowledge of any of Gerry Ricco, Larry Hartmann, Brian Seigel, Kevin McDonnell, Tom Ware, Robert Sweeney and Linda Fulton.

  8.13 Disclosure Letter.

  The disclosures in the Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section and Subsection of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                          AMERICAN EXPRESS COMPANY


                                          By: /s/ Steve Alesio
                                             _________________________________
                                             Name: Steve Alesio
                                             Title: Authorized Signatory


                                          By: /s/ Stephen P. Norman
                                             _________________________________
                                             Name: Stephen P. Norman
                                             Title: Secretary

                                          RXP ACQUISITION CORPORATION


                                          By: /s/ Danny Lam
                                             _________________________________
                                             Name: Danny Lam
                                             Title: President


                                          By: /s/ Stephen P. Norman
                                             _________________________________
                                             Name: Stephen P. Norman
                                             Title: Secretary

                                          ROCKFORD INDUSTRIES, INC.


                                          By: /s/ Gerry J. Ricco
                                             _________________________________
                                             Name: Gerry J. Ricco
                                             Title: President/CEO


                                          By: /s/ Brian A. Seigel
                                             _________________________________
                                             Name: Brian A. Seigel
                                             Title: Executive Vice President

                                          IDENTIFIED SHAREHOLDERS ONLY WITH
                                          RESPECT TO SECTIONS 3.31, 5.15,
                                          5.18, 6.3(C)(II), ARTICLE 8
                                          INCLUDING, WITHOUT LIMITATION,
                                          SECTION 8.11 HEREOF.

                                                 /s/ Gerry J. Ricco
                                          _____________________________________
                                          Gerry J. Ricco

                                                 /s/ Brian A. Seigel
                                          _____________________________________
                                          Brian A. Seigel

                                                 /s/ Larry Hartmann
                                          _____________________________________
                                          Larry Hartmann

                                                                     APPENDIX B


November 9, 1998

Rockford Industries, Inc.
1851 East First Street
Santa Ana, CA 92705

Members of the Board:
                                             [Letterhead of Piper Jaffray Inc.]

  We understand that Rockford Industries, Inc. ("Rockford" or the "Company"), American Express Company ("American Express"), and RXF Acquisition Corporation, a wholly owned subsidiary of American Express ("Merger Subsidiary"), propose to enter into an Plan and Agreement of Merger to be dated as of November 9, 1998 (the "Merger Agreement"), pursuant to which, among other things, Rockford will become a wholly owned subsidiary of American Express through the merger of Merger Subsidiary with and into Rockford (the "Transaction"). Pursuant to the Merger Agreement, and subject to certain exceptions and adjustments, each share of Company Common Stock that is issued and outstanding shall be converted into a right to receive that number of shares of American Express Common Stock, par value $0.60 per share, that could be purchased for $11.88 based on the average of the closing price per share of American Express Common Stock on the New York Stock Exchange, Inc. ("NYSE") during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the merger. We have assumed that the Company's convertible preferred stock will be converted to shares of Common Stock prior to the closing of the Transaction and consequently such shares are included in the Common Stock issued and outstanding. You have requested our opinion as to whether the consideration to be received in the Transaction by the common stockholders of Rockford, pursuant to the Merger Agreement, is fair, from a financial point of view, as of the date hereof, to the common stockholders of Rockford.

  Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, Rockford will pay us a fee and indemnify us against certain liabilities. Piper Jaffray is also entitled to additional fees which are contingent on consummation of the Transaction. We have, in the past, provided financing and financial advisory services to the Company and have received fees and other compensation for the rendering of such services. In the ordinary course of our respective businesses, we and our affiliates may actively trade securities of Rockford and American Express for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. Reviewed a draft of the Merger Agreement dated November 3, 1998.

    2. Reviewed the Reports on Form 10-K for Rockford for the years ended December 31, 1997, December 31, 1996 and December 31, l995.

    3. Reviewed the Reports on Form 10-Q for Rockford for the quarters ended June 30, 1998 and March 31, 1998.

    4. Reviewed Rockford's final prospectus dated July 19, l995 relating to Rockford's initial public offering of common stock.

    5. Reviewed the Reports on Form 10-K for American Express for the years ended December 31, 1997, December 31, 1996 and December 31, 1995.

    6. Reviewed the Reports on Form 10-Q for American Express for the quarters ended June 30, 1998 and March 31, 1998.

    7. Reviewed financial forecasts for Rockford for the years ending December 31, 1998 through December 31, 2000 furnished by Rockford management.

    8. Reviewed equity research analysts' consensus earnings per share estimates for Rockford and American Express for the fiscal years ending December 31, 1998 and December 31, 1999.

    9. Visited the headquarters of Rockford and conducted discussions with members of senior management of Rockford, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Rockford and the prospects for Rockford, as well as for Rockford and American Express on a combined basis.

    10. Reviewed selected market information for Rockford and American Express common stock.

    11. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

    12. Considered the projected pro forma effect of the Transaction on Rockford's implied share equivalent earnings per share for the fiscal years ending December 31, 1999 and December 31, 2000.

    13. Analyzed the premiums paid in acquisitions involving the sale of certain publicly traded companies we deemed reasonably similar or comparable to Rockford.

    14. Compared certain financial data of Rockford and American Express with certain financial data of companies we deemed reasonably similar or comparable to Rockford and American Express.

    15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

  We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Rockford and American Express or otherwise made available to us from public and other sources and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Rockford's and American Express's managements that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, reflects the best currently available estimates and judgment of Rockford's and American Express's respective managements as to the expected future financial performance of Rockford and American Express, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that Rockford and American Express are not a party to any pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be consummated in accordance with the draft Merger Agreement, including, without limitation, that the Transaction will qualify as a tax-free transaction for Rockford's stockholders.

  In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of Rockford or American Express and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of Rockford or American Express. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either Rockford or American Express or its affiliates is a party or may be subject and, at Rockford's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.
                                             [Letterhead of Piper Jaffray Inc.]

  Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. However, we do not have any obligation to update, revise or reaffirm this opinion except as required by the Merger Agreement. We are not expressing any opinion herein as to the prices at which shares of Rockford's or American Express's common stock have traded or at which such shares may trade at any future time.

  We have been authorized by the Board of Directors to solicit and have solicited other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not in any manner address, Rockford's underlying decision to proceed with or effect the Transaction or structure thereof.

  This opinion is for the benefit of the Board of Directors of Rockford in evaluating the Transaction and shall not be published or otherwise used by any other persons for any other purposes nor shall any public references to Piper Jaffray be made without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Transaction.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration proposed to be received by the common stockholders of Rockford in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the common stockholders of Rockford.

                                          Sincerely,

                                          PIPER JAFFRAY INC.

                                             [Letterhead of Piper Jaffray Inc.]

                                                                     APPENDIX C

                        CHAPTER 13. DISSENTERS' RIGHTS

(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that sub-paragraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S) 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS ON DISSENTING SHARES

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDER'S APPROVAL

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attach the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions, or if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX D


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________

                                   FORM 10-K

  (Mark One)

  [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

                                       OR

  [_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

                  For the Transition period from _____ to _____.


                        Commission file number 0-26324


                            ROCKFORD INDUSTRIES, INC.
                (Exact name of registrant as specified in charter)


           California                                   33-0075112
   -------------------------------                 ---------------------
   (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                  Identification Number)


  1851 East First Street, Suite 600
        Santa Ana, California                             92705
-----------------------------------                     ----------
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code (714) 547-7166


Securities registered pursuant to Section 12(b) of the Act:

  None

Securities registered pursuant to Section 12(g) of the Act:

            Common Stock,
            no par value
            ------------
          (Title of Class)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                       -----  -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.  Yes  X   No
               -----   -----

The aggregate market value of the Common Stock held by non-affiliates of the Registrant was approximately $16,200,000 based upon the last reported sale price of the Common Stock on NASDAQ on February 26, 1998.

As of February 26, 1998, the Registrant had 4,107,117 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

Part III incorporates information by reference from the Registrant's definitive Proxy Statement to be filed with the Commission within 120 days after the close of the Registrant's fiscal year.

                               TABLE OF CONTENTS


ITEM                                                                    PAGE

PART I

1.    Business.......................................................     1

2.    Properties.....................................................     7

3.    Legal Proceedings..............................................     7

4.    Submission of Matters to a Vote of Security Holders............     7

PART II

5.    Market for the Registrant's Common Equity and
      Related Stockholder Matters....................................     8

6.    Selected Financial Data........................................     9

7.    Management's Discussion and Analysis of Financial
      Condition and Results of Operations............................    10

8.    Financial Statements and Supplementary Data....................    18

9.    Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure.......................................    18

PART III

10.   Directors and Executive Officers of the Registrant.............    19

11.   Executive Compensation.........................................    19

12.   Security Ownership of Certain Beneficial Owners and Management.    19

13.   Certain Relationships and Related Transactions.................    19

PART IV

14.   Exhibits, Financial Statement Schedules and Reports
      on Form 8-k....................................................    21

      Signatures.....................................................    22

                                     PART I


ITEM 1.  BUSINESS


     References to the "Company" are to Rockford Industries, Inc., a California corporation, unless the context indicates otherwise.


General

     Rockford Industries, Inc. (the "Company") is a specialty finance company that originates or acquires, sells and services equipment leases. The underlying leases financed by the Company relate to a wide range of equipment, including medical, dental and diagnostic, computers and peripherals, computer software, telecommunications, office and other. The equipment generally has a purchase price of less than $250,000 (with an average of $23,700 as of December 31, 1997), and such leases are commonly referred to as "small ticket leases". The Company initially funds the origination of its leases through its line of credit facilities or from working capital and, upon achieving a sufficient portfolio size, sells such leases principally through its securitization programs and non recourse sales. The Company focuses on maximizing the spread between the yield on its leases and its cost of funds by obtaining favorable terms on its line of credit facilities and securitizations.

     Since its inception in 1984, the Company's strategy has been to focus its business development efforts on establishing marketing relationships with vendors and other sources of small ticket equipment, in order to establish itself as the recommended provider of financing for potential equipment purchasers. The Company customizes lease financing products to meet the specific equipment financing needs of it vendors, and in many cases, provides them with servicing and technological support. By providing vendors and their customers with timely, convenient and competitive equipment financing, the Company promotes both equipment sales by the vendor and the utilization of the Company as a financing source. The Company estimates that approximately 20% of its equipment finance contract originations during 1997 were generated from additional borrowings by existing customers.

     The Company has originated equipment finance contracts for over $596,000,000 of equipment since its founding in 1984 and has achieved significant growth in the last few years. The Company financed approximately $166,748,000 of equipment during 1997, which represented a 27.2% increase from the $131,267,000 of equipment it financed in 1996. This increase in financing volume also resulted in a 41% increase in the Company's revenues for 1997, after considering pro forma adjustments due to the mandatory adoption of Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as of January 1, 1997. On a pro forma basis, assuming SFAS No. 125 was adopted as of January 1, 1996, total revenues increased from $13,557,000 in 1996 to $19,108,000 in 1997. Despite the record growth in originations, net income decreased by 8.8% from $2,318,000 in 1996 to $2,120,000 in 1997 primarily due to an increased provision for credit losses. (See Management's Discussion and Analysis of Financial Condition and Results of Operations).

     The Company was incorporated in California on December 27, 1984. The Company's executive office is located at 1851 East First Street, Suite 600, Santa Ana, California 92705, and its telephone number is (714) 547-7166.

     As used in this report, unless otherwise indicated, the term "Company" includes the Company's wholly-owned unconsolidated subsidiaries.


Business Strategy

     The Company's objective is to become a leading provider of financing for lower cost equipment. The Company believes that it has significant opportunities to achieve its goal, while enhancing operating efficiency, through the implementation of its business strategy, the principal components of which include the following:

     Point of Purchase Financing. The Company has made and continues to make substantial investments in information processing and delivery systems that facilitate the Company's processing of credit applications and finance contracts. These systems increase the ease with which customers do business with the Company and the attractiveness of the Company to vendors of the equipment it finances.

     Enhanced Vendor Relationships. The Company seeks to increase both the number of relationships it has with vendors and the proportion of a vendor's total financing business provided by the Company in existing relationships. The Company plans to increase the number and scope of its vendor relationships by expanding its marketing efforts. These efforts include (i) increased participation by the Company at equipment vendor trade shows; (ii) initiation of a direct marketing campaign to targeted equipment vendors; (iii) continuing to recruit experienced marketing professionals; and (iv) improvement of the support services provided to the Company's independent sales force in order to allow these professionals to spend more time on business development and less time on account servicing. The Company seeks to increase its penetration rate with its existing vendor relationships by increasing the range of programs offered to such vendors.

     Target High Volume Vendors. Historically, a majority of the Company's originations have been from vendors which generate less than $500,000 in equipment financings annually. The Company seeks to increase its business development efforts with accounts which are expected to produce $1.0 million to $5.0 million annually in originations by: (i) developing vendor programs and more formal relationships, including private label programs, designed specifically to address the needs of this segment of the vendor market; (ii) improving the Company's information systems which will allow the Company to efficiently process a high volume of transactions; and (iii) expanding current informal or local relationships with high volume vendors into formal or national relationships.

     Reduced Borrowing Costs. The Company uses several methods to fund its financing activities, including asset securitization, nonrecourse loans from institutional lenders and a revolving line of credit. Generally, asset securitization provides the Company with the lowest cost of funds. During 1997, the Company funded 77% of its total originations through its securitization program, compared to 56% in 1996.

     Pursue Strategic Acquisitions. The Company intends to pursue strategic acquisitions of businesses that will complement or expand the Company's business. The Company believes that acquisitions will enable it to expand its vendor relationships and the services it offers to customers.


Industry Overview

The equipment financing industry in the United States includes a wide range of entities that provide funding for the purchase of equipment, ranging from specialized financing companies, which focus on a particular industry or financing vehicle, to large multinational banking institutions, which offer a full panoply of financial services. According to the Equipment Leasing Association of America ("ELA"), lease financing has played a significant role in the United States economy and represented 30% of all business investment in productive assets during 1996. The ELA also estimates that approximately 80% of all United States companies finance the purchase of some or all of their equipment through lease financing.

     According to recent information available from the United States Department of Commerce ("DOC"), the annual volume of new capital equipment (measured by original equipment cost) placed on lease in the United States grew from $85 billion in 1986 to $169 billion in 1996. The DOC had estimated that the overall equipment leasing market would grow to approximately $176 billion in 1997.

     The Company is a specialty finance company providing equipment financing and related services. The Company primarily utilizes lease contracts as the financing vehicle for these equipment financings, regardless of whether the Company has a continuing economic interest in the underlying equipment. As a specialty finance company, the Company believes that it has strategically positioned itself to capitalize on the small ticket segment of the equipment leasing industry, which is one of the most rapidly growing segments of the industry in part due to (i) the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size companies, forcing these businesses to seek alternative financing rather than deal with the approval process of commercial banks; (ii) stricter lending requirements of commercial banks; (iii) a trend toward instant approvals at the point of sale made possible by improved technology; (iv) the accelerating pace of research and development in the high technology medical equipment industry, which has led to a rapid introduction and enhancement of medical equipment; and (v) the decline in the price of computer hardware and software and increasing demand therefor.


Equipment Finance Contracts

     General. The Company's revenues are primarily derived from its origination and sale of equipment finance contracts pursuant to which the Company provided financing for the purchase of various types of equipment. Substantially all of the Company's finance contracts are noncancellable for a specified term during which the Company generally receives scheduled payments sufficient, in the aggregate, to cover the Company's borrowing costs and the costs of the underlying equipment, and to provide the Company with an appropriate profit margin. The initial noncancellable term of the contract is equal to or less than the equipment's estimated economic life and a small portion of the Company's equipment finance contracts provide the Company with additional revenues based on the residual value at the end of the contract. Initial terms for new equipment finance contracts generally range from 12 to 66 months. The average cost of the equipment underlying the Company's equipment finance contracts increased from an average of approximately $23,500 in 1996 to $23,700 in 1997. The number of new equipment finance contracts originated by the Company increased from 5,587 in 1996 to 7,040 in 1997.

     Terms and Conditions. The terms and conditions of the Company's equipment finance contracts, which are generally structured principally as sales-type leases or direct finance leases, vary somewhat from transaction to transaction. In substantially all cases, however, the Company's customers are required to (i) maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures; (ii) insure the equipment against property and casualty loss; (iii) pay all taxes associated with the equipment; and (iv) make all scheduled contract payments regardless of the performance of the equipment. The Company's standard equipment finance contract provides that, in the event of a default by the customer, the Company can require payment of liquidated damages to make the Company whole and can seize and remove the equipment for subsequent sale, refinancing or other disposal at its discretion.

     The Company's equipment finance contracts fall within three general categories: (i) those which transfer ownership of the underlying equipment to the customer automatically by granting the customer an option to purchase the underlying equipment at a nominal price upon the expiration of the original contract; (ii) those which grant the customer an option, or require the customer to purchase the underlying equipment at fair market value or to renew the contract at a fair market rate upon the expiration of the original contract term (and, in some cases, include maximum and/or minimum pricing provisions); and
(iii) those which generally require the customer to purchase the underlying equipment at a fixed price or renew the contract at a fixed rate upon the expiration of the original contract term.

     Credit Policies and Procedures. The Company has developed credit underwriting policies and procedures that management believes have been effective in the selection of creditworthy equipment lessees and in minimizing the risks of delinquencies and credit losses. The Company's underwriting guidelines generally require a credit investigation of an equipment lessee, including an analysis of personal credit of the owner who typically guarantees the lease, verification of time in business and corporate name and bank and trade references. The lease approval process begins with the submission by facsimile or electronic transmission of a credit application by a Company sales representative or directly by the lease originator. Upon receipt of a credit application, a credit analyst enters it into the Company's proprietary credit processing system. The credit profile of the potential customer is checked with commercial credit reporting agencies, such as TRW, Inc., Dun and Bradstreet and Equifax Inc., and the customer's professional status is checked in various listings with the appropriate professional organizations. The equipment type and vendor are also considered in this assessment. A credit decision can frequently be reached within one hour (more complicated transactions require three to four days, particularly if extensive due diligence is required).

     Once a determination to fund has been made, the Company requires receipt of signed lease documentation before funding. Once the equipment is shipped and installed, the vendor invoices the Company. The Company verifies that the customer has received and accepted the equipment and obtains the customer's authorization to pay the vendor. Following this telephone verification, the file is forwarded to the contract administration department for audit, booking and funding and to commence automated billing and transaction accounting procedures.

In connection with the Company's securitization programs, extensive reviews of the Company's underwriting standards and procedures are conducted by financial guaranty insurer and rating agencies.


Servicing and Administration

     Prior to 1994, the Company assigned the majority of its finance contracts to nonrecourse lenders who were also assigned the right to collect any service fee income, late fee income and/or insurance fee income associated with these contracts. The Company's asset securitization transactions give the Company the opportunity to service the portfolio of finance contracts it has originated and securitized. Servicing consists primarily of billing the equipment purchasers for each finance payment and collecting payments. Servicing securitized portfolios has generated additional revenue, including late fee income and fees for servicing securitized finance contract portfolios originated by other finance companies

     Currently, pursuant to the Company's securitization programs with SunAmerica Life Insurance Company ("SunAmerica") and CoreStates Bank, N.A. ("CoreStates"), the Company is entitled to receive a fee for servicing the securitized contract portfolios. This fee is paid monthly and is calculated based on 0.5% per annum of the outstanding principal balance due under the contracts. Late fees are charged on overdue payments and are typically 10% of the payment amount. In addition, the Company's finance contracts require that its customers carry fire, theft and casualty insurance on the equipment financed and customers have also requested that the Company offer life and disability insurance with respect to their finance contracts. As of December 31, 1997, the Company had a servicing portfolio of $198.0 million.

     The small ticket leasing industry is operationally intensive due, in part, to the small average lease size. Accordingly, state-of-the-art technology is critical in keeping servicing costs to a minimum and providing quality customer service. Recognizing the importance of servicing, the Company utilizes a lease administration system tailored to support the Company's technological needs. The system handles application tracking, invoicing, payment processing, automated collection queuing, portfolio evaluation, cash forecasting and report writing. The system is linked with a lockbox bank account for payment processing and provides for direct withdrawal of lease payments. The system also allows users to view all lease documents on-line.


Portfolio Diversity

     From 1993 through 1997, the Company originated approximately 21,400 finance contracts. During this period, most of the Company's financing contracts have been with a variety of medical professionals, including physicians, dentists, optometrists, chiropractors and home healthcare providers and also with outpatient medical centers. Over the past two years, the Company has recently expanded its business into the financing of small ticket general business and other non-medical equipment.

     While no individual customer accounted for more than 2.5% of the Company's financing originations in 1997, certain types of customers are more prominent than others. Finance contract originations in 1997 can be categorized by business type as follows: medical doctors, 40.0%; other healthcare providers, 23.2%; and general business, 36.8%.

     In addition to the diversity of the types of business served by the Company, the equipment finance contracts originated have covered a diverse range of high-technology medical diagnostic, therapeutic, surgical and related equipment provided by over 1,100 vendors. Finance contract originations in 1997 can be categorized by equipment type as follows: medical 49%; computer, 25.2%; and general equipment, 25.8%.


Residual Values

     Equipment financing provided by the Company is generally structured such that the full cost of the equipment and all financing costs are repaid during the initial financing term. Of the equipment finance contracts originated by the Company and outstanding as of December 31, 1997, 90% (as measured by net investment) bore no residual value on the Company's books, generally because they granted the customer a purchase option at a nominal price or required the contract customer to purchase the equipment at a fixed price at the end of the contract term. The balance of the contracts originated by the Company and outstanding at December 31, l997, bore an estimated aggregate of $3,473,000 residual value, net of unearned income and valuation allowance.

     At the inception of an equipment finance contract classified as a direct finance lease, the Company estimates the fair market value of the underlying equipment that would be obtained at the end of the initial contract term based upon its judgment, as supported by data from the used equipment market, discussions with manufacturers, and consultations with equipment users and records that value as the residual value on its balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Direct Finance Leases." Residual values ascribed to individual items of equipment depend upon various factors including the technical specifications of the equipment, obsolescence of the equipment, performance and capabilities of the equipment, the financial strength and reputation of the equipment manufacturer and the widespread availability of long-term maintenance for the equipment.

     Upon the expiration of an equipment finance contract for which a residual value has been recorded, the original contract customer will: (i) purchase the equipment outright; (ii) extend the contract for an additional term; or (iii) return the equipment to the Company. Should the equipment be returned to the Company, the Company generally would seek to sell or refinance it. The Company reviews, on a quarterly basis, the residual value estimates recorded on its books based on its own analysis and prevailing market data. Under generally accepted accounting principles, any downward revision would result in an immediate charge to reserves or earnings, while an upward revision may not be recorded until actually realized as a gain. At the end of the initial contract term, when the equipment is either sold or refinanced, the amount by which the net proceeds exceed or fall short of the residual value is recorded as a gain or loss. When a new finance contract is entered into for such equipment at a gain, the Company recognizes the gain ratably over the new contract term.

     The Company's results of operations depend in part upon its ability to realize the residual equipment value reflected on its balance sheet as net investment in direct financing leases. The balance of the contracts originated by the Company and outstanding at December 31, 1997, bore an aggregate of $3,473,000 residual value, net of unearned income and valuation allowance, representing approximately 2.9% of the Company's total assets at December 31, 1997. The Company has historically realized proceeds, with respect to residuals applicable to finance contract maturities, which are approximately equivalent to the original recorded residual value.


Delinquencies

      Delinquencies Relating to Contracts Serviced by the Company. The Company's portfolio (comprised principally of equipment finance contracts securitized or funded by the Company through a revolving line of credit facility (the "Revolver") or by cash and held or warehoused by the Company on a full recourse basis) is comprised primarily of medical equipment finance contracts entered into with physicians and other medical professionals. The Company believes that its specialization in medical equipment financing provides it with advantages in the lower-priced equipment markets in controlling the delinquencies and minimizing the losses in its contract portfolio, since health care practitioners generally have higher incomes, making default rates relatively low. As the Company's portfolio matured, its delinquency rate (payments more than thirty days past due) rose from 4.5% at December 31, 1996 to 4.6% at December 31, 1997, net of fully reserved contracts. The Company has reviewed the 1996 ELA Industry Survey and, based upon the information contained in that survey, believes that the Company's delinquencies and credit loss rates compare favorably to industry norms. There can be no assurance that, as the Company's portfolio increases, it will be able to sustain favorable levels of delinquencies.

     Delinquencies Relating to Contracts Held by the Company's Lenders. The Company sells or discounts on a nonrecourse basis or through its securitization programs a portion of the equipment finance contracts it originates; consequently, the Company has historically borne minimal credit risk on those contracts. However, in an effort to foster strong relationships with its lenders, the Company assists its nonrecourse lenders with collection matters and endeavors to stay informed about the performance of the equipment finance contracts originated by the Company and held in the lenders' portfolios. Based on delinquency reports and credit loss information provided by many of the Company's nonrecourse lenders, the Company believes that the portfolio of equipment finance contracts which it has assigned to nonrecourse lenders has experienced delinquency and credit loss percentages similar to those experienced in the industry.

     Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts in connection with payments due under equipment finance contracts held in the Company's portfolio at a level which the Company deems sufficient to meet future asset writedowns, based on an analysis of the delinquencies, problem accounts, and overall risks and probable losses associated with such contracts, together with a review of the Company's historical loss experience. There can be no assurance that this allowance will prove to be adequate. Although the Company attempts to mitigate its credit risk through the use of a variety of commercial credit reporting agencies when processing the finance contract applications of its customers and through various forms of nonrecourse financing, failure of the Company's customers to make scheduled payments under their equipment finance contracts could require the Company to forfeit its residual interest, if any, in the underlying equipment, to make payments in connection with the recourse portion of its borrowings and to forfeit cash collateral pledged as security in connection with the Company's asset securitizations. Credit losses on the contracts maintained by the Company in its owned or serviced portfolio have amounted to approximately
1.0 % and 0.6% of the Company's average receivables outstanding under its contracts for 1997 and 1996, respectively. Any increase in such loss or in the rate of payment defaults under any of the equipment finance contracts originated by the Company could adversely affect the Company's ability to obtain additional funding or to complete additional asset securitizations.

     Estimated Recourse Obligations. As part of the sale and securitization of direct finance leases, the Company writes a put option in the form of a recourse obligation. This recourse obligation is recorded at its estimated fair value. Although management uses the best information available to make these estimates, future adjustments to the obligation may be necessary due to economic, operating and other conditions that may be beyond the Company's control. Actual results could differ from those estimates.


Funding Sources

     The principal source of funding for the Company's financing transactions are asset securitization programs with both SunAmerica and CoreStates backed by pools of the Company's equipment finance contracts. In addition, the Company obtains funding for financing transactions from nonrecourse loans made by institutional lenders and, to a lesser extent, recourse borrowings under the Company's line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


Sales and Marketing

     The Company conducts its sales and marketing activities primarily through 59 exclusive independent or salaried sales representatives who are highly incentivized through the Company's compensation program and who average over 10 years of industry experience. These sales representatives, along with 29 marketing support employees, work out of 31 regional locations which operate in 16 states. The Company's independent sales representatives and marketing staff focus on establishing formal and informal relationships with equipment vendors. The primary objectives of these relationships are to promote the vendors' equipment sales by providing timely, convenient and competitive financing for their equipment sales as well as the utilization of the Company as a financing source.

     Services provided by the Company include structuring the financing to meet the needs of equipment vendors and purchasers, training vendors' sales and marketing staffs to market the Company's various lease funding programs, and customizing financial products to encourage equipment sales. In most cases, the Company's sales representatives also work directly with equipment purchasers, providing them with the guidance necessary to complete the equipment financing transaction.


Competition

     The Company operates in a highly competitive environment. The Company competes with a number of national, regional and local finance companies, including those which, similar to the Company, specialize in the financing of small ticket equipment, for customers, relationships with equipment manufacturers, vendors and distributors, financing sources and sales and other personnel. In addition, the Company's competitors include those equipment manufacturers which finance the sale or lease of their products themselves, other traditional types of financial services companies, such as commercial banks and savings and loan associations, and conventional finance and leasing companies, all of which provide financing for the purchase of medical and medical-related equipment. The Company competes on the basis of conveniences with vendors and knowledge of vendors' products, responsiveness to customer needs, flexibility in structuring lease transactions and price. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing, and operational resources than the Company. Moreover, the Company's future profitability will be directly related to the Company's ability to access capital funding and to obtain favorable funding rates as compared to the access to capital and costs of capital available to its competitors. The Company's competitors and potential competitors include many larger, more established companies that have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company. There can be no assurance that the Company will be able to continue to compete successfully in its targeted market.


Equal Credit Opportunity Act

     Pursuant to the terms and conditions of agreements entered into by the Company and certain of its nonrecourse lenders, the Company is required to comply with the Equal Credit Opportunity Act ("ECOA"). Pursuant to the terms of the ECOA, creditors, such as the Company, are required to give all credit applicants notice of their right to receive a written statement of reasons if their application for credit is denied, unless the applicant had gross revenues exceeding $1,000,000 during its last fiscal year. Creditors are also required to give oral or written notice of a credit denial within 30 days after receipt of completed application (or a "reasonable time" thereafter for applicants whose gross revenues exceed $1,000,000 during its last fiscal year).


Employees

     As of December 31, 1997, the Company employed 121 persons. Of these employees, 12 are principally engaged in management, 37 are engaged in operations and collections, 27 are engaged in accounting and administration and 45 are engaged in sales and marketing (not including 38 exclusive independent sales representatives). None of the Company's employees is represented by a labor union. The Company considers its employee relations to be satisfactory.


ITEM 2.  PROPERTIES

     The Company owns no real property and leases all of its offices. The Company occupies approximately 18,800 square feet of office space at its executive offices in Santa Ana, California. The original lease term is for a period of five years ending October 31, 1999, at a current rent of approximately $29,000 per month. The lease is extendable, at the option of the Company, for a period of five years, at a rental rate of 95% of the estimated prevailing market rate.

     Space for branch sales offices is generally leased from buildings that provide executive suite arrangements under leases of one year or less in duration. As of December 31, 1997, the Company maintained 40 sales branch locations operating in 16 states throughout the United States. Aggregate rental expense for the corporate headquarters and the regional sales offices was $707,000 for the fiscal year ended December 31, 1997. In total, the Company leases an aggregate of approximately 33,700 square feet of office space. The Company believes that these facilities are adequate to meet its current needs and will be adding space as necessary in the future.


ITEM 3.  LEGAL PROCEEDINGS

     The Company is not a party to any pending litigation or legal proceedings, or to the best of its knowledge any threatened litigation or legal proceedings, which, in the opinion of management, individually or in the aggregate, would have a material adverse effect on the results of operations or financial condition of the Company.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

                                    PART II


ITEM 5.  MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS


Market Information

     Rockford Industries, Inc. trades under the symbol ROCF on the NASDAQ National Market System. The following table sets forth high and low last reported sales prices per share of Common Stock for the periods indicated.


                                                  High         Low
                                                ---------   ---------
YEAR ENDED DECEMBER 31, 1996
----------------------------
  First Quarter............................        17.500       8.750
  Second Quarter...........................        20.250      15.000
  Third Quarter............................        19.750      13.250
  Fourth Quarter...........................        24.000      10.000

YEAR ENDED DECEMBER 31, 1997
----------------------------
  First Quarter............................        11.875       7.000
  Second Quarter...........................         9.875       6.125
  Third Quarter............................        11.625       7.500
  Fourth Quarter...........................        12.250       7.500



Dividend Policy

     During its status as an S Corporation which ended on December 31, 1994, the Company distributed to its shareholders certain cash dividends. Except for such distributions, the Company has not paid dividends on its Common Stock since its inception and does not intend to make any further distributions or to pay any dividends on its Common Stock in the foreseeable future. The holder of the Company's outstanding Series A Preferred Stock is entitled to receive cumulative dividends, payable quarterly out of funds legally available commencing on August 31, 1995, at the annual rate of 4% of the par value of the Series A Preferred Stock until May 31, 1996, 6% of the par value until May 31, 1997 and 8% of the par value thereafter, each of which is subject to an increase by 1% should the Company default in its payment obligations for two consecutive quarters until the overdue amounts are paid. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business, except to the extent required to satisfy its obligations under the terms of the Series A Preferred Stock. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other relevant factors. In addition, the Company's ability to pay cash dividends to holders of Common Stock is subject to the terms of the outstanding shares of Series A Preferred Stock. Such terms include preferences in payment of cash dividends, and if the Company shall be in arrears on one or more quarterly dividend payments or shall have failed to redeem the Series A Preferred Stock when required to so redeem, the Company may not declare or pay any dividends to holders of Common Stock. The Company is also subject to certain other restrictions pursuant to the terms of the Revolver, including the maintenance of minimum levels of tangible net worth which have the effect of limiting the payment of cash dividends to holders of Common Stock.


Holders

     As of December 31, 1997, there were approximately 600 beneficial holders and 26 holders of record of the Company's Common Stock.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION


                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                  1997       1996       1995       1994       1993
                                                                --------   --------   --------   --------   --------
                                                                         (in thousands, except per share data)
Statement of Operations Data:
Revenues......................................................  $ 19,108    $104,539  $ 74,330   $ 54,351   $ 40,702
Costs.........................................................     2,032      85,380    61,206     46,745     35,377
Gross profit..................................................    17,076      19,159    13,124      7,606      5,325
Selling, general and administrative expenses..................    13,613      15,296     9,637      6,056      4,229
Income before income taxes....................................     3,463       3,863     3,487      1,550      1,096
Income taxes (1)..............................................     1,343       1,545     1,395      1,845         28
Net income (loss).............................................     2,120       2,318     2,092       (295)     1,068
Basic net income per share (2)................................      0.49        0.54      0.64          -          -
Diluted net income per share (2)..............................      0.48        0.52      0.60          -          -

Pro Forma Statement of Operations Data (3):
      Historical income before income taxes...................                                   $  1,550   $  1,096
      Pro forma provision for income taxes....................                                        620        438
      Pro forma net income....................................                                        930        658
      Pro forma net income per share (2)......................                                        .38        .27

Weighted average common shares outstanding:
     Basic....................................................     4,106       4,103     3,219      2,454      2,454
     Diluted..................................................     4,441       4,452     3,504      2,454      2,454
Other Data:
Cost of equipment financed....................................  $166,748    $131,267  $ 87,881    $63,579    $48,798
Number of financed contracts..................................     7,040       5,587     3,426      3,122      2,208

                                                                                    DECEMBER 31,
                                                                   1997       1996       1995       1994       1993
                                                                 --------   --------   --------   --------   --------
                                                                                   (in thousands)
Balance Sheet Data:
Total assets.................................................    $125,067   $157,698   $184,658   $129,542   $98,041
Total liabilities (4)........................................     103,176    137,814    167,014    126,732    94,516
Total shareholders' equity...................................      21,891     19,884     17,644      2,810     3,525

__________

(1) Effective December 31, 1994, the Company revoked its election to be taxed as an S Corporation for federal and certain state income tax purposes. In connection with this election, the Company reclassified its retained earnings at December 31, 1994 of $2,807,622 to Common Stock. As a result of the Company's conversion to a C Corporation the Company recorded a one-time charge against earnings for deferred income tax liabilities of approximately $1,825,000 (reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes) at December 31, 1994.

(2) Historical net income per share has not been shown prior to the Company's election to be taxed as a C Corporation on December 31, 1994, because it is not indicative of the Company's ongoing operations. Pro forma net income per share is shown for prior periods.

(3) Represents adjustments for federal and certain state income taxes as if the Company had been taxed as a C Corporation rather than an S Corporation for all periods presented.

(4) Consists primarily of nonrecourse debt. The release of SFAS No. 125 caused the Company to reassess its balance sheet presentation of certain assets and liabilities in light of current accounting literature and this new standard. This reassessment resulted in the determination that the assets and liabilities, previously recorded on the Company's balance sheet as discounted lease rentals assigned to lenders and nonrecourse debt, should be offset for associated finance transactions in which the Company has no continuing economic interest and in which the Company is legally relieved of all obligations as a result of the sale. Consequently, the Company has recorded a reclassification of $39,939,044 resulting in a decrease of discounted lease rentals assigned to lenders and nonrecourse debt at December 31, 1995, in order to conform the December 31, 1995 balance sheet to the December 31, 1996 presentation. This reclassification had no impact on the Company's statements of income, cash flows, or shareholders' equity.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K.


Customer Finance Contract Accounting

     The Company primarily structures equipment financing transactions with its customers which are classified for accounting purposes as direct finance leases. The Company may sell these contracts in bulk to nonrecourse lenders or securitize these contracts, at which time the Company relinquishes control over such contracts.

     Presentation of Financial Statements. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was amended by SFAS No. 127, as of January 1, 1997. SFAS No. 125 has changed the manner in which the Company determines and recognizes the gain recorded upon the transfer of its interest in finance contracts subsequent to December 31, 1996. Additionally, SFAS No. 125 allows the Company to record gains with respect to transfers of its interest in leases previously accounted for as direct finance leases. With the implementation of SFAS No. 125, the Company has altered the presentation in the Company's consolidated financial statements of revenues, expenses and certain assets and liabilities associated with finance contracts sold. As a result, certain aspects of the Company's financial statements as of December 31, 1997 and for the year then ended may not be directly comparable to the prior year financial statements. Retroactive implementation of SFAS 125 was not permitted. The following pro forma financial statement of operations for the year ended December 31, 1996 reflects certain reclassifications to present the results of the Company's operations for the year ended December 31, 1996 on a basis comparable to the 1997 presentation. The reclassifications pertain to sales of equipment, cost of equipment sold and the recording of initial direct costs and estimated bad debt expense. The accompanying pro forma information reflects only reclassification adjustments to conform presentation for comparison purposes.


                                                     YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------
                                                         Pro Forma   Reclassifi-    Actual
                                                1997       1996        cations       1996
                                              --------   ---------   ----------    --------
                                                             (in thousands)
REVENUES:
Sales of equipment..........................   $     -    $      -    $  93,613    $ 93,613
Gain on sale of financing transactions......    10,027       5,728       (2,321)      3,407
Finance income..............................     4,088       4,636                    4,636
Servicing related income....................     2,652       1,712                    1,712
Other income................................     2,341       1,481         (310)      1,171
                                               -------     -------    ---------    --------
     Total  revenues........................    19,108      13,557       90,982     104,539

COSTS:
Cost of equipment sold......................         -           -       82,923      82,923
Interest expense............................     2,032       2,457                    2,457
                                               -------     -------    ---------    --------
     Total costs............................     2,032       2,457       82,923      85,380

GROSS PROFIT................................    17,076      11,100        8,059      19,159

SELLING, GENERAL & ADMINISTRATIVE EXPENSES..    10,792       5,932        7,122      13,054
PROVISION FOR CREDIT LOSSES.................     2,821       1,305          937       2,242
                                               -------     -------    ---------    --------
     Total expenses.........................    13,613       7,237        8,059      15,296

INCOME BEFORE TAXES.........................     3,463       3,863            -       3,863

INCOME TAXES................................     1,343       1,545            -       1,545
                                               -------     -------    ---------    --------

NET INCOME..................................   $ 2,120     $ 2,318    $       -    $  2,318
                                               =======     =======    =========    ========

     Equipment Sales. For leases in which the Company does not retain a continuing economic interest at origination, sales are recognized upon consummation of the lease assignment to the nonrecourse lender. The Company does not retain a continuing economic interest in the transaction when the following criteria are met: (i) at the time of origination, the transaction was assigned on a nonrecourse basis to a third party, (ii) the Company had no residual interest in the underlying transaction, and (iii) all rights to the underlying payment stream and equipment were transferred to the third party assignee (nonrecourse lender). For sales recognized prior to the implementation of SFAS No. 125, the discounted value of aggregate lease payments is recorded as discounted lease rentals assigned to lenders and sales of equipment and the equipment cost is recorded as cost of sales. The related obligation resulting from this discounting of the leases is recorded as nonrecourse debt. The related interest income and expense for transactions recorded as sales are netted and included in finance income. Subsequent to the Company's adoption of SFAS No. 125 as of January 1, 1997, the difference between the discounted value of aggregate lease payments due under lease contract and the equipment cost is recognized as gain or loss on sale of financing transactions.

     Direct Finance Leases. Equipment financing transactions are classified as direct finance leases when the Company retains a continuing economic interest in the underlying finance contract which results from funding the transaction with recourse debt or the Company's own working capital. Additionally, collectibility of the contract payments must be reasonably certain and the transaction must meet at least one of the following criteria: (i) the contract transfers ownership of the equipment to the customer at the end of the contract term, (ii) the contract contains a bargain purchase option, (iii) the contract term at inception is at least 75% of the estimated economic life of the financed equipment, or (iv) the present value of the minimum payments required of the customer is at least 90% of the fair market value of the equipment at the inception of the contract. For direct finance leases, the Company records the total contract payments, estimated unguaranteed residual value and initial direct costs (consisting of sales commissions, referral fees and other origination costs) as the gross investment in the direct finance lease. The difference between the gross investment in the direct finance lease and the cost to the Company of the equipment being financed is recorded as unearned income. Interest income is recognized over the term of the contract by amortizing the unearned income using the interest method. Cash proceeds from a funding source are recorded as nonrecourse debt or additions to notes payable to bank, depending on the source of the funding. Interest expense is recognized over the term of the contract using the respective discount rates of the Company's nonrecourse lenders or the interest rate applicable to the Company's line of credit. Included in net investment in direct finance leases at December 31, 1997 and 1996 are those transactions transferred prior to the adoption of SFAS No. 125 where the Company has a continuing economic interest in the lease.

     Gain on Sale of Financing Transactions. Subsequent to origination, the Company may sell its investment in direct finance leases in bulk to nonrecourse lenders or securitize these contracts, at which time the Company relinquishes any control over such contracts. The difference between the cash proceeds from the assignment of the remaining payments due under these contracts and the total of the unamortized net investment balance, fair value of estimated recourse obligation and accrued letter of credit fees is recorded as gain on sale of financing transactions. The present value of the Company's retained interest in the unguaranteed residual value of the equipment under lease remains on the consolidated balance sheet, classified as net investment in direct finance leases.

     In connection with these securitization transactions, the Company is required to originate and maintain a letter of credit with a qualifying financial institution. Such letter of credit serves as a credit enhancement for the related trust. Withdrawals on the letter of credit are required in the event of shortfalls in amounts due to investors. All projected costs of origination and maintaining the letter of credit are accrued in the period in which the securitization closes. As collateral for the letter of credit, the Company initially deposits cash with the issuing bank. The amount set aside is available for distribution to the issuing bank in the event of withdrawals on the letter of credit. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made by the Company, and, at termination of the related trust, any remaining amounts on deposit are distributed to the Company. The amount on deposit at December 31, 1997 and 1996 is classified as restricted cash on the Company's consolidated balance sheet.

     As part of the sale and securitization of direct finance leases, the Company writes a put option in the form of a recourse obligation. For transactions originated subsequent to the implementation of SFAS No. 125, this recourse obligation is recorded at its estimated fair value. Although management uses the best information available to make these estimates, future adjustments to the obligation may be necessary due to economic, operating and other conditions that may be beyond the Company's control. Actual results could differ from those estimates.

     Gain or Loss on Sale of Residuals. The estimated unguaranteed residual value represents management's estimate of the amount expected to be received at the termination of a direct finance lease as a result of remarketing the equipment originally financed by such contract. Management reviews such estimates quarterly and records a residual valuation allowance if the equipment's estimated fair market value is below its recorded value. When equipment is sold by the Company at the expiration of the contract term, a gain or loss is recorded depending upon whether the net proceeds from the sale are above or below the estimated unguaranteed residual value. The net gain or loss from the sale of residuals is included in other income in the statement of operations. See "Business - Finance Contracts - Residual Values."


Results of Operations

Years Ended December 31, 1997 and 1996

     Finance Contract Originations. Finance contract originations increased by approximately $35.4 million or 27% to $166.7 million for the year ended December 31,1997 from $131.3 million for the year ended December 31, l996, principally due to significant investments in both personnel and systems allowing further penetration into all targeted market niches: healthcare, information technology, telecommunications and office products.

     Revenues. Total revenues recognized for the year ended December 31, 1997 were $19.1 million compared to $104.5 million for the year ended December 31, 1996. This decrease is due to the adoption of SFAS No. 125 as of January 1, 1997. On a pro forma basis, assuming SFAS No. 125 had been adopted as of January 1, 1996, total revenues for the year ended December 31, 1997 were $19.1 million compared to $13.5 million for the year ended December 31, 1996 which represents an increase of $5.6 million, or 41%. This pro forma increase was primarily due to increased sales of finance contracts and higher gain margins on those sales. The improved gain margin was the result of lower cost of funds on the Company's securitization facilities and a one-time gain of approximately $900,000 from restructuring a securitization facility in the third quarter, as well as an increase in servicing fees and other income associated with servicing the securitized portfolio.

     Gross Profit. Total gross profit realized for the year ended December 31, 1997 was $17.1 million compared to $19.2 million for the year ended December 31, 1996, which represented a decrease of $2.1 million. This decrease is due to the adoption of SFAS No. 125 as of January 1, 1997. On a pro forma basis, assuming SFAS No. 125 had been adopted as of January 1, 1996, gross profit for the year ended December 31, 1997 was $17.1 million compared to $11.1 million for the year ended December 31, 1996 which represents an increase of $6.0 million, or 54.1%. This pro forma increase was primarily due to the increase in finance contract originations, gains on sale of financing transactions, and from an increase of other income, such as servicing fees.

     Gross Profit Percentage. On a pro forma basis, assuming SFAS No. 125 had been adopted as of January 1, 1996, gross profit as a percentage of revenues increased to 89.4% in 1997 from 81.9% in l996. The gross profit percentage was positively impacted by gains on sales of financing transactions, by other income, including servicing fees, associated with an increase in the size of the portfolio of finance contracts serviced by the Company and by reduced funding through nonrecourse debt which resulted in a decrease in interest expense.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1997 were $10.8 million as compared to $13.1 million in 1996, representing a decrease of $2.3 million or 17.6%. The decrease was primarily due to substantial investments in automated systems during 1996 and 1997 which have resulted in productivity and processing efficiencies thereby allowing the Company to increase origination volume with a minimal increase in personnel for credit and documentation. The investment in systems enabled electronic applications, electronic proposal generators and expanded financing programs as well as development of a Wide Area Network establishing an electronic link between the credit, documentation and sales functions.

     Provision for Credit Losses. The provision for credit losses were $2.8 million in 1997 as compared to $2.2 million in 1996, representing an increase of $600,000 or 27.2%. This increase stems primarily from an increase in the Company's delinquency rate (payments more than 30 days past due) from 5.8% to 6.2% at December 31, 1996 and 1997, respectively, inclusive of fully reserved contracts. Additionally, for transactions securitized subsequent to January 1, 1997, SFAS 125 requires the Company to record its estimated recourse obligations under its securitization agreements at the time of recording the gain on sale of financing transactions. In the aggregate, the Company's provision for estimated credit losses for the year ended December 31, 1997 was $4.9 million, or 2.9% of originations, compared to $2.2 million or 2% of originations for the year ended December 31, 1996, representing an increase of $2.7 million or 122.7%. Although management uses the best information available to make these estimates, future adjustments may be necessary due to economic, operating and other conditions that may be beyond the Company's control. Actual results could differ from these estimates.

     Net Income.   Income before taxes was $3.5 million for the year ended
December 31, 1997 as compared to $3.9 million for the prior year, representing a decrease of $0.4 million. The effective income tax rate remained consistent for the comparative periods shown, decreasing to 39% for 1997 from 40% for 1996. Net income decreased by $0.2 million or 8.5% to $2.1 million for 1997 from $2.3 million for 1996. Basic net income of $0.49 per share on weighted average shares outstanding of 4,106,000 was earned during 1997, as compared to basic net income of $0.54 per share on weighted average shares outstanding of 4,103,000 for 1996. Diluted net income of $0.48 per share on weighted average shares outstanding of 4,441,000 was earned during 1997, as compared to diluted net income of $0.52 per share on weighted average shares outstanding of 4,452,000 for 1996. The number of the Company's outstanding shares increased during 1997 by 1,600 due to the exercise of stock options.


Years Ended December 31, 1996 and 1995

     Finance Contract Originations. Finance contract originations increased by approximately $43.4 million or 49.4% to $131.3 million for the year ended December 31,1996 from $87.9 million for the year ended December 31, l995, principally due to the addition of 12 sales professionals during the year ended December 31, 1996 and further penetration into the general business markets. The percentage of the Company's equipment sales contracts decreased to approximately 83% of all of its finance contract originations in 1996 from 84% in 1995.

     Revenues. Total revenues of $104.5 million for the year ended December 31, 1996 increased by $30.2 million or 40.6% from total revenues of $74.3 million for the year ended December 31, 1995. The increase in revenues resulted from an increase in sales of equipment of $28.6 million, an increase in financing gains and other income of $2.4 million and a decrease in interest income of $770,000. The increase in sales of equipment reflected the Company's lower cost of funds which resulted from the securitization program, in addition to increased marketing efforts in the medical and non-medical equipment marketplaces. The primary reason for the increase in other income was due to $3.4 million in gains derived from assignment of Company-held direct finance leases, and to a lesser extent the increase in servicing fees and other income associated with servicing the securitized portfolio. Since interest income primarily relates to the portfolio of direct finance leases held by the Company, the lowering of the average direct finance lease balance during the year resulted in a decrease in interest income for 1996.

     Gross Profit. Total gross profit of $19.2 million for the year ended December 31, 1996 increased by approximately $6.0 million or 46.0% from $13.1 million for the year ended December 31, 1995. The increase in gross profit was primarily attributable to the increase in finance contract originations, gains on sale of financing transactions, and from an increase of other income, such as servicing fees.

     Gross Profit Percentage. Gross profit as a percentage of revenues increased to 18.3% in 1996 from 17.7% in l995 reflecting the following components: gross profit from equipment sales of 11.4% for 1996 versus 11.0% for 1995; and net interest (interest income less interest expense) margin percentage for direct finance leases of 47.0% for 1996 versus 38.2% for 1995. The gross profit percentage was positively impacted by gains on sales of financing transactions and by other income, including servicing fees, associated with an increase in the size of the portfolio of finance contracts serviced by the Company.

     Selling, General, Administrative Expenses, and Provision for Credit Losses. Selling, general, administrative expenses, and provision for credit losses in 1996 were $15.3 million as compared to $9.6 million in 1995, representing an increase of $5.7 million or 58.7%, which increase was primarily due to volume related expenses associated with increased contract originations, increases in legal and professional expenses associated with the Company's first year being publicly traded, additional capitalized systems costs and related systems support expenses, and additional provision for bad debt resulting from an increase in customer delinquencies which continue to compare favorably to industry norms. As a percentage of revenues, these expenses amounted to 14.6% in 1996, as compared to 13.0% in 1995 which was principally due to a higher percentage of gains on sales of financing transactions in 1996 as compared to the prior year.

      Net Income. Income before taxes was $3.9 million for the year ended December 31, 1996 as compared to $3.5 million for the prior year. The effective income tax rate of 40% remained constant for the comparative periods shown. Net income increased by $0.2 million or 10.8% to $2.3 million for 1996 from $2.1 million for 1995. Basic net income of $0.52 per share on weighted average shares outstanding of 4,103,000 was earned during 1996, as compared to basic net income of $0.60 per share on weighted average shares outstanding of 3,219,000 for 1995. Diluted net income of $0.52 per share on weighted average shares outstanding of 4,452,000 was earned during 1996, as compared to diluted net income of $0.60 per share on weighted average shares outstanding of 3,504,000 for 1995. The number of the Company's outstanding shares increased during 1996 by 4,017 due to the exercise of stock options.


Liquidity and Capital Resources

     Because equipment financing is a capital intensive business, the Company requires continual access to substantial short and long-term credit to generate equipment financings and sales. The principal sources of funding for the Company's equipment finance contracts are: (i) funding obtained from sales of asset-backed securities (backed by pools of the Company's equipment finance contracts) to SunAmerica and CoreStates, pursuant to the terms of each securitization arrangement; (ii) nonrecourse borrowings from institutional lenders; and (iii) standard recourse borrowings under its $17.0 million revolving and $7.0 million working capital lines of credit used by the Company from time to time to temporarily fund a portion of its equipment finance contracts, pending more permanent funding arrangements for such contracts.

     Securitization Facilities. Asset securitization is a process in which a pool of equipment finance contracts is transferred to a wholly-owned special-purpose entity which, in turn, transfers the contracts and the payments due thereunder to a trust which issues trust certificates to investors relating to the contract pool. The source of repayment for the trust certificates is the stream of payments which are made on the equipment finance contracts included in the corresponding pool of transferred contracts. In addition, the special purpose entity pledges, as collateral to support payment of the trust certificates, the equipment underlying the equipment finance contracts in each pool. To the extent adequate payments on the trust certificates are not realized by the investor, the investor (as opposed to the special purpose entity) has the right to the residual value, if any, of the equipment underlying the contracts in the pool should such equipment be resold. The Company provides credit enhancement by maintaining, in the case of the Company's securitization program, a letter of credit in connection with each transaction under the securitization program. In connection with the securitization programs, the Company receives a service fee from the certificate holder.

      In connection with these securitization transactions, the Company is required to originate and maintain a letter of credit with a qualifying financial institution. Such letter of credit serves as credit enhancement for the related trust. Withdrawals on the letter of credit are required in the event of shortfalls in amounts due to investors. All projected costs of origination and maintaining the letter of credit are accrued in the period in which the securitization closes. As collateral for the letter of credit, the Company initially deposits cash with the issuing bank. The amount set aside is available for distribution to the issuing bank in the event of withdrawals on the letter of credit. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company, and, at termination of the related trust, any remaining amounts on deposit are distributed to the Company. The amount on deposit at December 31, 1997 and 1996 is classified as restricted cash in the accompanying consolidated balance sheets.

      In August 1997, the Company and SunAmerica amended an agreement pursuant to which SunAmerica agreed to purchase up to $250.0 million in principal amount of trust certificates. This agreement, as amended with SunAmerica expires on August 28, 2000. During 1997, the Company securitized $47.0 million of its financing contracts with SunAmerica. Also under this amended agreement, the Company has consolidated $95.8 million of financing contracts securitized with SunAmerica under the previous agreement. In connection with the securitization program with SunAmerica, the Company has agreed to continue to service the equipment finance contracts included in each pool of transferred contracts on behalf of SunAmerica. In consideration for servicing these contract pools, the Company receives a service fee from SunAmerica.

      In March 1997, the Company entered into an agreement with CoreStates that provides the Company with a credit facility for the securitization of up to $150 million of finance contract obligations and provides financing at rates that are approximately 65 basis points lower than the rates previously available to the Company. Under this agreement, during December 31, 1997, the Company securitized $81.5 million of it financing contracts with CoreStates.

      The Company's ability to complete additional asset securitizations will depend upon a number of factors, including general conditions in the credit markets and the financial performance of already outstanding asset-backed securities issued by the Company or others. There can be no assurance that the Company will be able to continue to arrange securitization agreements.

      Nonrecourse Debt. Prior to the utilization of the securitization funding methodology described above, the Company's principal source of funding had been nonrecourse borrowings from institutional lenders. Under a nonrecourse loan, the Company borrows an amount from the institutional lender equal to the present value of the payments due from the borrowers discounted at a fixed rate of interest. The lender receives the payments due to the Company under the particular finance contract in repayment of the nonrecourse debt, and takes a security interest in the related equipment. The Company generally retains ownership of the equipment during the term of the finance contract, subject to the lender's security interest. Interest rates under this type of financing are negotiated with each lender and reflect the financial condition of the equipment finance customer, the term of the equipment finance contract and the dollar amount being financed. The Company is not liable for the repayment of nonrecourse loans unless the Company breaches certain limited representations and warranties set forth in its loan agreements with the institutional lenders. The Company's nonrecourse lenders assume the credit risk of each finance contract assigned to them by the Company, and their only recourse, upon a default under a finance contract, is against the customers and the financed equipment.

      This method of funding is still utilized by the Company for a portion of its finance contract originations. To date, the Company has been successful in attracting nonrecourse lenders and in extending the levels at which existing lenders are willing to provide nonrecourse financing. At December 31, 1997, the Company had recorded nonrecourse debt of $69.0 million from various institutional lenders related to transactions recorded prior to January 1, 1997. Each of these lenders has entered into funding arrangements with the Company and agreements relating thereto which set forth the general terms and conditions regulating the Company's borrowings from such lenders. Each of such arrangements require that the noncancellable payments due to the Company under equipment finance contracts funded by borrowings from such lenders be assigned by the Company to the lenders as payment of the principal and interest on such borrowed funds. The agreements also provide credit guidelines to assess the credit quality of a potential customer and the interest rate to be charged by the Company to its customers, depending upon the type of transaction. Certain of such arrangements regarding the funding of the Company's future equipment finance contracts (but not as they relate to outstanding borrowings from such lenders) are terminable at any time by either party upon thirty-days to sixty-days written notice. Certain lenders may, at their discretion, provide the Company with funding for equipment finance contracts which do not meet their credit guidelines if the Company deposits an amount equal to a designated portion of the payments to be made by its customers under such contracts into a reserve account as security for defaults by such customers. If any of its nonrecourse lenders should terminate its lending relationship with the Company, the Company believes that it would be able to enter into a comparable lending relationship with another nonrecourse lender on substantially similar terms, if necessary.

      Short-Term Recourse Debt. The Company has maintained the Revolver and a working capital facility with a bank which it uses from time to time for the funding of certain of its financing and equipment transactions. On November 21, 1997, this credit facility was restructured to decrease the borrowing limit on the line of credit to $17.0 from $30.0, eliminate the $5.0 million overdraft protection facility and provide for an additional $7.0 million working capital line of credit. The Revolver provides for advances through August 1998 and contains a feature for pricing at LIBOR plus 1 1/2%. The working capital line provides for advances through August 1998 and contains a feature for pricing at the Bank's overnight borrowing rate plus 2%. At December 31, 1997, the Company had $15.9 million outstanding under these credit facilities.

      Under these credit facilities, the Company may convert borrowings to term loans subject to certain conditions. The credit facilities are collateralized by the finance contracts assigned to the bank simultaneously with each advance and provides the bank with full recourse against the Company should the collateral prove to be insufficient. The credit facilities contain various covenants, including those requiring the Company to maintain certain levels of tangible net worth and debt ratios. The Company was in compliance with these covenants at December 31, 1997. The Company believes it would be able to enter into other lines of credit on terms substantially similar to the terms of the existing credit facilities, if necessary.

      Cash Flows. The Company's cash and cash equivalents at December 31, 1997 was $1.1 million compared to $4.0 million at December 31, 1996. During the year ended December 31, 1997 the Company's cash position decreased by $2.9 million, reflecting the use of cash in operations of $24.3 million and the cash provided by investing and financing activities respectively, of $16.6 million and $4.8 million. The most significant aspects of the change during this period was from cash invested in equipment for financing of $166.7 million, gains on sale of financing transactions of $10.0 million, an increase in restricted cash of $9.5 million, increase in notes payable to bank of $4.9 million (net of proceeds of $160.3 million), and proceeds and payments from sales and assignments of leases of $192.2 million, which was largely due to the higher level of the Company's finance contract originations. In comparison, the Company's cash position decreased by $5.4 million during the year ended December 31, 1996, reflecting the use of cash in operations and investing activities of $6.8 million and $68.3 million, respectively, and the cash provided from financing activities of $69.7 million. The change in cash was primarily due to cash used to purchase equipment for financing of $131.3 million, increases in receivables and prepaids of $6.2 million, an increase in notes payable to bank of $11.0 million (net of proceeds of $17.6 million), proceeds and payments from sales and assignments of leases of $57.2 million from nonrecourse debt of $58.8 million.

      In order to meet its operating, investing and financing needs for the next twelve months, in addition to existing cash balances, cash flows from activities, proceeds from securitization arrangements, nonrecourse assignments and bank credit lines, the Company may need to seek additional capital through incurrence of additional indebtedness or the issuance of common or preferred stock, depending on market conditions.


Impact of Inflation

      The Company funds a majority of its equipment finance contracts with fixed rate loans in order to maintain a spread between the interest rates charged to the Company and those implicit in the financing the Company provides. Due to this timely matching of finance contract yields with funding rates, the Company generally has mitigated the effects of rising interest rates during inflationary periods. While the Company is subject to inflation as described above, the Company believes that inflation does not have a material effect on its operating results.


Recently Issued Accounting Standards

      In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

      In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographical areas and major customers. The adoption of this standard is not expected to have a material effect on the Company's financial reporting.

Year 2000 Compliance

      The Company recognizes that the arrival of the Year 2000 poses a unique worldwide challenge to the ability of all systems to recognize the date change from December 31, 1999 to January 1, 2000 and, like other companies, has assessed and is repairing its computer applications and business processes to provide for their continued functionality. An assessment of the readiness of external entities which it interfaces with, such as vendors, counterparties, customers, payment systems, and others, is ongoing.

      The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.


Safe Harbor Statement

      Statements which are not historical facts, including statements about the Company's confidence and strategies and its expectations regarding reductions in cost of funds, plans to increase market share, plans to enter new markets, and the impact of SFAS No. 125 are forward looking statements that involve risks and uncertainties. These include but are not limited to (i) reducing borrowing costs by expanding the Company's asset-backed securitization funding program; (ii) increasing origination of equipment finance contracts by maintaining and expanding strategic relationships with vendors of medical and medical-related equipment; (iii) increasing business with high volume vendors; (iv) increasing its financing of non-medical equipment; (v) expanding into new market niches and the international market; (vi) reducing indirect costs associated with the Company's financings; (vii) minimizing delinquencies relating to contracts retained and serviced by the Company, as well as contracts held by the Company's lenders; (viii) the Company's ability to realize the residual equipment value reflected on its balance sheet; (ix) maintaining a diverse base of customers to which the Company provides equipment financing; (x) successfully enlarging the Company's sales force and the Company's geographic penetration of the medical equipment market; and (xi) the size and growth rate of the medical equipment leasing industry. The historical results acheived are not necessarily indicative of future prospects of the Company.

      The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to finance equipment on a regular and predictable basis, that competitive conditions within the equipment financing market will not change materially or adversely, that the equipment financing market will continue to experience steady growth, that demand for the Company's financing will remain strong, that the Company will retain existing sales representatives and key management personnel, that the Company's will accurately anticipate market demand that planned financing arrangements will be completed satisfactorily and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward looking statements will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net income or growth in net income to differ materially from prior results.

ITEM 8. SEE CONSOLIDATED FINANCIAL STATEMENTS BEGINNING ON PAGE F-1 OF THIS ANNUAL REPORT ON FORM 10-K


ITEM 9.  CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL
         DISCLOSURE

   None

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information regarding the Company's Directors and Executive Officers is incorporated herein by reference to the Company's definitive proxy statement filed not later than April 30, 1998, with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.


ITEM 11. EXECUTIVE COMPENSATION

The information required by Item 402 of Regulation S-K is incorporated herein by reference to the Company's definitive proxy statement to be filed not later than April 30, 1998 with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 403 of Regulation S-K is incorporated herein by reference to the Company's definitive proxy statement to be filed not later than April 30, 1998, with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 404 of Regulation S-K is incorporated herein by reference to the Company's definitive proxy statement to be filed not later than April 30, 1998, with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

                                    PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(A)     LIST OF DOCUMENTS FILED AS PART OF THIS REPORT:

   (1)  Financial Statements:

        See Index to Consolidated Financial Statements included as part of this Form 10-K at Page F-1.

   (2)  Financial Statement Schedules:


      SCHEDULE                                                        PAGE
       NUMBER           DESCRIPTION                                  NUMBER
       ------           -----------                                  ------
         II.            Valuation and Qualifying Accounts             F-18

  All other schedules are omitted because of the absence of conditions under which they are required or because all material information required to be reported is included in the consolidated financial statements and notes thereto.

   (3)  Exhibits:


        EXHIBIT
        NUMBER      DESCRIPTION
        -------     -----------
            3.1     Restated Articles of Incorporation of the registrant. (1)
            3.2     Certificate of Determination of the Registrant. (1)
            3.3     Amended and Restated Bylaws of the Registrant. (1)
            4.1     Specimen Copy of Stock Certificate for shares of Common
                    Stock of the Registrant. (1)
           10.1     Employment Agreement, dated as of January 1, 1995, between the Registrant and Gerry Ricco. (1)
           10.2     Employment Agreement, dated as of January 1, 1995, between the Registrant and Brian Seigel. (1)
           10.3     Employment Agreement, dated as of January 1, 1995, between the Registrant and Larry Hartmann. (1)
           10.4     Bonus Agreement, dated as of May 20, 1995, between the
                    Registrant and Larry Davis. (1)
           10.5     Promissory Note, dated May 20, 1995, executed by Larry Davis in favor of the Registrant in the principal amount of $175,000. (1)
           10.6     Non-competition Agreement, dated as of May 20, 1995, between the Registrant and Larry Davis. (1)
           10.7     Shareholders Agreement, dated May 1, 1995, between Gerry
                    Ricco, Larry Hartmann, and Brian Seigel. (1)
           10.8     Office space lease for the Registrant's corporate
                    headquarters, dated as of August 15, 1994, by and between Xerox Centre Partners and the Registrant. (1)
           10.9     1995 Stock Option Plan. (1)
           10.10    Form of Registrant's standard financing agreement. (1)
           10.11    Form of Registrant's "snap" financing agreement. (1)
           10.12    Credit Agreement, between the Company and CoreStates Bank,
                    N. A., dated August 6, 1993, as amended. (1)
           10.13    Pooling and Servicing Agreement, dated as of January 31,
                    1995 by and among Rockford Limited I, the Registrant, Texas
                    Commerce Bank national Association and Sun Life Insurance
                    Company of America. (1)
           10.14    Equipment and Lease Purchase Agreement, dated as of January
                    31, 1995, by and between Rockford Limited I and the Registrant. (1)
           10.15    Purchase Agreement, dated as of January 31, 1995, by and
                    among Rockford Limited I, the Registrant, Texas Commerce
                    Bank National Association and Sun Life Insurance Company of
                    America. (1)
           10.16    Form of Rockford Limited I Fixed Rate Lease Receivables -
                    Backed Senior Certificate, Series 1995-A (Class A). (1)
           10.17    Form of Rockford Limited I Fixed Rate Lease Receivables -
                    Backed Senior Certificate, Series 1995-A (Class B). (1)
           10.18    Form of Rockford Limited I Fixed Rate Lease Receivables -
                    Backed Senior Certificate, Series 1995-A (Class C). (1)
           10.19    Amendments to office space lease for the registrant's
                    corporate headquarters, dated October 23, 1995, by and between Xerox Centre Partners and the Registrant. (2)
           10.20    Revised credit agreement, between the registrant and
                    CoreStates Bank, N.A., dated March 7, 1996. (2)
           10.21    Pooling and Servicing Agreement, dated as of February 23,
                    1996, by and among Rockford Limited II, the registrant, Texas Commerce Bank National Association and SunAmerica Life
                    Insurance Company. (2)

           10.22 Equipment and Lease Purchase Agreement, dated as of February 23, 1996, by and between Rockford Limited II and the registrant. (2)
           10.23 Purchase Agreement, dated as of February 23, 1996, by and among Rockford Limited II, the registrant, Texas Commerce Bank National Association and SunAmerica Life Insurance Company. (2)
           10.24 Form of Rockford Limited II Fixed Rate Lease Receivables - Backed Senior Certificate, Series 1996-A (Class A). (2)
           10.25 Form of Rockford Limited II Fixed Rate Lease Receivables - Backed Senior Certificate, Series 1996-A (Class B). (2)
           10.26 Form of Rockford Limited II Fixed Rate Lease Receivables - Backed Senior Certificate, Series 1996-A (Class C). (2)
           10.27 Subscription Agreement dated May 25, 1995, by and between Anchor National Life Insurance Company (a wholly-owned subsidiary of SunAmerica, Inc.) and the registrant (incorporation by reference to Exhibit 10.19 of the registrant's Registration Statement on Form S-1 declared effective on July 19, 1995 (File No. 33-92756)).
           10.28 Form of Warrant Agreement dated July 19, 1995, by and among Commonwealth Associates, Cruttenden Roth Incorporated and the registrant (incorporation by reference to Exhibit 10.20 of the registrant's Registration Statement on Form S-1 declared effective on July 19, 1995 (File No. 33-92756))
           10.29 Amendment to Master Agreement and Master Security Agreement dated March 7, 1996 by and between CoreStates and the registrant. (3)
           10.30 Master Demand Note in the principal amount of $5.0 million issued by the registrant in favor of CoreStates. (3)
           10.31 Cash pivot Investment/Loan Agreement by and between the registrant and CoreStates. (3)
           23.1     Consent of Deloitte & Touche LLP.
           27.1     Financial data schedule.
----------------------

(1) Filed previously as an Exhibit to the Company's Registration Statement on Form S-1 declared effective July 19, 1995 (File No. 33-92756) and by this reference incorporated herein.

(2) Filed previously as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 (File No. 0-26324) and by this reference incorporated herein.

(3) Filed previously as an Exhibit to the Company's Form 10-K for the year ended December 31, 1996 (File No. 0-26324) and by this reference incorporated herein.

(B)    REPORTS ON FORM 8-K:

There were no reports on Form 8-K filed during the fourth quarter of the year ended December 31, 1997.

                                   SIGNATURES



     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                Rockford Industries, Inc.



                                                 By /s/ GERRY J. RICCO
                                                   ------------------------
                                                  Gerry J. Ricco
                                                  President


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          SIGNATURE                   TITLE                         DATE
          ---------                   -----                         ----

/s/ GERRY J. RICCO              President and Chief            March 30, 1998
    -------------------------   Executive Officer
    Gerry J. Ricco              and Director (Principal
                                Executive Officer)

/s/ LARRY HARTMANN              Executive Vice President       March 30, 1998
-----------------------------   and Director
    Larry Hartmann

/s/ BRIAN SIEGEL                Executive Vice President       March 30, 1998
    -------------------------   and Director
    Brian Siegel

/s/ KEVIN MCDONNELL             Executive Vice President       March 30, 1998
    -------------------------   and Chief Financial Officer
    Kevin McDonnell             (Principal Financial and
                                Accounting Officer)

/s/ ROBERT S. VATERS            Director                       March 30, 1998
    -------------------------
    Robert S. Vaters

/s/ FLOYD S. ROBINSON           Director                       March 30, 1998
    -------------------------
    Floyd S. Robinson

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                      Page
                                                                     Number
                                                                    ---------

Consolidated Balance Sheets as of December 31, 1997 and 1996......     F-2

Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995................................     F-3

Consolidated Statements of Shareholders' Equity for the years
  Ended December 31, 1997, 1996 and 1995..........................     F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995................................     F-5

Notes to Consolidated Financial Statements........................     F-7

Independent Auditors' Report......................................     F-19

                           ROCKFORD INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                    1997            1996
                                                                -------------   -------------
ASSETS
Cash and cash equivalents                                        $  1,077,056    $  3,985,350
Restricted cash                                                    15,590,153       6,109,559
Accounts receivable (Note 2)                                       14,532,094      10,039,818
Note receivable from officer (Note 2)                                       -         143,831
Prepaid expenses                                                    1,767,185         884,184
Income taxes receivable (Note 8)                                    2,606,295         953,234
Net investment in direct finance leases (Note 4)                   24,345,620      35,530,325
Net fixed assets (Note 3)                                           3,263,778       1,900,810
Discounted lease rentals assigned to lendors (Note 7)              61,884,943      98,151,318
                                                                 ------------    ------------
                                                                 $125,067,124    $157,698,429
                                                                 ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Lines of credit (Note 6)                                         $ 15,862,275    $ 10,981,549
Accounts payable                                                    8,566,382       6,030,482
Accrued expenses and other liabilities                              1,887,706       5,919,187
Estimated recourse obligations                                      2,122,985               -
Deferred income taxes (Note 8)                                      5,719,641       1,820,346
Nonrecourse debt (Notes 7 and 12)                                  69,017,039     113,062,823
                                                                 ------------    ------------
    Total liabilities                                             103,176,028     137,814,387

Commitments and contingencies (Note 9)
Shareholders' equity (Notes 1 and 10):
Redeemable preferred stock, par value $25.00; authorized,
  1,000,000 shares; issued and outstanding, 70,000 shares           1,575,000       1,575,000
Common stock, no par value; authorized, 10,000,000 shares;
  outstanding, 4,107,117 shares (1997) and 4,105,517 shares
  (1996)                                                           14,044,891      14,032,491
Retained earnings                                                   6,271,205       4,276,551
                                                                 ------------    ------------
    Total shareholders' equity                                     21,891,096      19,884,042
                                                                 ------------    ------------
                                                                 $125,067,124    $157,698,429
                                                                 ============    ============



                See notes to consolidated financial statements.

                           ROCKFORD INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEAR ENDED DECEMBER 31,
                                           -----------------------------------------
                                               1997          1996           1995
                                           ------------  ------------   ------------
REVENUES:
Sales of equipment                         $          -  $ 93,613,257   $ 64,998,934
Gain on sale of financing transactions       10,026,678     3,406,815      2,889,717
Finance income                                4,088,338     4,635,725      5,405,571
Servicing income                              2,651,779     1,712,100        409,711
Other income                                  2,341,337     1,171,405        626,005
                                           ------------  ------------   ------------
    Total revenue                            19,108,132   104,539,302     74,329,938

COSTS:
Cost of equipment sold                                -    82,922,839     57,865,782
Interest expense                              2,031,877     2,457,619      3,340,050
                                           ------------  ------------   ------------
    Total costs                               2,031,877    85,380,458     61,205,832
                                           ------------  ------------   ------------

GROSS PROFIT                                 17,076,255    19,158,844     13,124,106

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Notes 1 and 9)                   10,791,629    13,053,972      8,898,780

PROVISION FOR CREDIT LOSSES                   2,821,451     2,242,292        738,540
                                           ------------  ------------   ------------
    Total expenses                           13,613,080    15,296,264      9,637,320

INCOME BEFORE INCOME TAXES                    3,463,175     3,862,580      3,486,786

INCOME TAXES (Note 8)                         1,343,000     1,545,000      1,394,715
                                           ------------  ------------   ------------

NET INCOME                                 $  2,120,175  $  2,317,580   $  2,092,071
                                           ============  ============   ============

NET INCOME ATTRIBUTABLE TO
   COMMON SHAREHOLDERS:                    $  1,994,654  $  2,209,220   $  2,067,331
                                           ============  ============   ============

NET INCOME PER SHARE (Note 13)             $       0.49  $       0.54   $       0.64
     Basic                                 ============  ============   ============
     Diluted                               $       0.48  $       0.52   $       0.60
                                           ============  ============   ============


Weighted average number of common shares
  outstanding:
     Basic                                    4,105,772     4,102,780      3,218,911
                                           ============  ============   ============
     Diluted                                  4,440,512     4,451,711      3,504,449
                                           ============  ============   ============


                See notes to consolidated financial statements.

                           ROCKFORD INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                       Redeemable
                                     Preferred Stock          Common Stock                           Total
                                  ---------------------  ------------------------    Retained    Shareholders'
                                   Shares      Amount      Shares       Amount       Earnings       Equity
                                  --------   ----------  ----------  ------------  ------------  ------------
Balance at December 31, 1994            --   $       --   2,454,000   $ 2,810,322    $        -   $ 2,810,322

Net proceeds from sale of
  preferred stock                   70,000    1,575,000                                             1,575,000

Net proceeds from initial public
 offering of common stock
 (Note 1)                                                 1,647,500    11,191,038                  11,191,038

Net income                                                                            2,092,071     2,092,071

Preferred stock dividends                                                               (24,740)      (24,740)
                                  --------   ----------  ----------  ------------  ------------  ------------
Balance at December 31, 1995        70,000    1,575,000   4,101,500    14,001,360     2,067,331    17,643,691

Net proceeds from exercise
  of stock options                                            4,017        31,131                      31,131

Net income                                                                            2,317,580     2,317,580

Preferred stock dividends                                                              (108,360)     (108,360)
                                  --------   ----------  ----------  ------------  ------------  ------------
Balance at December 31, 1996        70,000    1,575,000   4,105,517    14,032,491     4,276,551    19,884,042

Net proceeds from exercise
  of stock options                                            1,600        12,400                      12,400

Net income                                                                            2,120,175    2,120,175

Preferred stock dividends                                                              (125,521)    (125,521)
                                  --------   ----------  ----------  ------------  ------------  ------------

Balance at December 31, 1997        70,000   $1,575,000   4,107,117  $ 14,044,891  $  6,271,205  $ 21,891,096
                                  ========   ==========  ==========  ============  ============  ============


                See notes to consolidated financial statements.

                           ROCKFORD INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                         1997              1996              1995
                                                     -------------     -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                           $   2,120,175     $   2,092,071     $   2,317,580
Adjustments to reconcile net income to net cash
  used in operating activities:
    Depreciation and amortization                          548,597           305,459           140,619
    Change in lease receivable and residual
      valuation allowance                                  230,000           815,000           200,000
    Gain on sale of residuals                           (2,057,014)         (511,358)         (330,985)
    Gain on sale of financing transactions             (10,026,678)       (3,406,815)       (2,889,717)
    Initial direct cost amortization                     1,146,875         1,275,593         1,421,940
    Net amortization of deferred interest               (4,396,928)       (2,178,106)       (3,487,460)
Changes in assets and liabilities:
    Restricted cash                                     (9,480,594)       (3,234,015)       (2,875,544)
    Accounts receivable, officer note receivable
      and prepaid expenses                              (5,231,446)       (6,167,276)       (3,813,541)
    Income taxes receivable                             (1,653,061)         (953,234)                -
    Accounts payable and accrued expenses and
      other liabilities                                 (1,495,581)        5,354,902         3,157,393
    Estimated recourse obligations                       2,122,985
    Income taxes payable                                         -        (1,204,283)        1,204,283
    Deferred income taxes                                3,899,295           746,346          (826,000)
                                                      ------------      ------------     -------------
      Net cash used in operating activities            (24,273,375)       (6,840,207)       (6,006,941)

CASH FLOWS FROM INVESTING ACTVITIES:
    Proceeds from sales and assignments of
      leases and payments received from lessees        192,158,229        65,056,118         4,594,050
    Proceeds from sale of residuals                      3,201,505         1,361,690           964,734
    Purchase of fixed assets                            (1,911,565)       (1,337,149)         (704,622)
    Initial direct cost capitalization                 (10,102,693)       (2,076,552)       (1,137,479)
    Equipment purchased for financing                 (166,748,000)     (131,266,745)      (87,881,000)
                                                     -------------     -------------     -------------
      Net cash provided by (used in) investing
        activities                                      16,597,476       (68,262,638)      (84,164,317)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from nonrecourse debt                               -        58,774,571        90,479,518
    Proceeds from line of credit                       160,347,423        28,539,402         6,792,326
    Proceeds from sale of preferred stock                        -                 -         1,575,000
    Proceeds from sale of common stock                      12,400            31,131                 -
    Proceeds from initial public offering                        -                 -        11,191,038
    Preferred stock dividends                             (125,521)         (108,360)          (24,740)
    Payments on line of credit                        (155,466,697)      (17,557,854)      (13,068,622)
                                                     -------------      ------------     -------------
      Net cash provided by financing activities          4,767,605        69,678,890        96,944,520
                                                     -------------      ------------     -------------

NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                                (2,908,294)       (5,423,955)        6,773,262

CASH AND CASH EQUIVALENTS
    beginning of year                                    3,985,350         9,409,305         2,636,043
                                                     -------------      ------------     -------------

CASH AND CASH EQUIVALENTS
    end of year                                      $   1,077,056      $  3,985,350     $   9,409,305
                                                     =============      ============     =============



                See notes to consolidated financial statements.

                           ROCKFORD INDUSTRIES, INC.




                                                               YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                      1997             1996              1995
                                                ---------------   ---------------   --------------
SUPPLEMENTAL DISCLOSURE -
  Income taxes paid                                 $   414,357       $ 2,970,078      $ 1,024,957
                                                    ===========       ===========      ===========
  Interest paid                                     $   891,580       $   222,522      $   221,794
                                                    ===========       ===========      ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES -
 Estimated lessee payments made directly to
  nonrecourse lending institutions                  $44,045,784       $49,000,240      $56,435,079
                                                    ===========       ===========      ===========



                See notes to consolidated financial statements.

                           ROCKFORD INDUSTRIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.    BUSINESS AND SIGNIFICANT ACCOUNTING PRINCIPLES

   Business - Rockford Industries, Inc. (the "Company") was incorporated on December 27, 1984 and commenced operations in January 1985. The Company is a specialty finance company that originates or acquires, sells and services leases related to a wide range of equipment, including medical, dental and diagnostic, computers and peripherals, computer software, telecommunications, office and other. The Company may sell these contracts in bulk to nonrecourse lenders or securitize these contracts, at which time the Company relinquishes any control over such contracts. In July 1995 the Company completed an initial public offering of 1,647,500 shares of its Common Stock at a price of $7.75 per share, netting proceeds to the Company of $11,191,038.

   Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Rockford Industries, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Lease Accounting - The Company adopted Statement of Financial Accounting Standards (SFAS) No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was amended by SFAS No. 127 as of January 1, 1997. SFAS No. 125 has changed the manner in which the Company determines and recognizes the gain recorded upon the transfer of its interest in finance contracts subsequent to December 31, 1996. Additionally, SFAS No. 125 allows the Company to record gains with respect to transfers of its interest in leases previously accounted for as direct finance leases. With the implementation of SFAS No. 125, the Company has altered the presentation in the consolidated financial statements for revenues, expenses and certain assets and liabilities associated with finance contracts sold. As a result, as described below, certain aspects of the Company's financial statements as of December 31, 1997 and for the year then ended may not be directly comparable to the prior year financial statements. Retroactive implementation of SFAS No. 125 was not permitted. There was no material impact on the Company's net income from the adoption of SFAS No. 125.

   Certain of the Company's direct finance leases are initially funded with recourse debt or with the Company's own working capital. The Company warehouses these contracts for a period of time. For these transactions, the Company records total lease rentals, estimated unguaranteed residual value and initial direct costs as the gross investment in the lease. The difference between the gross investment in the lease and the cost of the leased equipment is defined as "unearned income." Interest income is recognized over the term of the lease by amortizing the unearned income and deferred initial direct costs using the interest method. The gross investment in the lease and unearned income are included in net investment in direct finance leases.

   Included in net investment in direct finance leases are those transactions transferred to third parties prior to the Company's adoption of SFAS No. 125, where the Company has a continuing economic interest in the lease, typically in the form of a residual interest in the underlying equipment. These transactions are accounted for in a manner consistent with direct finance leases funded with recourse debt or with the Company's own working capital.

   Prior to the adoption of SFAS No. 125, for leases in which the Company did not retain a continuing economic interest at origination, sales were recognized upon consummation of the lease assignment to the nonrecourse lender. The related obligation resulting from this discounting of the leases was recorded as nonrecourse debt. Under the assignment, the lender takes a first lien against the lease equipment. In the event of default by the lessee, the lender would exercise its rights under the lien with no further recourse against the Company. The related interest income and expense for transactions recorded as sales are netted and included in finance income. For sales recognized prior to the implementation of SFAS No. 125, the discounted value of aggregate lease payments is recorded as discounted lease rentals assigned to lenders and sales of equipment and the equipment cost is recorded as cost of sales. Subsequent to SFAS No. 125, the difference between the discounted value of aggregate lease payments due under lease contract and the equipment cost is recognized as gain or loss on sale of financing transactions.

   Securitization Accounting - During the years ended December 31, 1997 and 1996, the Company completed the securitization and sale of approximately $128.5 million and $57.2 million, respectively, in direct finance leases in the form of asset-backed pass-through certificates and recognized gains of approximately, $9.0 million and $2.4 million, respectively. These certificates are held in a trust independent of the Company. The Company acts as a servicer for the trust and receives a stated servicing fee. Because the difference between the Company's servicing costs and the stated servicing fee is not significant, no servicing asset or liability has been recorded.

   The difference between the cash proceeds from the assignment of the remaining payments due under these contracts and the total of the unamortized net investment balance, fair value of estimated recourse obligation and accrued letter of credit fees is recorded as gain on sale of financing transactions. The present value of the Company's retained interest in the unguaranteed residual value of the equipment under lease remains on the consolidated balance sheet, classified as net investment in direct finance leases.

   In connection with these securitization transactions, the Company is required to originate and maintain a letter of credit with a qualifying financial institution. Such letter of credit serves as credit enhancement for the related trust. Withdrawals on the letter of credit are required in the event of shortfalls in amounts due to investors. All projected costs of origination and maintaining the letter of credit are accrued in the period in which the securitization closes. As collateral for the letter of credit, the Company initially deposits cash with the issuing bank. The amount set aside is available for distribution to the issuing bank in the event of withdrawals on the letter of credit. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company, and, at termination of the related trust, any remaining amounts on deposit are distributed to the Company. The amount on deposit to support the letter of credit at December 31, 1997 and 1996 is classified as restricted cash.

   Cash Equivalents - The Company considers cash equivalents to be all highly-liquid debt instruments purchased with an original maturity of three months or less.

   Allowance for Doubtful Accounts - The Company maintains an allowance for doubtful accounts in connection with payments due under equipment finance contracts held in the Company's portfolio. The allowance is determined by management's estimate of future uncollectible contract receivables, based on an analysis of delinquencies and historical loss experience. There can be no assurance that historical delinquencies and loss experience will continue in the future. Increases in delinquencies and loss rates in the future could have a material adverse effect on the Company's business, operating results and financial condition. The Company's policy is to write-off accounts when deemed uncollectible and historically, such write-offs have been consistent with management's expectation.

   Fixed Assets - Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives which range from five to seven years.

   Estimated Recourse Obligations As part of the sale and securitization of direct finance leases, the Company writes a put option in the form of a recourse obligation. This recourse obligation is recorded at its estimated fair value. Although management uses the best information available to estimate fair value, future adjustments to the obligation may be necessary due to economic, operating and other conditions that may be beyond the Company's control. Actual results could differ from those estimates.

   Revenue Recognition - The Company derives its revenue principally from gains on sales of financing transactions, servicing and other fees, finance income and other income. Gains on sales of financing transactions are recognized as discussed previously under lease accounting. Servicing and other fees are recorded as earned. Finance income is recorded as earned and represents the interest earned on finance lease contracts during the period prior to their securitization or sale. Other income is comprised of miscellaneous income, which is recorded as earned, and gains from the sale of residual interests in equipment leased, which is recognized at the end of a lease contract based on the difference between the cash proceeds from the sale of a residual interest and the remaining unamortized net investment balance.

   Selling, General and Administrative Expenses - A portion of the Company's selling, general and administrative expenses directly related to originating direct finance lease transactions is deferred and amortized under the interest method as a reduction of interest income over the lease term. Total deferred initial direct costs, net of accumulated amortization, are included in the Company's net investment in direct finance leases (Note 4).

   Income Taxes - The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes (Note 8).

   Net Income Per Share - In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share, which is effective for annual and interim periods ending after December 15, 1997, and requires retroactive application to all periods presented. It supercedes the presentation of primary earnings per share with a presentation of basic earnings per share which does not consider the effect of common stock equivalents. The computation of diluted earnings per share, which gives effect to all dilutive potential common shares that were outstanding during the period, is consistent with the computation of fully diluted earnings per share per Accounting Principles Board Opinion No. 15. The adoption of this standard did not have a material effect on the Company's net income per share in 1997, 1996 and 1995.

   Stock Split - On May 10, 1995, the Company's Board of Directors approved a 818-for-one stock split of the Company's common stock, subject to stockholder approval. All share and per share amounts included in the accompanying financial statements and notes have been restated to reflect the stock split. Additionally, the Company increased the number of shares of common stock authorized to 10,000,000 shares.

   Recent Accounting Pronouncements - In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, which is effective for annual and interim periods beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographical areas and major customers. The adoption of this standard is not expected to have a material effect on the Company's financial reporting.

2.  ACCOUNTS RECEIVABLE AND NOTE RECEIVABLE FROM OFFICER

The Company's accounts receivable and note receivable from officer consist of the following:


                                                         AS OF DECEMBER 31,
                                                     -------------------------
                                                         1997         1996
                                                     -----------   -----------

Receivable from sale and assignments of leases       $11,901,504   $ 5,467,395
Receivable from lessees                                  627,771     1,476,237
Receivable from trusts                                 1,564,895     2,241,218
Other                                                  1,048,374     1,239,968
Less allowance for doubtful accounts                    (610,000)     (385,000)
                                                     -----------   -----------
                                                     $14,532,094   $10,039,818
                                                     ===========   ===========

Note receivable from officer                         $         -   $   143,831
                                                     ===========   ===========

Included in other accounts receivable at December 31, 1997 is a note receivable from a former officer of the Company for $109,760. The note is unsecured, bears interest at 6.75% per year and is due in 1998.


3.  FIXED ASSETS


The Company's fixed assets consist of the following:



                                                        AS OF DECEMBER 31,
                                                     -----------------------
                                                        1997          1996
                                                     ----------    ----------
Office equipment                                     $1,979,607    $1,325,327
Furniture and fixtures                                  718,950       503,377
Computer software                                     1,806,375       764,663
                                                     ----------    ----------
                                                      4,504,932     2,593,367
Less accumulated depreciation and amortization       (1,241,154)     (692,557)
                                                     ----------    ----------
                                                     $3,263,778    $1,900,810
                                                     ==========    ==========


4.  NET INVESTMENT IN DIRECT FINANCE LEASES

The Company's net investment in direct finance leases consists of the following:


                                                        AS OF DECEMBER 31,
                                                     -------------------------
                                                        1997          1996
                                                     -----------   -----------
Minimum lease payments receivable                    $26,243,829   $39,053,042
Estimated unguaranteed residual value                  4,208,754     4,350,948
                                                     -----------   -----------
                                                      30,452,583    43,403,990
                                                     -----------   -----------
Deferred initial direct costs                          1,013,263     2,480,698
Less unearned income                                  (5,675,226)   (9,139,363)
Less lease receivable and residual valuation
 allowance                                            (1,445,000)   (1,215,000)
                                                     -----------    ----------
                                                      (6,106,963)   (7,873,665)
                                                     -----------    ----------
Net investment in direct finance leases              $24,345,620   $35,530,325
                                                     ===========   ===========

The estimated unguaranteed residual value represents management's estimate of the amount expected to be received at lease termination as a result of disposition of equipment under the direct finance leases. Management reviews such estimates quarterly and records a residual valuation allowance if the equipment's estimated fair market value is below its recorded value.

At December 31, 1997, a summary of installments due on minimum lease payments receivable and expected realization of the Company's estimated unguaranteed residual value, net of the related valuation allowance is as follows:



                                                            MINIMUM               ESTIMATED
                                                         LEASE PAYMENTS          UNGUARANTEED
                                                           RECEIVABLE           RESIDUAL VALUE          TOTAL
                                                      --------------------   --------------------   -------------
Year ending December 31:
       1998                                               $12,051,339             $  673,401          $12,724,740
       1999                                                 5,937,093                900,673            6,837,766
       2000                                                 3,862,358                913,300            4,775,658
       2001                                                 2,382,773                749,158            3,131,931
       2002                                                 1,548,332                686,027            2,234,359
       Thereafter                                             461,934                286,195              748,129
                                                          -----------             ----------         ------------
                                                           26,243,829              4,208,754           30,452,583
                                                          -----------             ----------         ------------
Initial direct costs                                        1,013,263                      -            1,013,263
Less unearned income                                       (4,917,376)              (757,850)          (5,675,226)
Less lease receivable and residual valuation
 allowance                                                 (1,320,000)              (125,000)          (1,445,000)
                                                          -----------             ----------         ------------
                                                           (5,224,113)              (882,850)          (6,106,963)
                                                          -----------             ----------         ------------
 Net investment in direct finance leases                  $21,019,716             $3,325,904          $24,345,620
                                                          ===========             ==========         ============


5.  SERVICING PORTFOLIO

Trust and other custodial funds, relating to lease contracts serviced for others, totaled $6.2 million and $1.8 million at December 31, 1997 and 1996, respectively. Such funds, which are maintained in separate bank accounts, are excluded from the company's assets and liabilities.

Total lease contracts serviced amounted to $198 million and $63 million at December 31, 1997 and 1996, respectively.


6.  LINES OF CREDIT

The Company has maintained a revolving line of credit facility ("The Revolver") and a working capital facility with a bank which it uses from time to time for the funding of certain of its financing and equipment transactions. On November 21, 1997, this credit facility was restructured to decrease the borrowing limit on the line of credit to $17.0 from $30.0, eliminate the $5 million overdraft protection facility and provide for an additional $7.0 million working capital line of credit. The Revolver provides for borrowings at rates based on a short-term index plus 150 basis points, allows for advances through August 31, 1998, and grants the Company the option of converting borrowings thereunder to term loans, provided certain conditions are met by the Company. Term loans are collateralized by qualifying equipment finance contracts and bear interest at fixed rates quoted by the Bank. The working capital facility provides for borrowings at rates based on the Bank's overnight borrowing rate plus 200 basis points and allows for advances through August 31, 1998. As of December 31, 1997, the balance outstanding under these credit facilities was $15,862,275 and there were no outstanding term loans with the Bank.

The credit facilities are collateralized by the leases assigned to the Bank under each advance and is granted with full recourse against the Company should the collateral prove to be insufficient. The credit facilities exclude an arrangement for compensating balances. Under the provisions of the credit facilities, the Company must maintain certain minimum net worth requirements ($16,127,250 at December 31, 1997) and a defined debt to net worth ratio of not greater than 3.25. The Company was in compliance with all covenants at December 31, 1997.

The following table presents data on the line of credit for the years ended December 31:


                                                                1997            1996             1995
                                                           -------------    ------------    -------------
Weighted average interest rate for the period                     7.57%           6.41%           7.00%
Weighted average interest rate at the end of the period           8.25%           8.50%           7.00%
Average amount outstanding for the period                  $13,548,123      $ 5,824,349      $2,201,425
Maximum amount outstanding at any month-end                $28,774,701      $11,145,106      $7,440,885

Nonrecourse debt, which relates to direct finance leases and discounted lease rentals assigned to lenders or permanently funded through asset securitizations, bears interest at rates ranging from 8% to 18%. Maturities of such obligations at December 31, 1997 are as follows:


                                                   Discounted
                                                  Lease Rentals        Total
                                   Direct      Assigned to Lenders  Nonrecourse
                               Finance Leases    or Securitized         Debt
                               --------------  -------------------  -----------
Year ending December 31:
        1998                      $4,669,201       $33,204,803      $37,874,004
        1999                       2,414,678        22,178,825       24,593,503
        2000                         706,582        10,238,189       10,944,771
        2001                         143,497         3,524,072        3,667,569
        2002                               -            79,596           79,596
                                  ----------       -----------      -----------
                                   7,933,958        69,225,485       77,159,443
Less deferred interest expense      (801,862)       (7,340,542)      (8,142,404)
                                  ----------       -----------      -----------
                                  $7,132,096       $61,884,943      $69,017,039
                                  ==========       ===========      ===========

Installments made by lessees on discounted lease rentals assigned to lenders match the related maturity amounts set forth above.

      In August 1997, the Company and SunAmerica amended an agreement pursuant to which SunAmerica agreed to purchase up to $250.0 million in principal amount of trust certificates. This agreement, as amended with SunAmerica expires on August 28, 2000. During 1997, the Company securitized $47.0 million of its financing contracts with SunAmerica. Also under this amended agreement, the Company has consolidated $95.8 million of financing contracts securitized with SunAmerica under the previous agreement. In connection with the securitization program with SunAmerica, the Company has agreed to continue to service the equipment finance contracts included in each pool of transferred contracts on behalf of SunAmerica. In consideration for servicing these contract pools, the Company receives a service fee from SunAmerica.

      In March 1997, the Company entered into an agreement with CoreStates Bank which provides the Company with a credit facility for the securitization of up to $150 million of finance contract obligations. During 1997, the Company has securitized $81.5 million of its financing contracts with CoreStates. This agreement with CoreStates expires on September 28, 1998. In connection with the securitization program with CoreStates, the Company has agreed to continue to service the equipment finance contracts included in each pool of transferred contracts on behalf of CoreStates. In consideration for servicing these contract pools, the Company receives a service fee from CoreStates.

8.  INCOME TAXES

For the years ended December 31, 1997, 1996 and 1995 income tax expense consists of the following:


                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
                                             1997         1996       1995
                                          ----------  ----------  ----------
    Current
             Federal                      $        -  $  572,248  $1,735,522
             State                            50,000     367,297     485,193
                                          ----------------------------------
                                              50,000     939,545   2,220,715
    Deferred
             Federal                       1,051,088     510,963    (622,319)
             State                           241,912      94,492    (203,681)
                                          ----------------------------------
                                           1,293,000     605,455    (826,000)
                                          ----------------------------------
                                          $1,343,000  $1,545,000  $1,394,715
                                          ==================================

The reconciliation of income tax expense computed at U.S. federal statutory rates to income tax expense for the years ended December 31, 1997, 1996 and 1995 is as follows:


                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
                                             1997         1996       1995
                                          ----------  ----------  ----------
Tax at U.S. federal statutory rates       $1,170,565  $1,313,277  $1,220,376
State income taxes                           192,662     180,769     185,798
Restoration of deferred income tax
 liabilities in connection with the
 Company's conversion to a C Corporation           -           -     (11,459)
Other                                        (20,227)     50,954           -
                                          ----------------------------------
                                          $1,343,000  $1,545,000  $1,394,715
                                          ==================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


                                                  AS OF DECEMBER 31,
                                               ------------------------
                                                   1997         1996
                                               -----------   ----------
Deferred tax assets:
  Net Operating Losses                         $ 4,156,994   $        -
  Allowance for doubtful accounts                  844,455      657,554
  State income taxes                               293,753      116,254
  Other                                             62,919      101,046
                                               ------------------------
     Total deferred assets                       5,358,121      874,854


Deferred tax liabilities:
  Book to tax basis difference on certain
   leased equipment                              1,887,172    2,689,828
  Book to tax difference in recognition of
   securitizations                               9,150,626            -
  Other                                             39,964        5,372
                                               ------------------------
     Total deferred tax liabilities             11,077,762    2,695,200
                                               ------------------------
     Net deferred tax liabilities              $ 5,719,641   $1,820,346
                                               ========================

9.  COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

Leases - The Company leases its corporate offices and certain fixed assets under operating and capital leases which expire on various dates through 2002. Rent expense was $706,748 (1997), $573,269 (1996), and $385,731 (1995). Amortization
of assets under capital leases is included in depreciation expense.

Future minimum lease payments under these non-cancelable leases are as follows:

                                CAPITAL     OPERATING
                                LEASES       LEASES           TOTAL
                              ----------   ----------      ----------
Year ending December 31:
   1998                       $  218,217   $  599,913      $  818,130
   1999                          201,380      560,210         761,590
   2000                          158,213      115,646         273,859
   2001                          135,788       48,764         189,552
   Thereafter                          -       24,382          24,382
                              ----------   ----------      ----------
Less amount representing      $  713,598   $1,348,915      $2,062,513
 interest                        (88,138)           -         (88,138)
                              ----------   ----------      ----------
                              $  625,460   $1,348,915      $1,974,375
                              ==========   ==========      ==========

Employment Agreements - The Company has employment agreements with three company officers that call for minimum annual salaries and annual bonuses payable to each officer in 1998.

Employee Benefit Plan - In January 1996 the Company adopted an Employee Savings Plan pursuant to Internal Revenue Code Section 401(k). The plan provides for contributions by the Company as defined in the plan.

Litigation - The Company is involved in litigation both as a plaintiff and defendant in matters arising out of the Company's normal business activities. Management does not expect the outcome of these lawsuits to have a material adverse effect on the financial statements of the Company.

Concentrations - At December 31, 1997, lease contacts related to equipment located in the state of California comprised approximately 13% of the total serviced lease contract portfolio while no other state comprised more than 8%.

The Company funds substantially all of the lease contracts it originates through borrowings under its line of credit facilities and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such leases through securitizations. Any failure to renew or obtain adequate funding under those line of credit facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's leases, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it could have a material adverse effect on the company's consolidated financial condition and consolidated results of operations.

Since 1995, the Company has pooled and sold through securitizations an increasing percentage of the lease contracts that it originates. The Company derives a significant portion of its income by recognizing gains upon the sales of leases through securitizations. Adverse changes in the securitization market could impair the company's ability to sell lease contracts through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's consolidated balance sheet and consolidated results of operations.

The Company has relied on credit enhancement to achieve a "AAA/aaa" rating for the interests of the trusts in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of the regular interests in each of the securitization trusts. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's consolidated balance sheet and consolidated results of operations.

10.  REDEEMABLE PREFERRED STOCK

Series A Redeemable Preferred Stock - In May 1995, the Company issued 70,000 shares of Series A Redeemable Preferred Stock ("Preferred Stock") for net proceeds of approximately $1,575,000. The holder of the Preferred Stock is entitled to receive dividends, when declared by the Company's Board of Directors, at the rate of 4% of the par value of Preferred Stock until May 31, 1996, 6% from June 1, 1996 to May 31, 1997 and 8% thereafter. The dividends accrue quarterly and are cumulative. Net income applicable to common shareholders represents net income less preferred stock dividends. The Company, at its option may redeem the outstanding shares of Preferred Stock subsequent to May 1997 at 120% of the original purchase price, plus unpaid dividends. The Company's redemption price is subject to reduction under certain circumstances. The Preferred Stock is convertible, at the election of the holders, into 275,373 shares of the Company's Common Stock.

11.  STOCK OPTION PLAN

In May 1995, the Board of Directors adopted, and the shareholders approved, the Company's 1995 Stock Option Plan. The Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") to certain employees and consultants and (ii) options not intended to so qualify ("Nonqualified Stock Options") to employees (including directors and officers who are employees of the Company), directors and consultants. The total number of shares of Common Stock for which options
may be granted under the Stock Option Plan is 350,000 shares.   On June 18,
1997, the Stock Option Plan was amended to increase the number of shares authorized to be issued under the plan to 550,000. The exercise price of all stock options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant, will expire not later than 10 years from the date of grant, and vest over a period not exceeding 5 years.

The following table summarizes information with respect to the Plan for the years ended December 31, 1996 and 1997:

                                                               WEIGHTED
                                                               AVERAGE
                                                               EXERCISE
                                          OPTION SHARES          PRICE
                                       ------------------    ------------
   Outstanding at December 31, 1995          153,861                7.77
   Granted during 1996                         7,100              $12.33
   Canceled during 1996                       (7,161)             $ 7.75
   Exercised during 1996                      (4,017)             $ 7.75
                                             -------

   Outstanding at December 31, 1996          149,783              $ 7.99
   Granted during 1997                       394,750              $ 7.67
   Canceled during 1997                      (18,781)             $ 8.28
   Exercised during 1997                      (1,600)             $ 7.75
                                             -------
   Outstanding at December 31, 1997          524,152              $ 7.74
                                             =======

Additional information regarding options outstanding as of December 31, 1997 is as follows:


                                          REMAINING
                             NUMBER      CONTRACTUAL       NUMBER
       EXERCISE PRICE     OUTSTANDING     LIFE (YRS)     EXERCISABLE
       --------------     -----------    -----------     ----------
           $ 7.00           185,000          9.31          2,000
           $ 7.75           126,052          7.55         90,980
       $ 8.125- 8.50        181,000          9.50              -
           $ 9.25            27,000          9.89              -
           $10.38             3,000          8.17            600
       $16.88 -17.00          2,100          6.5           1,700
                            -------                       ------
                            524,152                       95,280
                            =======                       ======

The Company applies Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based awards. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and net income per share had the Company adopted the fair value method in accounting for stock-based awards. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 48 months; stock volatility, 61.7% - 94.8% in 1997 and 25.9% - 48.0% in 1996; risk free interest rates, 6.0% in 1997 and 1996; no dividends during the expected term and forfeitures are recognized as they occur.

If the computed fair value of the awards granted through December 31, 1997 had been amortized to expense over the vesting period of the awards, pro forma net income would have been $1,634,000 in 1997 and $2,205,000 in 1996. Pro forma basic and diluted net income per share would have been $0.37 and 0.37, respectively, in 1997 and $0.51 and 0.50, respectively, in 1996.


12.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments, a summary of the estimated fair value of the Company's consolidated financial instruments at December 31, 1997 and 1996 is presented below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying value and estimated fair value of nonrecourse debt at December 31, 1997 was $69,017,039 and $68,666,098, respectively and was $113,062,823 and
$113,147,000, respectively, at December 31, 1996. The Company estimated the fair value of nonrecourse debt using the Company's funding rates at December 31, 1997 and 1996.

The carrying values of cash and cash equivalents, restricted cash, receivables, lines of credit and accounts payable, approximate fair values at December 31, 1997 and 1996 due to the relatively short maturities of these instruments.

The estimated recourse obligations at December 31, 1997 was $2,122,985. The Company believes this approximates the fair value of this obligation at December 31, 1997.

The Company believes the carrying value of Net investments in direct finance leases and discounted lease rentals assigned to lenders are a reasonable estimate of their fair value at December 31, 1997 and 1996.

13.  NET INCOME PER SHARE


A reconciliation of the numerators and denominators used in basic and diluted net income per share are as follows for the years ended December 31:


                                                         1997              1996             1995
                                                    --------------   --------------   --------------
Net income                                              $2,120,175       $2,317,580       $2,092,071
Preferred stock dividends                                 (125,521)        (108,360)         (24,740)
                                                    --------------   --------------   --------------
Net income available to common shareholders             $1,994,654       $2,209,220       $2,067,331
                                                    ==============   ==============   ==============
Weighted average number of common shares
  Basic                                                  4,105,772        4,102,780        3,218,911
  Effect of dilutive securities - stock options            334,740          348,931          285,538
                                                    --------------   --------------   --------------
  Diluted                                                4,440,512        4,451,711        3,504,449
Net income per share:
  Basic                                                 $     0.49       $     0.54        $    0.64
Effect of dilutive securities - stock options                (0.01)           (0.02)           (0.04)
                                                    --------------   --------------   --------------
     Diluted                                            $     0.48       $     0.52        $    0.60


14.  SELECTED QUARTERLY DATA (UNAUDITED)





                                        ------------   ------------   ------------   -------------
                                           1st Qtr.       2nd Qtr.       3rd Qtr.       4th Qtr.        Year-end
                                          March 31        June 30        Sept. 30      Dec. 31          Dec. 31
                                        ------------   ------------   ------------   -------------   -------------

FISCAL YEAR 1997

Total revenue                          $ 4,596,001     $ 4,514,396     $ 5,401,865     $ 4,595,870   $ 19,108,132
Gross profit                             3,975,027       3,990,103       4,979,094       4,132,029     17,076,255
Income before taxes                      1,400,194       1,068,459       1,396,735        (402,215)     3,463,175
Net income                                 840,194         640,998         884,131        (245,150)     2,120,175
Basic net income per share                    0.20            0.15            0.21           (0.07)          0.49
Diluted net income per share                  0.19            0.15            0.20           (0.07)          0.48

FISCAL YEAR 1996

Total revenue                          $22,566,747     $24,100,580     $30,341,619     $27,530,356   $104,539,302
Gross profit                             4,352,433       4,465,152       5,597,022       4,744,237     19,158,844
Income before taxes                      1,098,014       1,256,997       1,253,649         253,920      3,862,580
Net income                                 658,764         754,243         752,189         152,384      2,317,580
Basic net income per share                    0.15            0.18            0.18            0.03           0.54
Diluted net income per share                  0.15            0.17            0.17            0.03           0.52

                  ROCKFORD INDUSTRIES, INC. AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                       Additions
                                                       Balance at     Charged to
                                                       Beginning      Costs and                                 Balance at
Classification                                          of Year       Expenses       Recoveries   Written Off   End of Year
---------------------------------------------------    ----------     ----------     ----------   -----------   -----------
Year ended December 31, 1997 -
     Allowance for doubtful accounts                   $1,600,000     $2,821,451              -   $2,366,451    $2,055,000
                                                       ==========     ==========     ==========   ==========    ===========
Year ended December 31, 1996 -
     Allowance for doubtful accounts                   $  600,000     $2,242,292                  $1,242,292    $1,600,000
                                                       ==========     ==========     ==========   ==========    ===========
Year ended December 31, 1995 -
     Allowance for doubtful accounts                   $  400,000     $  738,540                  $  538,540    $  600,000
                                                       ==========     ==========     ==========   ==========    ===========

                         INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Rockford Industries, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Rockford Industries, Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rockford Industries, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 26, 1998

                                                                     APPENDIX E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

  FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM        TO

                        COMMISSION FILE NUMBER 0-26324

                               ----------------

                           ROCKFORD INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                 CALIFORNIA                                      33-0075112
           (STATE OF INCORPORATION)                           (I.R.S. EMPLOYER
                                                            IDENTIFICATION NO.)
              1851 E. FIRST ST.
                SANTA ANA, CA                                      92705
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

                                (714) 547-7166
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to
such filing requirements for the past 90 days.  Yes [X]   No [_]

  The number of shares outstanding of the registrant's no par value Common Stock at November 3, 1998 was 4,108,785

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           ROCKFORD INDUSTRIES, INC.

                                     INDEX

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
PART I. FINANCIAL INFORMATION:

ITEM 1. FINANCIAL STATEMENTS:
  Consolidated Balance Sheets--September 30, 1998 (unaudited) and
   December 31, 1997....................................................   E-1

  Consolidated Statements of Income--Three months and Nine months ended
   September 30, 1998 and 1997 (unaudited)..............................   E-2

  Consolidated Statements of Cash Flows--Nine months ended September 30,
   1998 and 1997 (unaudited)............................................   E-3

  Notes to Consolidated Financial Statements............................   E-4

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS.............................................   E-5

PART II. OTHER INFORMATION..............................................   E-9

SIGNATURES.............................. ...............................  E-10

                           ROCKFORD INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                                                      (UNAUDITED)
                                                      (IN THOUSANDS EXCEPT
                                                      NUMBER OF SHARES AND PER
                                                      SHARE DATA)
                       ASSETS
                       ------
Cash and cash equivalents...........................   $  3,188      $  1,077
Restricted cash and cash equivalents................     20,254        15,590
Accounts receivable (net of allowance for doubtful
 accounts of $123 at September 30, 1998 and $610 at
 December 31, 1997).................................     22,693        14,532
Prepaid expenses....................................      2,029         1,767
Income taxes receivable.............................      2,606         2,606
Net investment in direct finance leases (net of
 lease receivable and residual valuation allowance
 of $1,442 at September 30, 1998 and $1,445 at
 December 31, 1997).................................     22,449        24,346
Net fixed assets....................................      3,480         3,264
Discounted lease rentals assigned to lenders........     40,135        61,885
                                                       --------      --------
                                                       $116,834      $125,067
                                                       ========      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Liabilities:
Lines of credit.....................................   $ 12,035      $ 15,862
Accounts payable....................................     22,599         8,566
Accrued expenses and other liabilities..............      4,019         1,888
Estimated recourse obligations......................      5,291         2,123
Deferred income taxes...............................      5,720         5,720
Nonrecourse debt....................................     43,691        69,017
                                                       --------      --------
  Total liabilities.................................     93,355       103,176
                                                       --------      --------
Commitments and contingencies
Stockholders' equity:
  Series A redeemable preferred stock...............      1,575         1,575
  Common stock no par value; 10,000,000 shares au-
   thorized; 4,108,785 and 4,107,117 shares out-
   standing.........................................     14,057        14,045
  Retained earnings.................................      7,847         6,271
                                                       --------      --------
    Total stockholders' equity......................     23,479        21,891
                                                       --------      --------
                                                       $116,834      $125,067
                                                       ========      ========


                       See notes to financial statements

                            ROCKFORD INDUSTRIES INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                           SEPTEMBER 30        SEPTEMBER 30
                                        ------------------- -------------------
                                          1998      1997      1998      1997
                                        --------- --------- --------- ---------
                                        (IN THOUSANDS EXCEPT SHARES OUTSTANDING
                                                  AND PER SHARE DATA)
REVENUES:
  Gain on sale of financing transac-
   tions..............................  $   3,707 $   3,247 $   9,654 $   7,803
  Finance income......................        879       920     2,782     3,047
  Servicing related revenue...........        486       747     1,437     2,439
  Other income........................        843       488     1,899     1,223
                                        --------- --------- --------- ---------
    Total revenues....................      5,915     5,402    15,772    14,512
                                        --------- --------- --------- ---------
COSTS:
  Operating expenses..................      3,988     2,661    10,793     7,207
  Provision for losses................        461       921       942     1,872
  Interest expense....................        295       423     1,281     1,568
                                        --------- --------- --------- ---------
    Total costs.......................      4,744     4,005    13,016    10,647
                                        --------- --------- --------- ---------
Income before income taxes............      1,171     1,397     2,756     3,865
Income taxes..........................        457       513     1,077     1,500
                                        --------- --------- --------- ---------
Net income............................  $     714 $     884 $   1,679 $   2,365
                                        ========= ========= ========= =========
Net income applicable to Common stock-
 holders..............................  $     680 $     849 $   1,577 $   2,275
                                        ========= ========= ========= =========
Net income per share:
  Basic...............................       0.17      0.21      0.38      0.55
  Diluted.............................       0.16      0.20      0.38      0.53
Weighted average shares outstanding:
  Basic...............................  4,108,785 4,105,517 4,107,951 4,105,517
  Diluted.............................  4,501,323 4,458,400 4,471,338 4,422,233



                       See notes to financial statements

                           ROCKFORD INDUSTRIES, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................... $   1,681  $   2,365
  Adjustments to reconcile net income to net cash pro-
   vided by operating activities:
    Depreciation and amortization........................     1,464        420
    Provision for losses.................................       942       (390)
    Estimated recourse obligations.......................     3,168      1,868
    (Gain) loss on sale of residuals.....................        35       (324)
    Gain on sale of financing transactions excluding est.
     recourse obligations................................   (12,822)    (6,904)
    Initial direct cost amortization.....................       602        941
    Net amortization of deferred interest................    (3,130)    (2,420)
  Changes in assets and liabilities:
    Restricted cash......................................    (4,240)    (7,782)
    Accounts receivable and prepaid expenses.............    (9,102)     1,164
    Income taxes receivable..............................       --         665
    Accounts payable and accrued liabilities.............    14,668       (545)
    Income taxes payable.................................     1,075        --
    Deferred income taxes................................       --       1,139
                                                          ---------  ---------
      Net cash used in operating activities..............    (5,659)    (9,803)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds sales and assignments of leases and payments
   received from lessees.................................   185,545    144,090
  Proceeds from sale of residuals........................     4,767      1,265
  Purchase of fixed assets...............................      (802)      (985)
  Initial direct cost capitalization.....................    (9,194)    (7,450)
  Equipment purchased for financing......................  (168,649)  (122,213)
                                                          ---------  ---------
      Net cash provided by (used in) investing activi-
       ties..............................................    11,667     14,707
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit...........................   173,322     79,069
  Preferred stock dividends..............................       (70)       (90)
  Payments on line of credit.............................  (177,149)   (87,123)
                                                          ---------  ---------
      Net cash provided by financing activities..........    (3,897)    (8,144)
                                                          ---------  ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....     2,111     (3,240)
CASH AND CASH EQUIVALENTS, beginning of year.............     1,077      3,985
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, end of period................. $   3,188  $     745
                                                          =========  =========
SUPPLEMENTAL DISCLOSURES:
  Income taxes paid...................................... $     --   $     --
                                                          =========  =========
  Interest paid.......................................... $   1,281  $     607
                                                          =========  =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES--
  Estimated lessee payments made directly to nonrecourse
   lending institutions.................................. $  41,604  $  39,405
                                                          =========  =========

                       See notes to financial statements

                           ROCKFORD INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--BASIS OF PRESENTATION

  The accompanying consolidated financial statements, including the accounts of Rockford Industries, Inc. and its wholly-owned subsidiaries (the "Company"), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 1998.

  In the opinion of management, the consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of the balance sheets as of September 30, 1998 and December 31, 1997, the statements of income for the three month and nine month periods ended September 30, 1998 and 1997, and the statements of cash flows for the nine month periods ended September 30, 1998 and 1997. The results of operations for the three month and nine month periods ended September 30, 1998 are not necessarily indicative of the results of operations to be expected for the entire fiscal year ending December 31, 1998.

NOTE 2--NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). Under SFAS No. 128, the Company is required to disclose basic earnings per share ("EPS") and diluted EPS for all periods for which income is presented. SFAS No. 128 requires adoption for fiscal periods ending after December 15, 1997. The Company has adopted the provisions of SFAS No. 128 beginning with the 1997 year-end consolidated financial statements. EPS for the three month and nine month periods ending September 30, 1997 have been restated to conform with SFAS No. 128.

  In June 1997, FASB issued SFAS No. 130. Reporting Comprehensive Income, which is effective for annual and interim periods beginning after December 15, 1997. This statement requires all items to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted SFAS No. 130 beginning March 31, 1998. Comprehensive income for the three month and nine month periods ending September 30, 1998 was $680,000 and $1,577,,000 respectively. Comprehensive income differs from net income by $34,000 and $102,000 for the respective three month and nine month periods ending September 30, 1998. This difference is attributable to preferred stock dividends.

  In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for annual and interim periods beginning after December 15, 1997. This statement establishes standards for the method that public entities report information about operating segments in annual financial statements and requires enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographical areas and major customers. The adoption of this standard does not have a material effect on the Company's financial reporting.

  In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for annual periods beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The adoption of this standard is not expected to have a material effect on the Company's financial condition, results of operations or cash flows.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

  FINANCE CONTRACT ORIGINATIONS AND REVENUES. Finance contract originations increased by approximately $19.1 million or 48% to $59.0 million in the quarter ended September 30, 1998 from $39.9 million in the quarter ended September 30, 1997 reflecting the benefits of an expanded sales force. Total revenues for the quarter ended September 30, 1998 were $5.9 million as compared to $5.4 million for the quarter ended September 30, 1997. This increase is primarily due from increased finance contract originations and gains derived from securitizations and non recourse sales. During the quarter, the Company sold approximately $60.7 million of finance contracts for a gain of $3.7 million compared to $37.0 million of finance contract sales and a gain of $2.3 million in the same quarter in 1997. The gain of $2.3 million in the third quarter in 1997 excludes a one time gain of $898,000 attributed to the amended securitization agreement with SunAmerica dated August 28, 1997. Gain margins decreased to 6.1% compared to 6.3% for the same period a year ago. The decline in gain margin is primarily a result of increasing the gain on sale loss reserve assumption from 1.5% in 1997 to 2.5% in 1998, partially offset by a lower cost of funds.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in the third quarter of 1998 were $4.0 million as compared to $2.7 million in the third quarter of 1997, representing an increase of $1.3 million or 48%. This increase was primarily due to expenses related to the Company's expanded sales and marketing group and additional investment in the infrastructure necessary to service and support an increasing level of finance contract originations and the increased size of the securitized portfolio.

  PROVISION FOR LOSSES. Provision for losses for the quarter ending September 30, 1998 were $461,000 as compared to $921,000 for the same period a year ago, representing a decrease of $460,000 or 50%. The Company records provision for losses on transactions in which the past due receivable is greater than 120 days. Provision for losses on securitized transactions sold subsequent to January 1, 1997 are netted against finance gains per SFAS No. 125. The Company believes its estimates of reserves at September 30, 1998 are adequate based upon historical data and industry standards.

  INTEREST EXPENSE. Interest expense decreased to $295,000 for the quarter ending September 30, 1998 from $423,000 for the quarter ending September 30, 1997. This decrease is primarily due to principal amortization of non recourse debt, which decreased from $70 million at September 30, 1997 to $40 million at June 30, 1998.

  NET INCOME. Income before taxes was $1,171,000 for the quarter ended September 30, 1998 as compared to $1,397,000 for the same quarter of the prior year. The effective income tax rate remained consistent for the comparative periods shown. Net income was $714,000 for the quarter ended September 30, 1998 as compared to $884,000 for the same quarter of the prior year, representing a decrease of $170,000 or 19%. Basic net income of $.17 per share on weighted average shares outstanding of 4,109,000 was earned during the third quarter of 1998, as compared to basic net income of $.21 per share on weighted average shares outstanding of 4,106,000 for the third quarter of 1997. Diluted net income of $.16 per share on weighted average shares outstanding of 4,501,000 was earned for the third quarter of 1998, as compared to diluted net income of $.20 per share on weighted average shares outstanding of 4,458,000 for the third quarter of 1997.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

  FINANCE CONTRACT ORIGINATIONS AND REVENUES. Finance contract originations increased by approximately $45.6 million or 37% to $167.8 million for the nine months ended September 30, 1998 from $122.2 million for the nine months ended September 30, 1997, reflecting the benefits of an expanded sales force. Total revenues for the nine months ended September 30, 1998 were $15.8 million as compared to $14.6 million for the nine months ended September 30, 1997. This increase is primarily due from increased finance contract originations and gains derived from securitizations and non recourse sales. During the nine month period, the Company sold approximately $159.7 million of finance contracts for a gain of $9.7 million compared to $113.9 million of finance contract sales and a gain of $6.9 million for the same period in 1997. 1997 gain excludes a one time gain of $898,000 attributed to the amended securitization agreement with SunAmerica dated August 28, 1997. Gain margins decreased to 6.0% compared to 6.1% for the same period a year ago due to increasing gain on sale loss reserve assumption from 1.5% in 1997 to 2.5% in 1998, partially offset by a lower cost of funds.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the nine months ended September 30, 1998 were $10.8 million as compared to $7.2 million for the same period a year ago, representing a increase of $3.6 million or 50%. This increase was primarily due to expenses related to the Company's expanded sales and marketing group and additional investment in the infrastructure necessary to service and support an increasing level of finance contract originations and the increased size of the securitized portfolio.

  PROVISION FOR LOSSES. Provision for losses for the nine months ending September 30, 1998 were $942,000 as compared to $1,872,000 for the same period a year ago, representing a decrease of $930,000 or 50%. The Company records provision for losses on transactions in which the past due receivable is greater than 120 days. Provision for losses on securitized transactions sold subsequent to January 1, 1997 are netted against finance gains per SFAS No.
125. The Company believes it estimates of reserves at September 30, 1998 are adequate based upon historical data and industry standards.

  INTEREST EXPENSE. Interest expense decreased to $1,281,000 for the nine months ending September 30, 1998 from $1,568,000 for the nine months ending September 30, 1997. This decrease is primarily due to principal amortization of non recourse debt.

  NET INCOME. Income before taxes was $2,756,000 for the nine months ended September 30, 1998 as compared to $3,865,000 for the same period of the prior year. The effective income tax rate remained consistent for the comparative periods shown. Net income was $1,679,000 for the nine months ended September 30, 1998 as compared to $2,365,000 for the same period of the prior year, representing a decrease of $686,000 or 29%. Basic net income of $.38 per share on weighted average shares outstanding of 4,108,000 was earned during the nine months ending September 30, 1998, as compared to basic net income of $.55 per share on weighted average shares outstanding of 4,106,000 for the nine months ending September 30, 1997. Diluted net income of $.38 per share on weighted average shares outstanding of 4,471,000 was earned for the nine months ending September 30, 1998, as compared to diluted net income of $.53 per share on weighted average shares outstanding of 4,422,000 for the same period of 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Because equipment financing is a capital intensive business, the Company requires continual access to substantial short and long-term credit to generate its new equipment financings and sales. The principal sources of funding for the Company's equipment finance contracts are (i) funding obtained from sales of asset-backed securities (backed by pools of the Company's equipment finance contracts) to SunAmerica Life Insurance Company ("SunAmerica") and First Union N.A., pursuant to the terms of each securitization arrangement, (ii) nonrecourse borrowings from institutional lenders, and (iii) standard recourse borrowings under its revolving line of credit ("Revolver") which was increased from $17 million to $20 million in April 1998, used by the Company from time to time to temporarily fund a portion of its equipment finance contracts, pending more permanent funding arrangements for such contracts, and (iv) $7 million working capital line of credit. The Company has $142 million available in its securitization facilities for future sales of asset backed securities, as well as $15.0 million available credit related to the Revolver and working capital line of credit as of September 30, 1998.

  CASHFLOWS. The Company's cash and cash equivalents at September 30, 1998 was $3.1 million compared to $1.1 million at September 30, 1997. During the nine months ended September 30, 1998, the Company's cash position increased by $2.1 million, reflecting the use of cash in operations and financing activities of $5.7 million and $3.9 million, respectively and the cash provided by investing activities of $11.7 million. The most significant aspects of the change during this period was from cash invested in equipment for financing of $168.6 million, increases in receivables and prepaids of $9.1 million, increases in accounts payable and accrued liabilities of $14.7 million and proceeds from sales and assignments of leases and payments received from lessees of $185.5 million. This was largely due to the higher level of the Company's finance contract originations. In comparison, the Company's cash position decreased by $3.2 million during the nine months ended September 30, 1997, reflecting the use of cash in operations and financing activities of $9.8 million and $8.1 million, respectively, and the cash provided by financing activities of $14.7 million. The change in cash was primarily due to cash used to purchase equipment for financing of $122.2 million, increase in restricted cash of $7.8 million and proceeds from sales and assignments of leases and payments from lessees of $144.0 million.

  The Company believes that existing cash balances, cash flows from activities, proceeds from securitization arrangements, nonrecourse assignments, and bank credit lines will be sufficient to meet its financing needs for the next twelve months.

IMPACT OF INFLATION

  The Company funds a majority of its equipment finance contracts with fixed rate loans in order to maintain a spread between the interest rates charged to the Company and those implicit in the financing the Company provides. Due to this timely matching of finance contract yields with funding rates, the Company generally has mitigated the effects of rising interest rates during inflationary periods. General inflation in the economy has driven upward the operating expenses of many businesses, and accordingly, the Company has increased salaries and borne higher prices for most other goods and services. The Company continuously seeks methods of reducing costs and streamlining operations while maximizing efficiencies and internal operating controls through development of cost reducing funding mechanisms, such as the securitization program, and through systems automation and enhancement. While the Company is subject to inflation as described above, the Company believes that inflation does not have a material effect on its operating results.

YEAR 2000 COMPLIANCE

  The Company recognizes the uncertainty regarding the effect of the year 2000 problem as it relates to computer systems properly identifying and distinguishing the year 2000 from the year 1900. The Company's major operating, financial and telecommunication systems are licensed or purchased from well known vendors in the information technology market. The Company has determined, through discussions and documentation provided by its vendors, that the majority of its software and hardware systems are year 2000 compliant. In specific cases the Company is working with its vendors to install system upgrades which would be year 2000 compliant. The Company plans to be fully compliant by December 31, 1999.

  The cost of becoming year 2000 compliant has been minimal and future cost of compliance are not expected to have a material adverse effect on the future results of operations for the Company.

  The Company is aware a system failure may adversely effect revenues in the short term, however the Company does not believe this will have a material effect on the Company's results of operations, liquidity, and financial position. The Company is developing a contingency plan which will help insure a continuity of operations which should be completed in the first quarter of 1999.

  Although the Company believes it will be year 2000 compliant by December 31, 1999, the company can not measure the impact of the year 2000 problem as it relates to vendors, suppliers, and other parties with which the Company conducts business, some of which may have an adverse impact on future results of operations.

SAFE HARBOR STATEMENT

  Statements which are not historical facts, including statements about the Company's confidence and strategies and its expectations regarding reductions in cost of funds, plans to increase market share, plans to enter new markets, and the impact of SFAS No. 125 are forward looking statements that involve risks and uncertainties. These include but are not limited to (i) reducing borrowing costs by expanding the Company's asset-backed securitization funding program; (ii) increasing origination of equipment finance contracts by maintaining and expanding strategic relationships with vendors of medical and medical-related equipment; (iii) increasing business with high volume vendors;
(iv) increasing its financing of non-medical equipment; (v) expanding into new market niches and the international market; (vi) reducing indirect costs associated with the Company's financings; (vii) minimizing delinquencies relating to contracts retained and serviced by the Company, as well as contracts held by the Company's lenders; (viii) the Company's ability to realize the residual equipment value reflected on its balance sheet; (ix) maintaining a diverse base of customers to which the Company provides equipment financing; (x) successfully enlarging the Company's sales force and the Company's geographic penetration of the medical equipment market; and (xi) the size and growth rate of the medical equipment leasing industry. The historical results achieved are not necessarily indicative of future prospects of the Company.

  The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to finance equipment on a regular and predictable basis, that competitive conditions within the equipment financing market will not change materially or adversely, that the equipment financing market will continue to experience steady growth, that demand for the Company's financing will remain strong, that the Company will retain existing sales representatives and key management personnel, that the Company's will accurately anticipate market demand that planned financing arrangements will be completed satisfactorily and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward looking statements will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net income or growth in net income to differ materially from prior results.

                           PART II--OTHER INFORMATION

ITEM 1--LEGAL PROCEEDINGS--NOT APPLICABLE

ITEM 2--CHANGES IN SECURITIES--NOT APPLICABLE

ITEM 3--DEFAULTS UPON SENIOR SECURITIES--NOT APPLICABLE

ITEM 4--SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

ITEM 5--OTHER INFORMATION

ITEM 6--EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits:

      10.36 Employment Agreement, dated as of January 1, 1998 between the
            Registrant and Gerry Ricco.
      10.37 Employment Agreement, dated as of January 1, 1998 between the
            Registrant and Brian Seigel.
      10.38 Employment Agreement, dated as of January 1, 1998 between the
            Registrant and Larry Hartmann.
      10.39 Amended, Restated and Consolidated Pooling and Servicing Agreement
            dated August 28, 1997, by and among Rockford Limited I, the registrant, Texas Commerce Bank National Association and Sun
            America Life Insurance Company.
      10.40 Amended, Restated and Consolidated Equipment and Lease Purchase
            Agreement dated August 28, 1997, by and between Rockford Limited I, and the registrant.
      10.41 Purchase Agreement dated August 28, 1997, by and among Rockford
            Limited I, the registrant, Texas Commerce Bank National Association and Sun America Life Insurance Company.
      10.42 First Amendment to Amended, Restated and Consolidated Pooling and
            Servicing Agreement dated April 8, 1998, by and among Rockford
            Limited I, the registrant, Chase Bank of Texas, N.A., f/k/a Texas
            Commerce Bank National Association and Sun America Life Insurance
            Company.
      10.43 First Amendment to Amended, Restated and Consolidated Equipment and
            Lease Purchase Agreement dated April 8, 1998 by and between
            Rockford Limited I, and the registrant.
      10.44 First Amendment to Purchase Agreement dated April 8, 1998, by and among Rockford Limited I, the registrant, Chase Bank of Texas,
            N.A., f/k/a Texas Commerce Bank National Association and Sun
            America Life Insurance Company.
      27    Financial Data Schedule


  (b) Reports on Form 8-K;

    No reports were filed on form 8-K during the quarter for which this report is filed.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Rockford Industries, Inc.
                                          (Registrant)

Date: November 13, 1998                           /s/ Gerry J. Ricco
                                        ________________________________________
                                                     Gerry J. Ricco
                                         President, Chief Executive Officer and
                                                        Director
                                             (Principal Executive Officer)

Date: November 13, 1998                          /s/ Kevin McDonnell
                                        ________________________________________
                                                    Kevin McDonnell
                                           Executive Vice President and Chief
                                                    Financial Officer
                                                 (Principal Financial and
                                                    Accounting Officer)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VI of the Company's Bylaws, as amended, provides as follows:

  "Section 6.1--The corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the corporation and who is or was made or threatened to be made a party to, and may, in its discretion, indemnify, any person who is or was or has agreed to become a director or officer and is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving or has served or has agreed to serve in any capacity at the request of the corporation, by reason of the fact that he is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, penalties, costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal thereof; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The benefits of this Section 6.1 shall extend to the heirs, executors, administrators and legal representatives of any person entitled to indemnification under this Section.

  Section 6.2--The Board in its discretion may authorize the corporation to indemnify any person, other than a director or officer, for expenses incurred or other amounts paid in any civil or criminal action, suit or proceeding, to which such person was, or was threatened to be made a party by reason of the fact that he, his testator or intestate is or was an employee of the corporation.

  Section 6.3--The corporation may indemnify any person to whom the corporation is permitted by applicable law or these by-laws to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or any other law or these by-laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these by-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by the
Section 6.3, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

  Section 6.4--The right to indemnification conferred by Section 6.1, and any indemnification extended under Section 6.3, (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the corporation and such person, (ii) is intended to be retroactive to events occurring prior to the adoption of this Article VI, to the fullest extent permitted by applicable law, and (iii) shall continue to exist after the rescission or restrictive modification thereof with respect to events occurring prior thereto."

  With certain limitations, a director or officer of a corporation organized under the New York Business Corporation Law is entitled to indemnification by the corporation against reasonable expenses, including attorneys fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. Specific court approval is required in some cases. The foregoing is subject to the detailed provisions of the New York Business Corporation Law.

  In addition, the Company has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  a. Exhibits

EXHIBIT
NUMBER                                        DESCRIPTION
-------                                       -----------
   2.1     Merger Agreement dated as of November 9, 1998, by and among Registrant, RXP
            Acquisition Corporation and Rockford Industries, Inc. (included as Annex A to the Proxy Statement/Prospectus which forms a part of this Registration
            Statement).
   2.2     Shareholders' Option Agreement dated as of November 9, 1998 by and among
            Registrant, Gerry J. Ricco, Larry Hartman and Brian Seigel (incorporated by reference to Exhibit 2 of the Registrant's Notification by a Five Percent Owner
            on Schedule 13D dated November 18, 1998).
   2.3     Voting and Conversion Agreement dated as of November 9, 1998 by and among
            Registrant, Anchor National Life Insurance Company and Rockford Industries, Inc.
            (incorporated by reference to Exhibit 3 of the Registrant's Notification by a
            Five Percent Owner on Schedule 13D dated November 18, 1998).
   3.1     Registrant's Restated Certificate of Incorporation, dated May 29, 1997, as amended to date (incorporated by reference to Exhibit 4.1 of the Registrant's
            Registration Statement on Form S-3 (File No. 333-325251), filed with the
            Commission on July 31, 1997).
   3.2     Registrant's By-laws, as amended to date (incorporated by reference to Exhibit
            3.2 of the Registrant's Annual Report on Form 10-K (Commission File No. 1-7657)
            for the year ended December 31, 1997).
  *5.1     Opinion of Louise M. Parent, General Counsel of Registrant, regarding the validity of the securities being registered.
  *8.1     Opinion of King & Spalding regarding certain tax matters.
 *23.1     Consent of Ernst & Young LLP.
 *23.2     Consent of Deloitte & Touche LLP.
 *23.3     Consent of Louise M. Parent (included as part of the opinion in Exhibit 5.1).
 *23.4     Consent of King & Spalding (included as part of the opinion in Exhibit 8.1).
 *23.5     Consent of Piper Jaffray Co.
 *24.1     Power of Attorney of the officers and directors of Registrant signing this
            Registration Statement.
 *99.1     Form of Proxy Card.
  99.2     Opinion of Piper Jaffray (included as Annex B to the Proxy Statement/Prospectus which forms a part of this Registration Statement).

--------

* Previously filed

  b. Financial Statement Schedules.

  None.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 6, 1999.

                                          American Express Company

                                                   Stephen P. Norman
                                          By: _________________________________

                                                   Stephen P. Norman

                                                       Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on January 6, 1999.

                SIGNATURE                                TITLE
                ---------                                -----
            * Harvey Golub              Chairman of the Board and Chief
   ____________________________________  Executive Officer and Director
               Harvey Golub

        * Kenneth I. Chenault           President, Chief Operating Officer and
   ____________________________________  Director
           Kenneth I. Chenault

         * Richard K. Goeltz            Vice Chairman and Chief Financial
   ____________________________________  Officer
            Richard K. Goeltz

          * Daniel T. Henry             Senior Vice President and Comptroller
   ____________________________________
             Daniel T. Henry

         * Daniel F. Akerson            Director
   ____________________________________
            Daniel F. Akerson

         * Anne L. Armstrong            Director
   ____________________________________
            Anne L. Armstrong

           * Edwin L. Artzt             Director
   ____________________________________
              Edwin L. Artzt

          * William G. Bowen            Director
   ____________________________________
             William G. Bowen

       * Charles W. Duncan, Jr.         Director
   ____________________________________
          Charles W. Duncan, Jr.


                SIGNATURE                 TITLE
                ---------                 -----
      * Beverly Sills Greenough         Director
   ____________________________________
         Beverly Sills Greenough
          * F. Ross Johnson             Director
   ____________________________________
             F. Ross Johnson
                                        Director
   ____________________________________
          Vernon E. Jordan, Jr.
            * Jan Leschly               Director
   ____________________________________
               Jan Leschly
             * Drew Lewis               Director
   ____________________________________
                Drew Lewis
         * Richard A. McGinn            Director
   ____________________________________
            Richard A. McGinn
          * Frank P. Popoff             Director
   ____________________________________
             Frank P. Popoff

    Stephen P. Norman
*By: __________________________

    Stephen P. Norman

        Secretary